AGREEMENT AND PLAN OF MERGER
Dated as of November 7, 2007
among
NATIONAL HOLDINGS CORPORATION,
VFIN ACQUISITION CORPORATION
and
VFINANCE, INC.

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EXHIBITS:

Exhibit A - Form of Goldwasser Employment Agreement
Exhibit B - Form of Sokolow Employment Agreement
Exhibit C - Form of Levin Employment Agreement
Exhibit D - Form of Goldwasser Option Agreement
Exhibit E - Form of Sokolow Option Agreement
Exhibit F - Sokolow Voting Agreement
Exhibit G - Form of Director Voting Agreement
Exhibit H - Form of Sokolow Employment Termination Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 7, 2007 (the “Agreement”), by and among vFinance, Inc., a Delaware corporation (the “Company”), National Holdings Corporation, a Delaware corporation (“Parent”), and vFin Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WITNESSETH:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of each corporation and its respective stockholders to consummate the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of this Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Board of Directors of the Company, upon unanimous recommendation of the Special Committee, has recommended that this Agreement be adopted by the Company’s stockholders; and

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive shares of voting common stock of Parent and all outstanding options and warrants to purchase shares of common stock of the Company which are not exercised prior to the Merger shall be assumed by Parent; and

WHEREAS, as a condition and inducement of Parent’s willingness to enter into this Agreement, Sokolow shall enter into the Voting Agreement referenced in Section 8.1 hereof (the “Voting Agreement”); and

WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and be accounted for as a purchase transaction; and,

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby:

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement and that shall not contain any exclusivity provision in favor of the counterparty thereto or any provision having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

“Agreeing Party” has the meaning assigned in Section 6.1.

“Agreement” has the meaning assigned in the Preamble.

“Approvals” has the meaning assigned in Section 8.1(c).

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City.

“Certificates” has the meaning assigned in Section 2.3(a).

“Change in the Company Recommendation” has the meaning assigned in Section 7.1(b).

“Clearing Arrangements Approvals” has the meaning assigned in Section 6.8.

“Closing” has the meaning assigned in Section 2.1(d).

“Closing Date” has the meaning assigned in Section 2.1(d).

“COBRA” has the meaning assigned in Section 4.14(f).

“Code” has the meaning assigned in the Preamble.

“Company” has the meaning assigned in the Preamble.

“Company Acquisition Proposal” shall have the meaning assigned in Section 6.3.

“Company Affiliate” shall have the meaning assigned in Section 7.8.

“Company Agreements” has the meaning assigned in Section 4.5.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2006.

“Company Balance Sheet Date” means December 31, 2006.

“Company Broker Dealers” has the meaning assigned in Section 5.8.

“Company Common Stock” has the meaning assigned in Section 4.2.

“Company Disclosure Schedule” has the meaning assigned in the introductory clause to Article 4.

“Company Employment Agreements” has the meaning assigned in Section 4.14.

“Company Expenses” has the meaning assigned in Section 9.5.

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“Company Fairness Opinion” has the meaning assigned in Section 4.23.

“Company Financial Statements” shall mean the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company.

“Company Intellectual Property” has the meaning assigned in Section 4.21.

“Company Licenses” has the meaning assigned in Section 4.21.

“Company Permits” has the meaning assigned in Section 4.15.

“Company Preferred Stock” has the meaning assigned in Section 4.2.

“Company Recommendation” has the meaning assigned in Section 7.1(b).

“Company Record Date” shall mean the date of record set by the Board of Directors of the Company for the determination of whether a holder of Company Common Stock is entitled to vote at the Company Stockholders Meeting.

“Company Returns” has the meaning assigned in Section 4.13(b).

“Company SEC Documents” has the meaning assigned in Section 4.8.

“Company Securities” has the meaning assigned in Section 4.2.

“Company Share” has the meaning assigned in Section 2.2(a)(ii).

“Company Stock Options” has the meaning assigned in Section 2.4(a).

“Company Stock Plans” has the meaning assigned in Section 2.4(a).

“Company Stockholder Approval” has the meaning assigned in Section 4.3.

“Company Stockholders Meeting” has the meaning assigned in Section 4.3.

“Company Trade Secrets” has the meaning assigned in Section 4.21.

“Company Triggering Event” has the meaning assigned in Section 9.2.

“Company Warrants” has the meaning assigned in Section 4.2.

“Costs” has the meaning assigned in Section 7.10(a).

“DGCL” has the meaning assigned in Section 2.1(a).

“Effective Time” has the meaning assigned in Section 2.1(b).

“Employee Plans” has the meaning assigned in Section 4.14(b).

“End Date” has the meaning assigned in Section 9.1(b).

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“Environment” means air, surface water, ground water, stream and river sediments, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.

“Environmental Clean-up Site” means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites relating to investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation, formal or informal, related to or arising from any location at which there has been a Release or threatened or suspected Release of a Hazardous Material.

“Environmental Law” means any Law relating to Hazardous Materials or to the Environment, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

“Environmental Liabilities” means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, Encumbrances, violations, costs, and expenses (including attorneys’ and consultants’ fees) that (a) are incurred as a result of (i) the existence or alleged existence of Hazardous Substances in, on, under, at or emanating from any Property, (ii) the off-site transportation, treatment, storage or disposal of Hazardous Substances, or (iii) the violation of or non-compliance with or alleged violation of or non-compliance with any Environmental Law, or (b) arise under the Environmental Laws.

“Environmental Permit” means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Authority or Regulatory Authority.

“ERISA” has the meaning assigned in Section 4.14(b).

“Exchange Act” has the meaning assigned in Section 4.4.

“Exchange Agent” has the meaning assigned in Section 2.3(a).

“Exchange Ratio” has the meaning assigned in Section 2.2(a)(iii).

“FINRA” means The Financial Industry Regulatory Authority.

“Form S-4” has the meaning assigned in Section 4.9(a).

“GAAP” shall mean generally accepted accounting principles.

“Goldwasser” has the meaning assigned in Section 8.1(e).

“Governmental and SRO Authorizations” has the meaning assigned in Section 4.15(b).

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“Governmental Authority” means any United States federal, state, provincial, supranational, county or local or any foreign government, governmental, regulatory or administrative authority, agency, self-regulatory body, instrumentality or commission, and any court, tribunal, or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, or (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law.

“Indemnified Parties” has the meaning assigned in Section 7.10(a).

“IRS” means the Internal Revenue Service.

“Knowledge” with respect to the “Knowledge” of a party means that such party will be deemed to have “Knowledge” of a particular fact or matter if any individual who is serving as a director or officer of such party or any of its Subsidiaries, has actual knowledge of such fact or matter, after reasonable inquiry.

“Laws” means any foreign, federal, state or local statute, law (including common law), rule, ordinance, code or regulation, any order, and any regulation, rule, interpretation, guidance, directive, policy statement or opinion of any Governmental Authority.

“Lien” has the meaning assigned in Section 4.5.

“Material Adverse Effect” means any change, violation, inaccuracy, circumstance or effect that is materially adverse to the business, properties, assets (including intangible assets), liabilities, capitalization, results of operations or financial condition of either party and its Subsidiaries, taken as a whole, as the case may be; provided, however, that any direct adverse effect that results solely from the public announcement of the transactions contemplated by this Agreement shall not be taken into account in determining whether there has been a Material Adverse Effect.

“Merger” has the meaning assigned in Section 2.1(a).

“Merger Consideration” has the meaning assigned in Section 2.2(b).

“Merger Sub” has the meaning assigned in the Preamble.

“Nonplan Stock Options” has the meaning assigned in Section 2.4.

“Ordinary course of business” means the ordinary course of business of the Company and the Subsidiaries consistent with past practice.

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“OTC BB” means the OTC Bulletin Board.

“Parent” has the meaning assigned in the Preamble.

“Parent Acquisition Proposal” has the meaning assigned in Section 6.4.

“Parent Agreements” has the meaning assigned in Section 5.5.

“Parent Balance Sheet” means the consolidated balance sheet of the Parent as of September 30, 2006.

“Parent Balance Sheet Date” means September 30, 2006.

“Parent Common Stock” means the Common Stock of Parent.

“Parent Disclosure Schedule” has the meaning assigned in the introductory clause to Article 5.

“Parent Employment Agreements” has the meaning assigned in Section 5.14(a).

“Parent Expenses” has the meaning assigned in Section 9.5.

“Parent Fairness Opinion” has the meaning assigned in Section 5.23.

“Parent Financial Statements” shall mean the audited consolidated financial statements and unaudited consolidated interim financial statements of the Parent.

“Parent Intellectual Property” has the meaning assigned in Section 5.21.

“Parent Licenses” has the meaning assigned in Section 5.21.

“Parent Permits” has the meaning assigned in Section 5.15.

“Parent Preferred Stock” has the meaning assigned in Section 5.2.

“Parent Returns” has the meaning assigned in Section 5.13(a).

“Parent Securities” shall have the meaning assigned in Section 5.2.

“Parent SEC Documents” has the meaning assigned in Section 5.8.

“Parent Series A Preferred” has the meaning assigned in Section 5.2.

“Parent Series B Preferred” has the meaning assigned in Section 5.2.

“Parent Trade Secrets” has the meaning assigned in Section 5.21.

“Parent Triggering Event” has the meaning assigned in Section 9.3.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, or any other “person” as defined in Section 13(d)(3) of the Exchange Act.

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“Proxy Statement/Prospectus” has the meaning assigned in Section 4.9(a).

“Qualifying Amendment” means an amendment or supplement to the Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (a) a Change in the Company Recommendation, (b) a statement of the reasons of the Board of Directors of the Company for making such a Change in the Company Recommendation and (c) additional information reasonably related to the foregoing.

“Regulatory Law” means, all statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws promulgated or enacted by any Governmental Authority that are designed or intended to prohibit, restrict or regulate (a) mergers, acquisitions or other business combinations, (b) foreign investment, or (c) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

“Required Approvals” has the meaning assigned in Section 7.4.

“Required Company Stockholder Vote” has the meaning assigned in Section 4.9(c).

“Restricted Stock Purchase Agreement” means a Restricted Stock Purchase Agreement in the form utilized under one of the Company Stock Plans pursuant to which the Company has sold Company restricted stock or issued Company stock purchase rights or as may otherwise have been entered into by the Company prior to the date of this Agreement.

“SEC” has the meaning assigned in Section 4.8.

“Securities Act” has the meaning assigned in Section 4.4.

“Site” means any of the real properties currently owned, leased, occupied, used or operated by the Company, including all soil, subsoil, surface waters and groundwater.

“Sokolow” has the meaning assigned in Section 8.1(e).

“Special Committee” means the Special Committee of the Company’s Board of Directors, comprised of Charles Modica and Jorge Ortega.

“Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than fifty percent (50%) of the securities or other ownership interests or (b) securities or other interests having by their terms ordinary voting power to elect more than fifty percent (50%) of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

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“Superior Proposal” has the meaning assigned in Section 6.3.

“Surviving Corporation” has the meaning assigned in Section 2.1(a).

“Tail Coverage” has the meaning assigned in Section 7.10(b).

“Takeover Laws” means (a) any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws and (b) Section 203 of the DGCL.

“Tax” has the meaning assigned in Section 4.13(a).

“Taxing Authority” has the meaning assigned in Section 4.13(a).

“Third Party Expenses” means all legal, accounting and financial advisory fees and expenses of third parties, whether payable in cash or securities, incurred by a party to this Agreement in connection with the negotiation and effectuation of all terms and conditions of this Agreement and the transactions contemplated hereby.

“2006 10-K” has the meaning assigned in Section 4.7.

ARTICLE 2

THE MERGER

Section 2.1 The Merger.

(a) In accordance with the provisions of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger and a wholly owned subsidiary of Parent.

(b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Sub shall file a certificate of merger with the Secretary of State of Delaware and make all other filings or recordings required by DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the “Effective Time”).

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, property and powers and be subject to all of the restrictions, disabilities, debts, obligations and duties of the Company and Merger Sub, all as provided under the DGCL.

(d) Unless this Agreement is earlier terminated pursuant to Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of Littman Krooks LLP, 655 Third Avenue, New York, New York 10017 as soon as practicable, but in any event within three (3) Business Days after the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or at such other time, place and date as is mutually agreed to in writing by the parties hereto. The date of the Closing is referred to in this Agreement as the “Closing Date.”

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Section 2.2 Conversion of Shares and Merger Consideration.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(i) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with this Section 2.2(a)(i).

(ii) Each share of Company Common Stock (a “Company Share”) held by the Company as treasury stock or owned by any subsidiary of the Company, shall be cancelled, and no payment shall be made with respect thereto.

(iii) Each Company Share issued and outstanding immediately prior to the Effective Time (and except as otherwise provided in Section 2.2(a)(ii)), by virtue of the Merger will be converted into the right to receive 0.14 (the “Exchange Ratio”) shares of Parent common stock (the “Parent Common Stock”), plus any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.6 hereof.

(b) The Parent Common Stock to be received as consideration pursuant to the Merger by each holder of Company Shares (together with cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.6 hereof) is referred to herein as the “Merger Consideration.”

(c) From and after the Effective Time, all Company Shares converted in accordance with Section 2.2(a)(iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends payable pursuant to Section 2.3(e). From and after the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized.

Section 2.3 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a bank or trust company as agent (the “Exchange Agent”) for the purpose of exchanging certificates representing Company Shares (the “Certificates”) for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be delivered in respect of the Company Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record at the Effective Time of Company Shares the following documents: (i) a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificate in exchange for payment with respect thereto.

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(a) Each holder of Company Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive the Merger Consideration payable in respect of the Company Shares represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. In the event that a holder has lost or misplaced a Certificate, an affidavit of loss thereof (together with an appropriate indemnity and/or bond if the Parent so requires by notice in writing to the holder of such Certificate) satisfactory in form and substance to the Parent's transfer agent and the Exchange Agent shall accompany such letter of transmittal in lieu of the applicable Certificate. In the event of transfer of ownership of Company Shares which is not registered in the transfer records of the Company, payment of the applicable Merger Consideration may be made to a transferee if the Certificate representing Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. No interest shall accrue or be paid to any beneficial owner of Company Shares or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If there are any certificates or scrip or Company Shares representing fractional shares of Company Shares, the holder of any such fractional share interest shall be entitled to receive his or her pro rata share of the Merger Consideration as corresponds to his or her fractional share interest.

(b) If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to such registration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such registration shall pay to the Exchange Agent any transfer or other taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or the Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(d) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) that remains unclaimed by the holders of Company Shares one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder’s Company Shares for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s Company Shares. Notwithstanding the foregoing, Parent, the Exchange Agent and the Surviving Corporation shall not be liable to any holder of Company Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

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(e) No dividends or other distributions with respect to Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.3. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Common Stock, all Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

Section 2.4 Stock Options, Restricted Stock and Warrants.

(a) At the Effective Time, each outstanding option to purchase Company Shares that is either: (a) granted under the Company’s plans identified in Section 2.4 of the Company Disclosure Schedule (as defined in the introductory clause to Article 4 below) as being the only compensation or benefit plans or agreements pursuant to which Company Shares may be issued (collectively, the “Company Stock Plans”), or (b) granted outside of the Company Stock Plans and identified in Section 2.4 of the Disclosure Schedule (the “Nonplan Stock Options”), whether vested or not vested (collectively, the “Company Stock Options”), shall be deemed assumed by Parent and shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions (including any provisions for acceleration) as were applicable under such Company Stock Option prior to the Effective Time (in accordance with the past practice of the Company with respect to interpretation and application of such terms and conditions), the number (rounded to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of Company Shares subject to such Company Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, at a price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (a) the exercise price per Company Share otherwise purchasable pursuant to such Company Stock Option divided by (b) the Exchange Ratio. The parties intend that the conversion of the Company Stock Options hereunder will meet the requirements of section 424(a) of the Code in the case of incentive stock options and this Section 2.4(a) shall be interpreted or modified consistent with such intention. Except for the approval of the holders of certain options (which will be obtained prior to the Effective Time), the terms of the Company Stock Plans permit the assumption of options to purchase Company Common Stock as provided in this Section 2.4(a), without the consent or approval of the holders of such options. Except as set forth in Section 2.4 of the Company Disclosure Schedule, the Merger will not terminate or accelerate any Company Stock Option or any right of exercise, vesting or repurchase relating thereto with respect to Parent Common Stock acquired upon exercise of such assumed Company Stock Option. Holders of Company Stock Options will not be entitled to acquire Company Shares after the Merger. In addition, prior to the Effective Time, the Company will make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.4.

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(b) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 2.4.

(c) Each Company Warrant that remains outstanding following the Effective Time shall continue to have, and be subject to, the same terms and conditions set forth in the documents governing such Company Warrant immediately prior to the Effective Time, except that (i) such Company Warrant will be exercisable for that number of whole shares of Parent Common Stock as is equal to the product of the number of Company Shares that were purchasable under the Company Warrant immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for Parent Common Stock issuable upon exercise of such Company Warrant will be equal to the quotient obtained by dividing the aggregate exercise price of such Company Warrant immediately prior to the Effective Time by the number of shares of Parent Common Stock for which such Company Warrant shall be exercisable as determined in accordance with the preceding clause (i), rounded to the nearest whole cent.

Section 2.5 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company (other than as contemplated in Section 4.2 or permitted under this Agreement) shall occur, including, without limitation, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide as nearly as practicable the effects contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or any stock dividend or similar event.

Section 2.6 Fractional Shares.

(a) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Company Shares otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.6, a cash payment in lieu of such fractional shares of Parent Common Stock in an amount equal to the product obtained by multiplying: (i) the fractional share of Parent Common Stock to which such holder otherwise would be entitled to by (ii) the last sale price on the OTC BB of a share of Parent Common Stock on the five trading days immediately preceding the Closing Date.

(b) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Shares in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of Company Shares without interest.

Section 2.7 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

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Section 2.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it, the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Company Shares represented by such Certificate as contemplated by this Article 2.

Section 2.9 Shares Held by Company Affiliates. Anything to the contrary herein notwithstanding, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Certificate to any Person who may be an “affiliate” of the Company (identified pursuant to Section 7.8) until such Person shall have delivered to Parent a duly executed letter as contemplated in Section 7.8. Such Person shall be subject to the restrictions described in such letter, and such shares (or certificates therefor) shall bear a legend describing such restrictions.

Section 2.10 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Shares that are outstanding immediately prior to the Effective Time and that have neither voted in favor of the Merger nor consented thereto in writing and who have demanded properly in writing appraisal for such Company Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into, or represent the right to receive, the Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Dissenting Shares in accordance with the provisions of Section 262; provided, that, all Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such Company Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender in the manner provided in Section 2.3 of the Certificate or Certificates that formerly evidenced such Company Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the prior written consent of Parent.

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ARTICLE 3

THE SURVIVING CORPORATION

Section 3.1 Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to the current name of the Company.

Section 3.2 Bylaws of the Surviving Corporation. The bylaws of Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

Section 3.3 Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically disclosed in the Company Disclosure Schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) The Company is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification, which states or jurisdictions are listed on Section 4.1(b) of the Company Disclosure Schedule, except where the failure to be so qualified or in good standing, taken together with all other such failures, would not have a Material Adverse Effect on the Company.

(c) The Company has heretofore furnished or made available to Parent a complete and correct copy of the charter documents (including the articles or certificate of incorporation and bylaws, if any), as most recently amended to date of the Company and each of its Subsidiaries. Each such charter document is in full force and effect. Neither the Company nor any of its Subsidiaries is in violation or any of the provisions of its respective charter documents.

Section 4.2 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $0.01 par value per share (the “Company Common Stock”) and 100,000 shares of Preferred Stock, $0.01 par value per share (the “Company Preferred Stock”). As of November 7, 2007, (a) 54,829,876 shares of Company Common Stock were issued and outstanding, (b) no shares of Company Preferred Stock were issued and outstanding, (c) no shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, of which stock options to purchase an aggregate of no shares of Company Common Stock were outstanding, and 18,395,002 shares of Company Common Stock were reserved for issuance pursuant to Nonplan Stock Options (of which, as of the date of this Agreement, no shares have been issued), (d) 4,559,728 shares of Company Common Stock were reserved for issuance upon exercise of warrants (“Company Warrants”), and (e) no Company Shares were held in the Treasury of the Company or any of its Subsidiaries.  All the outstanding shares of the Company’s Common Stock are, and all Company Shares that may be issued pursuant to the exercise of outstanding Company Stock Options and the Company Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in this Section 4.2 or in Section 4.2 of the Company Disclosure Schedule, there are outstanding (x) no shares of capital stock or other voting securities of the Company, (y) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (z) no options, warrants or other rights to acquire from the Company, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the “Company Securities”). There are no outstanding stock appreciation rights, performance units, phantom stock, profit participation or similar rights with respect to the Company and Company Securities, any Subsidiary or any of their respective securities (collectively, “Company Rights”) or obligation of the Company or any Subsidiary to issue or sell any such Company Right. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company or any agreements, arrangements, or other understandings to which the Company or any of its Subsidiaries is a party or by which it is bound that will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger.

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Section 4.3 Authority. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Company Stockholder Approval, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Company’s Board of Directors. The Board of Directors of the Company, upon the unanimous recommendation of the Special Committee, has directed that this Agreement be submitted to the Company’s stockholders for approval at a meeting of the Company’s stockholders for the purpose of approving the Merger and this Agreement (the “Company Stockholders Meeting”), and, except for the approval of this Agreement and the Merger by the affirmative vote of holders of a majority of the outstanding shares of the Company Common Stock (the “Company Stockholder Approval”) no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) it constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

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Section 4.4 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require with respect to the Company or any of its Subsidiaries no consent of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger in accordance with DGCL, (b) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (c) compliance with any applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and state securities laws, and (d) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 4.5 Non-Contravention. Except as disclosed in Section 4.5 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with the certificate of incorporation or bylaws of the Company or any Subsidiary, (b) assuming compliance with the matters referred to in Section 4.4, contravene or conflict with or constitute a violation of any provision of any Law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries (the “Company Agreements") or any license, franchise, lease, permit or other similar authorization held by the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, with respect to subsections (b) and (c) of this Section 4.5, for any such default, termination cancellation or acceleration or other occurrences that would not individually, or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, “Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes (as defined in Section 4.13) not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet (as such term is defined in Section 4.9), as the case may be); (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like lien arising in the ordinary course of business; (iii) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented or (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or other social security programs mandated under laws applicable to the Company. Except as disclosed in Section 4.5 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to any agreement that expressly limits the ability of the Company or any Subsidiary of the Company, or would limit Parent or any Subsidiary of Parent after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time. All material Company Agreements are filed as exhibits to the Company SEC Documents.

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Section 4.6 Board Recommendation; State Takeover Statutes. The board of directors of the Company has (a) approved and adopted this Agreement, (b) determined that this Agreement and the transaction contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (c) resolved to recommend adoption of this Agreement to the stockholders of the Company, and (d) resolved that the Company take all action necessary to make inapplicable any restrictions on the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement that may result from the provisions of all applicable state Takeover Laws including, but not limited, to Section 203 of the DGCL.

Section 4.7 Subsidiaries. Each of the Company’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, which states or jurisdictions are listed on Section 4.7 of the Company Disclosure Schedule, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “2006 10-K”), as filed with the SEC, lists the only Subsidiaries of the Company at December 31, 2006, and all Subsidiaries of the Company thereafter formed or acquired are listed in Section 4.7 of the Company Disclosure Schedule. All of the outstanding shares of capital stock of the Subsidiaries of the Company are validly issued, fully paid and nonassessable and are owned by the Company free and clear of all liens, claims, charges or encumbrances, and there are no irrevocable proxies with respect to such shares. Except as set forth in Section 4.7 of the Company Disclosure Schedule and except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity which is material to the business of the Company and its Subsidiaries, taken as a whole. There are no restrictions on the Company to vote the stock of any of its Subsidiaries.

Section 4.8 SEC and FINRA Filings.

(a) The Company has filed with the Securities and Exchange Commission (“SEC”) true and complete copies of, all forms, reports, schedules and other documents required to be filed by it under the Exchange Act or the Securities Act since January 1, 2004 (as such documents have been amended since the time of their filing, collectively, the “Company SEC Documents”). Except as set forth in Section 4.8 of the Company Disclosure Schedule, as of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except as set forth in Section 4.8 of the Company Disclosure Schedule, none of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company’s wholly-owned broker dealer subsidiaries vFinance Investments, Inc. and EquityStation, Inc. (collectively, “Company Broker Dealers”) have each filed with FINRA true and complete copies of all forms, reports and other documents required to be filed by it, except where the failure to make such filings would not have a Material Adverse Effect on the Company.

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(b) The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder that are applicable to it.

(c) The Company has designed and maintains disclosure controls and procedures to ensure that material information relating to the Company and its Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities. To the extent applicable, the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 4.9 Disclosure Documents.

(a) The proxy statement of the Company relating to the required meeting of stockholders of the Company contemplated by Section 7.1(a) and the prospectus of Parent relating to the shares of Parent Common Stock to be issued in connection with the Merger (the “Proxy Statement/Prospectus”) to be filed with the SEC in connection with the Merger and the registration statement on Form S-4 of Parent (the “Form S-4”) to be filed under the Securities Act relating to the issuance of Parent Common Stock in the Merger, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act.

(b) Neither the Proxy Statement/Prospectus to be filed with the SEC, nor any amendment or supplement thereto, will, at the date the Proxy Statement/Prospectus or any such amendment or supplement is first mailed to stockholders of Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the Securities Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

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(c) The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the Company Record Date (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and to consummate the transactions contemplated hereby.

(d) No representation or warranty is made by the Company in this Section 4.9 with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4.

Section 4.10 Absence of Certain Changes. Except as set forth in Section 4.10 of the Company Disclosure Schedule, and except as expressly permitted by this Agreement, since December 31, 2006 (the “Company Balance Sheet Date”), the Company and each Subsidiary has conducted its respective business in the ordinary course consistent with past practice and, without limiting the generality of the foregoing:

(a) There has been no event, occurrence or development of a state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole;

(b) There has not been any amendment or change in the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries;

(c) The Company has not nor has any Subsidiary incurred additional debt for borrowed money in excess of $75,000 for any single occurrence or $100,000 in aggregate, or incurred any obligation or liability except in the ordinary course of business consistent with past practice;

(d) The Company has not nor has any Subsidiary declared or made any dividend, payment or other distribution on or with respect to any share of capital stock, other than, in the case of any Subsidiary, to the Company;

(e) Neither the Company nor its Subsidiaries has made any change in accounting principles or methods, except in so far as may be required under GAAP; or

(f) The Company has not nor has any Subsidiary entered into any material transaction or contract, or made any commitment to do the same, except in the ordinary course of business consistent with past practice. Except as set forth in Section 4.10(f) of the Company Disclosure Schedule, no Company Agreement has been modified or amended, nor has the Company or any of its Subsidiaries waived any material rights under any such Company Agreement.

Section 4.11 No Undisclosed Material Liabilities. There are no material liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities incurred in the ordinary course of business and consistent with past practice;

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(b) liabilities disclosed in the Company SEC Documents filed prior to the date hereof or set forth in Section 4.11 of the Company Disclosure Schedule; or

(c) liabilities under this Agreement.

Section 4.12 Litigation. Except as disclosed in the Company’s SEC Documents or set forth in Section 4.12 of the Company Disclosure Schedule, there is no claim, dispute, action, proceeding, notice, order, suit, appeal or investigation, at law or in equity, pending or to the Company’s Knowledge, threatened, against the Company or any Subsidiary of the Company, or to the Company’s Knowledge, any of their respective directors, officers, employees or agents, or involving any of their respective assets or properties before any court, agency, authority, arbitration panel or other tribunal which, if determined adversely, would have a Material Adverse Effect on the Company. Except as disclosed in the Company’s SEC Documents, neither the Company nor any Subsidiary is subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is the Company or any Subsidiary in default with respect to any notice, order, writ, injunction or decree which would have a Material Adverse Effect on the Company.

Section 4.13 Taxes.

(a) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes, including without limitation (i) any income, profits, alternative or add-on minimum tax, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, net worth, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person.

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, all Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of the Company or any Subsidiary (collectively, the “Company Returns”), have been or will be filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Effective Time have been or will be paid on or before such date, other than such Taxes which are adequately reserved for in accordance with GAAP. The Company Financial Statements fully accrue all actual and contingent liability for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company Financial Statements (i) fully accrue consistent with past practices and in accordance with GAAP all actual and contingent liabilities for Taxes with respect to all periods through the date of the Company Financial Statements and (ii) properly accrue consistent with past practices and in accordance with GAAP all liabilities for Taxes payable after the Company Balance Sheet Date with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Company Financial Statements relating to Tax matters is accurate in all material respects.

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(c) No Tax liability has been incurred since the date of the Company Financial Statements other than in the ordinary course of business and adequate provision has been made for all Taxes since that date in accordance with GAAP on at least a quarterly or, with respect to employment taxes, monthly basis. The Company and each Subsidiary have withheld and paid to the applicable financial institution or Taxing Authority all amounts of Taxes required to be withheld in all material respects. No Company Returns filed with respect to federal income tax returns for Taxable periods of the Company in the case of the United States, have been examined by the Internal Revenue Service. The Company has not nor has any Subsidiary been granted any extension or waiver of the limitation period applicable to any Company Return.

(d) There is no claim, audit, action, suit, proceeding or, investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or any Subsidiary in respect of any Tax or assessment. There are no liabilities for Taxes with respect to any notice of deficiency or similar document of any Tax Authority received by the Company or any Subsidiary which have not been satisfied in full (including liabilities for interest, additions to tax and penalties thereon and related expenses). There are no liens for Taxes upon the assets of the Company or any Subsidiary except liens for current Taxes not yet delinquent. Except as may be required as a result of the Merger, the Company has not nor has any Subsidiary been nor will it be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time.

(e) Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement, including without limitation the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of the Company or any Subsidiary that, individually or collectively, could, as a result of the transactions contemplated hereby, give rise to the payment of any amount that would not be deductible pursuant to section 280G or section 162 (m) of the Code. Other than pursuant to this Agreement, the Company is not nor is any Subsidiary a party to or bound by (nor will they prior to the Effective Time become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than the Company or any Subsidiary. The Company has not nor has any Subsidiary participated in (and prior to the Effective Time the Company will not nor will any Subsidiary participate in) an international boycott within the meaning of section 999 of the Code. The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of section 6661 of the Code. The Company has previously provided or made available to Parent complete and accurate copies of all the Company Returns and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents for the taxable periods ended December 31, 2000 through December 31, 2004.

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Section 4.14 Employees and Employee Benefit Plans.

(a) Except as set forth at Section 4.14(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has entered into any employment contract or arrangement with any director, officer, employee or any other consultant or Person (i) which is not terminable by it at will without liability, except as the right of the Company or such Subsidiary to terminate its employees at will may be limited by applicable federal, state or foreign law, or (ii) under which the Company or any Subsidiary could have any material liability (collectively, the “Company Employment Agreements”).

(b) Except as set forth in Section 4.14(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary maintains any deferred compensation, pension, health, profit sharing, bonus, stock purchase, stock option, fringe benefit, hospitalization, insurance, severance, change in control, retention, supplemental unemployment benefits, vacation benefits, disability benefits, or any other employee benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) covering any of its current or former officers, directors, employees or consultants (“Employee Plans”).

(c) The Company has made available to Parent true, complete and correct copies of (i) each Company Employment Agreement, (ii) each Employee Plan (or, in the case of any unwritten Employee Plans, descriptions thereof), (iii) the most recent annual report on Form 5500 filed with the IRS with respect to each Employee Plan (if any such report was required), (iv) the most recent summary plan description for each Employee Plan for which such summary plan description is required, (v) each trust agreement and group annuity contract relating to any Employee Plan, (vi) each determination letter and any outstanding request for a determination letter, and (vii) all correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit.

(d) Each Employee Plan has been maintained, funded, operated and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to, ERISA, the Code, and the Health Insurance Portability and Accountability Act of 1996. Each Employee Plan that is intended to be qualified under section 401(a) of the Code and each trust forming a part thereof that is intended to be exempt from taxation under section 501(a) of the Code has received a favorable determination letter from the IRS as to its qualification and tax-exempt status (or, where there is no determination letter but the Employee Plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current advisory opinion as to the form upon which the Company is entitled to rely under applicable IRS procedures), and nothing has occurred, whether by any action or any failure to act, since the date of such determination letter that could adversely affect the qualification of such Employee Plan or the tax-exempt status of such related trust. No event has occurred and, to the Knowledge of the Company, there currently exists no condition or set of circumstances in connection with which the Company could reasonably be expected to be subject to any liability under the terms of any Employee Plans (other than for benefits payable in the normal course of the operations of the Employee Plans), ERISA, the Code or any other applicable law, including any liability under Title IV of ERISA. Each Employee Plan can be amended or terminated in accordance with its terms and any applicable law without any material liability to the Company or any of its Subsidiaries (excluding administrative expenses). No Employee Plan is a “multiemployer plan” as defined in section 3(37) of the ERISA and 414(f) of the Code, or a “multiple employer plan” as described in section 4063(a) of ERISA and 413 of the Code, and none of the Company, any of its Subsidiaries or any ERISA Affiliate has ever contributed or had an obligation to contribute to any multiemployer plan or any plan subject to Title IV of ERISA. For purposes of this Section 4.14, an “ERISA Affiliate” is any organization that is a member of the controlled group of organizations of the Company and its Subsidiaries (within the meaning of sections 414(b), (c), (m) or (o) of the Code).

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(e) Except as set forth in Section 4.14(e) of the Company Disclosure Schedule, no current or former director, officer or other employee of, or consultant to, the Company or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of the Company) as a result of the transactions contemplated hereby.

(f) Except as set forth in Section 4.14(f) of the Company Disclosure Schedule, no Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Company or any of its Subsidiaries (other than benefit coverage mandated by applicable statute, including benefits provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Code section 4980B and ERISA sections 601 et seq., as amended from time to time (“COBRA”)).

(g) Except as required by applicable law, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the twelve (12) months ended on the Company Balance Sheet Date.

Section 4.15 Compliance with Law.

(a) To the Company’s Knowledge, all licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of the Company and its Subsidiaries which are necessary to the conduct of the Company’s and its Subsidiaries’ respective businesses (“Company Permits”) are in full force and effect and the Company is not nor is any Subsidiary in violation of any Company Permit in any respect, except for such exceptions or violations that, individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect. To the Company’s Knowledge and except for exceptions which would not have a Material Adverse Effect, the businesses of the Company and its Subsidiaries have been conducted in accordance with all applicable laws, regulations, orders and other requirements of Governmental Authorities. Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, no investigation or review by any Governmental Authority or Regulatory Authority is pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, nor has any Governmental Authority or Regulatory Authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

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(b) The Company and Company Broker Dealers possess and are in substantial compliance with all SEC, FINRA and applicable state governmental authorizations (collectively, “Governmental and SRO Authorizations”) that are required to conduct the broker-dealer business of the Company Broker Dealers including, without limitation, all authorizations and licenses issued to any principal, officer or employee of the Company or Company Broker Dealers used in connection with the conduct or operations the business of Company Broker Dealers, except where the failure to obtain or comply with such Governmental and SRO Authorization would not have a Material Adverse Effect on the Company. Each of such Governmental and SRO Authorizations is listed on Section 4.15(b) of the Company Disclosure Schedule. Each of such Governmental and SRO Authorizations is valid and in full force and effect and neither Company Broker Dealers nor any of their employees received in writing, at any time since January 1, 2004, other than as set forth on the Company’s Form BD, any notice or other communication from any Governmental Authority or Regulatory Authority regarding (i) any actual or alleged violation of or failure to comply with any material term or requirement of any Governmental and SRO Authorization, or (ii) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental and SRO Authorization, except as may be required to consummate the transaction contemplated hereby.

(c) Company Broker Dealers are, and at all times since January 1, 2002 have been, in compliance with SEC Rule 15c-3(1) and Rule 15c-3(3) and in substantial compliance with the other provisions of Rule 15c-3.

Section 4.16 Contracts. Each Company Agreement is legally valid and binding and in full force and effect, except where the failure to be legally valid and binding and in full force and effect would not have a Material Adverse Effect, and neither the Company nor any Subsidiary has breached, is in default under or has received written notice of any breach of or default or has waived any material rights under any Company Agreement, except those defaults and/or waivers that would not be reasonably expected to have a Material Adverse Effect. To the Company’s Knowledge, no other party to any of the Company Agreements has breached or is in default of any of its obligations thereunder.

Section 4.17 Finders’ or Advisors’ Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.18 Environmental Matters. Except as disclosed in the Company SEC Documents or as set forth in Section 4.18 of the Company Disclosure Schedule:

(a) The Company possesses any and all Environmental Permits necessary to or required for the operation of its business as currently conducted, except where the failure to possess such Environmental Permits would not cause a Material Adverse Effect. The Company will obtain, prior to the Closing, any Environmental Permits that must be obtained as of or immediately after the Closing in order for the Surviving Corporation and/or the Company to conduct the business of the Company as it was conducted prior to the Closing.

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(b) The Company is in compliance in all material respects with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.

(c) The Company has not received any notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any release or threatened or suspected release of any Hazardous Material, or (ii) any violation of Environmental Law, and there is no outstanding civil, criminal or administrative investigation, action, suit hearing or proceeding pending or threatened against the Company pursuant to any Environmental Law.

(d) The Company does not have any Environmental Liabilities or other obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material or any violation of Environmental Law, and there have been no events, facts or circumstances which could form the basis of any such obligation or liability.

(e) No Releases of Hazardous Material(s) have occurred at, from, in, to, on, or under any Site and no Hazardous Material is present in, on, about or migrating to or from any Site.

(f) The Company has not transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at, from or to any site or other location.

(g) No Site is a current or proposed Environmental Clean-up Site.

(h) There are no Liens under or pursuant to any Environmental Law on any Site.

(i) There is no (i) underground storage tank, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde at any Site. Any underground storage tank meets all current applicable upgrade requirements.

(j) There have been no Environmental investigations, studies, audits, tests, reviews or other analyses conducted which are in the Company’s possession with respect to any Site which have not been delivered to Parent prior to execution of this Agreement.

(k) The Company has provided all notifications and warnings, made all reports, and kept and maintained all records required pursuant to Environmental Laws except where the failure to do so would not be reasonably expected to have a Material Adverse Effect.

Section 4.19 Labor Matters. There are no labor disputes or union organization activities pending or, to the Company’s Knowledge, threatened between the Company or a Subsidiary and any of its employees. None of the employees of the Company or any of its Subsidiaries belongs to any union or collective bargaining unit. The Company and its Subsidiaries have complied in all material respects with all applicable state and federal equal employment opportunity and other laws and regulations related to employment or working conditions, including all civil rights and anti-discrimination laws, rules and regulations. The Company is not nor is any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving the Company or any of its Subsidiaries. No officer or key employee or group of employees of the Company has expressed any intention of terminating his or her employment in any capacity and the Company and its Subsidiaries have no present intention to terminate the employment of any officer or key employee.

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Section 4.20 Property. The Company and its Subsidiaries, as the case may be, have sufficient title or leaseholds to real property to conduct their respective businesses as currently conducted and as contemplated to be conducted after the Effective Time, with only such exceptions as individually or in the aggregate would not have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole. Section 4.20 of the Company Disclosure Schedule lists all owned or leased real estate used in the business of the Company and its Subsidiaries. The Company has previously provided to Parent copies of all real property leases to which the Company or any of its Subsidiaries is a party (the “Company Leases”). All Company leases are in full force and effect and there has been no event of default or action or circumstances that, with notice or the lapse of time or both, would constitute an event of default by the Company or any Subsidiary under any of the Company Leases.

Section 4.21 Proprietary Rights. Section 4.21 of the Company Disclosure Schedule sets forth a list of all registered and material unregistered Company Intellectual Property (as defined below) owned by the Company and used in the conduct of its business and all agreements granting any right to use or practice any right relating to the Company Intellectual Property (as defined below) currently used in the conduct of the Company’s or any Subsidiary’s business (the “Company Licenses”). Except as set forth in Section 4.21 of the Company Disclosure Schedule, (i) the Company or its Subsidiaries is the sole owner of all of its rights under the Company Licenses free and clear of any liens, claims, encumbrances or interests; (ii) the Company or its Subsidiaries is the sole owner of, or has a valid right to use pursuant to a Company License, all patents and patent applications; registered and unregistered trademarks, service marks, trade names, trade dress, logos, company names and other source or business identifiers, including all goodwill associated therewith; the names, likenesses and other attributes of individuals; registered and unregistered copyrights, computer programs and databases; trade secrets, proprietary technology, know-how, industrial designs and other confidential information (“Company Trade Secrets”); any pending applications for any of the foregoing (collectively, the “Company Intellectual Property”) currently used in the conduct of the Company’s business, free and clear of any liens, claims, encumbrances or interests, (iii) to the Company’s Knowledge the present or past operations of the Company or the Subsidiaries does not infringe upon, violate, interfere or conflict with the rights of others with respect to any Company Intellectual Property and no claim is pending or, to the Company’s Knowledge, threatened, to this effect; (iv) to the Company’s Knowledge, none of the Company Intellectual Property is invalid or unenforceable, or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intellectual Property and no claim is pending or, to the Company’s Knowledge, threatened, to this effect; (v) no Company License provision or any other contract, agreement or understanding with any party exists which would prevent the continued use by the Company or the Subsidiaries (as currently used by the Company or its Subsidiaries) of any Company Intellectual Property following the consummation of the transactions contemplated hereby; (vi) to the Company’s Knowledge, no person is infringing upon or otherwise violating any Company Intellectual Property or Company License; (vii) there are no claims pending or, to the Company’s Knowledge, threatened in connection with any Company License; and (viii) to the Company’s Knowledge, no Company Trade Secret has been disclosed by the Company or its Subsidiaries to any third party except subject to an appropriate confidentiality agreement or as required by a Governmental Authority. No consent of any third party is required under any Company License as a result of the Company entering into this Agreement or consummating the Merger or other transactions contemplated by this Agreement.

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Section 4.22 Insurance. The Company has provided Parent with copies of all insurance policies to which the Company or a Subsidiary is a party or is a beneficiary or named insured. All of the insurable properties of the Company and its Subsidiaries are insured pursuant to insurance policies as is customary as to the risks insured, amounts of coverage and other material terms in the industry in which the Company and its Subsidiaries are engaged and all such insurance policies are in full force and effect. Neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any such insurance policy. To the Company’s Knowledge, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. There have been no claims in excess of $50,000 asserted under any of the insurance policies of the Company or its Subsidiaries in respect of all general liability, professional liability, errors and omissions, property liability and worker’s compensation and medical claims since the Company’s Balance Sheet Date.

Section 4.23 Opinion of Financial Advisor. The Company has received the opinion of Value Research Corporation to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to the holders of Company Shares, and, as of the date hereof, such opinion has not been withdrawn (such opinion, the “Company Fairness Opinion”).

Section 4.24  Takeover Laws. The Board of Directors of the Company has taken the necessary action to make inapplicable any applicable Takeover Laws or similar statute or regulation to this Agreement and the transactions contemplated hereby.

Section 4.25 Transactions with Affiliates. Except as set forth in the Company SEC Documents or as set forth in Section 4.25 of the Company Disclosure Schedules, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.26 Full Disclosure. No statement contained in any representation or warranty contained herein or any statement contained in any certificate or schedule furnished or to be furnished by the Company or by any of its Subsidiaries to Parent or Merger Sub in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as specifically disclosed in the Parent Disclosure Schedule delivered by the Parent to Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), the Parent represents and warrants to the Company as follows:

Section 5.1 Organization and Qualification.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted.

(b) Each of Parent and Merger Sub is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, taken together with all other such failures, would not have a Material Adverse Effect on Parent.

(c) Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent has made available to the Company true and complete copies of Parent and Merger Sub’s certificates of incorporation and bylaws, as amended to the date hereof. All of the issued and outstanding capital stock of Merger Sub is owned by Parent.

Section 5.2 Capitalization. The authorized capital stock of the Parent consists of 30,000,000 shares of Common Stock, $0.02 par value per share (the “Parent Common Stock”) and 200,000 shares Preferred Stock, par value $.001 per share (50,000 of which have been designated Series A Preferred Stock, and 20,000 shares of which have been designated Series B Preferred Stock (the “Parent Preferred Stock”). As of November 7, 2007, (a) 8,602,628 shares of Parent Common Stock were issued and outstanding, (b) 37,550 shares of Series A, which are convertible into an aggregate 3,004,000 shares of Parent Common Stock, and no shares of Series B Parent Preferred Stock were issued and outstanding, (c) 2,387,000 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Stock Plans, of which stock options to purchase an aggregate of 2,007,000 shares of Parent Common Stock were outstanding, and 50,000 shares of Parent Common Stock were reserved for issuance pursuant to restricted stock grants (of which, as of the date of this Agreement, no shares have been issued), (d) 750,000 shares of Parent Common Stock were reserved for issuance upon exercise of warrants (“Parent Warrants”), and (e) no Parent Shares were held in the Treasury of the Parent or any of its Subsidiaries. All the outstanding shares of the Parent’s capital stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 5.2, as disclosed in Section 5.2 of the Parent Disclosure Schedule or in the Parent SEC Documents, there are outstanding (x) no shares of capital stock or other voting securities of the Parent, (y) no securities of the Parent convertible into or exchangeable for shares of capital stock or voting securities of the Parent, and (z) no preemptive or similar rights, subscription or other rights, convertible securities, or agreements relating to the capital stock of the Parent, obligating the Parent to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Parent or obligating the Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of the Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of the capital stock of the Parent.

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Section 5.3 Authority. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of each of Parent and Merger Sub of its obligations thereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the respective Boards of Directors of Parent and Merger Sub. Parent, as the sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby. No other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company), it constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The shares of Parent Common Stock to be issued by Parent pursuant to the Merger: (i) have been duly authorized, and, when issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), will be validly issued, fully paid and nonassessable and will not be subject to preemptive rights, (ii) will, when issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), be registered under the Securities Act, and registered or exempt from registration under applicable United States “Blue Sky” laws, (iii) will, when issued in accordance with the terms of the Merger and this Agreement, be quoted on the OTC BB and (iv) will be issued free and clear of any Liens.

Section 5.4 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub require with respect to the Parent or any of its Subsidiaries, no consent of, or filing with, any Governmental Authority or Regulatory Authority other than (a) the filing of a certificate of merger in accordance with DGCL, (b) compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the Securities Act and state securities laws, and (d) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.5 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with the certificate of incorporation or bylaws of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.4, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its Subsidiaries, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries (the “Parent Agreements”) or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Except as disclosed in Section 5.5 of the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent is a party to any agreement that expressly limits the ability of Parent or any Subsidiary of Parent to compete in or conduct any line of business of the Company, or compete with any Person or in any geographic area or during any period of time in connection therewith, except to the extent that any such limitation, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Parent after the Effective Time.

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Section 5.6 Board Recommendation. The board of directors of the Parent has (a) approved and adopted this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Parent, and (c) approved and adopted the Merger, the Merger Agreement and the issuance of shares of Parent Common Stock in connection with the Merger.

Section 5.7 Subsidiaries. Each of the Parent’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Parent’s Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, which states or jurisdictions are listed on Section 5.7 of the Parent Disclosure Schedule, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Parent. Exhibit 21 to the Parent’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as filed with the SEC, lists the only Subsidiaries of the Parent at September 30, 2006, and all Subsidiaries of the Parent thereafter formed or acquired are listed in Section 5.7 of the Parent Disclosure Schedule. All of the outstanding shares of capital stock of the Subsidiaries of the Parent are validly issued, fully paid and nonassessable and are owned by the Parent free and clear of all liens, claims, charges or encumbrances, and there are no irrevocable proxies with respect to such shares. Except as set forth in Section 5.7 of the Parent Disclosure Schedule and except for the capital stock of its Subsidiaries, the Parent does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity which is material to the business of the Parent and its Subsidiaries, taken as a whole. There are no restrictions on the Parent to vote the stock of any of its Subsidiaries.

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Section 5.8 SEC and FINRA Filings. The Parent has filed with the SEC true and complete copies of, all forms, reports, schedules and other documents required to be filed by it under the Exchange Act or the Securities Act since January 1, 2004 (as such documents have been amended since the time of their filing, collectively, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Parent’s wholly owned subsidiary National Securities Corporation (“National Securities”) has filed with FINRA true and complete copies of all forms, reports and other documents required to be filed by it, except where the failure to make such filings would not have a Material Adverse Effect on the Company.

Section 5.9 Disclosure Documents.

(a) The Proxy Statement/Prospectus to be filed with the SEC in connection with the Merger and the Form S-4 to be filed under the Securities Act relating to the issuance of Parent Common Stock in the Merger, and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 5.9(b), comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act.

(b) Neither the Proxy Statement/Prospectus to be filed with the SEC, nor any amendment or supplement thereto, will, at the date the Proxy Statement/Prospectus or any such amendment or supplement is first mailed to stockholders of the Company or at the time the Company’s stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the Securities Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) No representation or warranty is made by Parent in this Section 5.9 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4.

Section 5.10 Absence of Certain Changes. Except as set forth in Section 5.10 of the Parent Disclosure Schedule, and except as expressly permitted by this Agreement, since September 30, 2006 (the “Parent Balance Sheet Date”), Parent and each Subsidiary has conducted its respective business in the ordinary course consistent with past practice and, without limiting the generality of the foregoing:

(a) There has been no event, occurrence or development of a state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole;

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(b) There has not been any amendment or change in Parent’s Certificate of Incorporation or Bylaws;

(c) Parent has not nor has any Subsidiary incurred additional debt for borrowed money in excess of $75,000 for any single occurrence or $100,000 in aggregate, or incurred any obligation or liability except in the ordinary course of business consistent with past practice;

(d) Parent has not nor has any Subsidiary declared or made any dividend, payment or other distribution on or with respect to any share of capital stock, other than, in the case of any Subsidiary, to Parent;

(e) Neither the Parent nor its Subsidiaries has made any change in accounting principles or methods, except in so far as may be required under GAAP; and

(f) Neither the Parent nor any Subsidiary has entered into any material transaction or contract, or made any commitment to do the same, except in the ordinary course of business consistent with past practice.

Section 5.11 No Undisclosed Material Liabilities. There are no material liabilities of the Parent or any Subsidiary of the Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities incurred in the ordinary course of business and consistent with past practice;

(b) liabilities disclosed in the Parent SEC Documents filed prior to the date hereof; and

(c) liabilities under this Agreement.

Section 5.12 Litigation. Except as disclosed in the Parent SEC Documents or set forth in Section 5.12 of the Parent Disclosure Schedule, there is no claim, dispute, action, proceeding, notice, order, suit, appeal or investigation, at law or in equity, pending or, to the Parent’s Knowledge, threatened, against the Parent or any Subsidiary, or to the Parent’s Knowledge, any of their respective directors, officers, employees or agents, or involving any of their respective assets or properties before any court, agency, authority, arbitration panel or other tribunal which, if determined adversely, would have a Material Adverse Effect on Parent. Except as disclosed in the Company’s SEC Documents, the Parent is not nor is any Subsidiary subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is Parent or any Subsidiary in default with respect to any notice, order, writ, injunction or decree which would have a Material Adverse Effect on Parent.

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Section 5.13 Taxes.

(a) All Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of Parent or any Subsidiary (collectively, the “Parent Returns”), have been or will be filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Effective Time have been or will be paid on or before such date, other than such Taxes which are adequately reserved for in accordance with GAAP. The Parent Financial Statements fully accrue all actual and contingent liability for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Parent Financial Statements (i) fully accrue consistent with past practices and in accordance with GAAP all actual and contingent liabilities for Taxes with respect to all periods through the date of the Parent Financial Statements and (ii) properly accrue consistent with past practices and in accordance with GAAP all liabilities for Taxes payable after the Parent Balance Sheet Date with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Parent Financial Statements relating to Tax matters is accurate in all material respects.

(b) No Tax liability has been incurred since the date of the Parent Financial Statements other than in the ordinary course of business and adequate provision has been made for all Taxes since that date in accordance with GAAP on at least a quarterly or, with respect to employment taxes, monthly basis. The Parent and each Subsidiary have, in all material respects, withheld and paid to the applicable financial institution or Taxing Authority all amounts of Taxes required to be withheld. No Parent Returns filed with respect to federal income tax returns for Taxable years of the Parent in the case of the United States, have been examined by the Internal Revenue Service. The Parent has not nor has any Subsidiary been granted any extension or waiver of the limitation period applicable to any Parent Return.

(c) There is no claim, audit, action, suit, proceeding or, investigation now pending or, to Parent’s Knowledge, threatened against or with respect to Parent or any Subsidiary in respect of any Tax or assessment. There are no liabilities for Taxes with respect to any notice of deficiency or similar document of any Tax Authority received by the Parent or any Subsidiary which have not been satisfied in full (including liabilities for interest, additions to tax and penalties thereon and related expenses). There are no liens for Taxes upon the assets of the Parent or any Subsidiary except liens for current Taxes not yet delinquent. Except as may be required as a result of the Merger, the Parent has not nor has any Subsidiary been nor will it be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time.

(d) There is no contract, agreement, plan or arrangement, including without limitation the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of the Parent or any Subsidiary that, individually or collectively, could, as a result of the transactions contemplated hereby, give rise to the payment of any amount that would not be deductible pursuant to section 280G or section 162 (m) of the Code. Other than pursuant to this Agreement, the Parent is not nor is any Subsidiary a party to or bound by (nor will they prior to the Effective Time become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than the Parent or any Subsidiary. The Parent has not nor has any Subsidiary participated in (and prior to the Effective Time the Parent will not nor will any Subsidiary participate in) an international boycott within the meaning of section 999 of the Code. The Parent has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of section 6661 of the Code. The Parent has previously provided or made available to the Company complete and accurate copies of all the Parent Returns and, as reasonably requested by the Company, prior to or following the date hereof, presently existing information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents for the taxable periods ended September 30, 2005 though September 30, 2006.

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Section 5.14 Employees and Employee Benefit Plans.

(a) Except as set forth at Section 5.14(a) of the Parent Disclosure Schedule, neither the Parent nor any Subsidiary has entered into any employment contract or arrangement with any director, officer, employee or any other consultant or Person (i) which is not terminable by it at will without liability, except as the right of the Parent or such Subsidiary to terminate its employees at will may be limited by applicable federal, state or foreign law, or (ii) under which the Parent or any Subsidiary could have any material liability (collectively, the “Parent Employment Agreements”).

(b) Except as set forth in Section 5.14(b) of the Parent Disclosure Schedule, neither the Parent nor any Subsidiary maintains any Employee Plans.

(c) The Parent has made available to the Company true, complete and correct copies of (i) each Parent Employment Agreement, (ii) each Employee Plan (or, in the case of any unwritten Employee Plans, descriptions thereof), (iii) the most recent annual report on Form 5500 filed with the IRS with respect to each Employee Plan (if any such report was required), (iv) the most recent summary plan description for each Employee Plan for which such summary plan description is required, (v) each trust agreement and group annuity contract relating to any Employee Plan, (vi) each determination letter and any outstanding request for a determination letter, and (vii) all correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit. Each Employee Plan complies in all material respects with applicable laws, including, without limitation, ERISA and the Code.

(d) Each Employee Plan has been maintained, funded, operated and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to, ERISA, the Code, and the Health Insurance Portability and Accountability Act of 1996. Each Employee Plan that is intended to be qualified under section 401(a) of the Code and each trust forming a part thereof that is intended to be exempt from taxation under section 501(a) of the Code has received a favorable determination letter from the IRS as to its qualification and tax-exempt status (or, where there is no determination letter but the Employee Plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current advisory opinion as to the form upon which the Company is entitled to rely under applicable IRS procedures), and nothing has occurred, whether by any action or any failure to act, since the date of such determination letter that could adversely affect the qualification of such Employee Plan or the tax-exempt status of such related trust. No event has occurred and, to the Knowledge of the Parent, there currently exists no condition or set of circumstances in connection with which the Parent that could reasonably be expected to be subject to any liability under the terms of any Employee Plans (other than for benefits payable in the normal course of the operations of the Employee Plans), ERISA, the Code or any other applicable law, including any liability under Title IV of ERISA. Each Employee Plan can be amended or terminated in accordance with its terms and any applicable law without any material liability to the Parent or any of its Subsidiaries (excluding administrative expenses). No Employee Plan is a “multiemployer plan” as defined in section 3(37) of the ERISA and 414(f) of the Code, or a “multiple employer plan” as described in section 4063(a) of ERISA and 413 of the Code, and none of the Parent, any of its Subsidiaries or any ERISA Affiliate has ever contributed or had an obligation to contribute to any multiemployer plan or any plan subject to Title IV of ERISA. For purposes of this Section 5.14(d), an “ERISA Affiliate” is any organization that is a member of the controlled group of organizations of the Company and its Subsidiaries (within the meaning of sections 414(b), (c), (m) or (o) of the Code).

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(e) Except as set forth in Section 5.14(e) of the Parent Disclosure Schedule, no current or former director, officer or other employee of, or consultant to, the Parent or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of the Parent) as a result of the transactions contemplated hereby.

(f) Except as set forth in Section 5.14(f) of the Parent Disclosure Schedule, no Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Parent or any of its Subsidiaries (other than benefit coverage mandated by applicable statute, including benefits provided pursuant to COBRA).

(g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Parent or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the twelve (12) months ended on the Parent Balance Sheet Date.

Section 5.15 Compliance with Law.

(a) To the Parent’s Knowledge, all licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of Parent and its Subsidiaries which are necessary to the conduct of Parent’s and its Subsidiaries’ respective businesses (“Parent Permits”) are in full force and effect and neither Parent nor any Subsidiary is in violation of any Parent Permit in any respect, except for such exceptions or violations that, individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect. To the Parent’s Knowledge and except for exceptions which would not have a Material Adverse Effect, the businesses of the Parent and its Subsidiaries have been conducted in accordance with all applicable laws, regulations, orders and other requirements of Governmental Authorities. Except as set forth in Section 5.15(a) of the Parent Disclosure Schedule, no investigation or review by any Governmental Authority or Regulatory Authority is pending or, to the Knowledge of the Parent, threatened against the Parent or its Subsidiaries, nor has any Governmental Authority or Regulatory Authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent.

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  (b) National Securities possesses and is in substantial compliance with all Governmental and SRO Authorizations that are required to conduct the broker-dealer business of National Securities including, without limitation, all authorizations and licenses issued to any principal, officer or employee of National Securities used in connection with the conduct or operations of the business of National Securities, except where the failure to obtain or comply with such Governmental and SRO Authorization would not have a Material Adverse Effect on the Parent. Each of such Governmental and SRO Authorizations is listed on Section 5.15 to the Parent Disclosure Schedule. Each of such Governmental and SRO Authorizations is valid and in full force and effect and neither National Securities nor any of its employees received in writing, at any time since January 1, 2004, other than as set forth on National Securities’ Form BD, any notice or other communication from any Governmental Authority or Regulatory Authority regarding (i) any actual or alleged violation of or failure to comply with any material term or requirement of any Governmental and SRO Authorization, or (ii) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental and SRO Authorization, except as may be required to consummate the transaction contemplated hereby.

(c) National Securities is, and at all times since January 1, 2004 has been in compliance with SEC Rule 15c-3(1) and Rule 15c-3(3) and in substantial compliance with the other provisions of Rule 15c-3.

Section 5.16 Contracts. Each Parent Agreement is legally valid and binding and in full force and effect, except where the failure to be legally valid and binding and in full force and effect would not have a Material Adverse Effect, and there are no defaults thereunder nor has Parent or any of its Subsidiaries waived any material rights thereunder, except those defaults and/or waivers that would not have a Material Adverse Effect. To the Parent’s Knowledge, no other party to any of the Parent Agreements has breached or is in default of any of its obligations thereunder.

Section 5.17 Finders’ or Advisors’ Fees. Other than the fee due Eureka Capital Markets, LLC in connection with their rendering of a fairness opinion with respect to the Merger, there are no investment brokers, finders or other intermediaries which have been retained by or are authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.18 Environmental Matters. Except as disclosed in the Parent SEC Documents or as set forth in Section 5.18 of the Parent Disclosure Schedule:

(a) The Parent possesses any and all Environmental Permits necessary to or required for the operation of its business as currently conducted, except where the failure to possess such Environmental Permits would not cause a Material Adverse Effect. The Parent will obtain, prior to the Closing, any Environmental Permits that must be obtained as of or immediately after the Closing in order for the Surviving Corporation and/or the Parent to conduct the business of the Parent as it was conducted prior to the Closing.

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(b) The Parent is in compliance in all material respects with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.

(c) The Parent has not received any notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any release or threatened or suspected release of any Hazardous Material, or (ii) any violation of Environmental Law, and there is no outstanding civil, criminal or administrative investigation, action, suit hearing or proceeding pending or threatened against the Parent pursuant to any Environmental Law.

(d) The Parent does not have any obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material and any violation of Environmental Law, and there have been no events, facts or circumstances which could form the basis of any such obligation or liability.

(e) No Releases of Hazardous Material(s) have occurred at, from, in, to, on, or under any Site and no Hazardous Material is present in, on, about or migrating to or from any Site.

(f) Neither the Parent, nor any predecessor of the Parent, nor any entity previously owned by the Parent, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at, from or to any site or other location.

(g) No Site is a current or proposed Environmental Clean-up Site.

(h) There are no Liens under or pursuant to any Environmental Law on any Site.

(i) There is no (i) underground storage tank, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde at any Site. Any underground storage tank meets all current applicable upgrade requirements.

(j) There have been no Environmental investigations, studies, audits, tests, reviews or other analyses conducted which are in the Parent’s possession with respect to any Site which have not been delivered to Parent prior to execution of this Agreement.

(k) The Parent has provided all notifications and warnings, made all reports, and kept and maintained all records required pursuant to Environmental Laws, except where the failure to do so would not be reasonably expected to have a Material Adverse Effect.

Section 5.19 Labor Matters. There are no labor disputes or union organization activities pending or to Parent’s Knowledge, threatened between Parent or a Subsidiary and any of its employees. None of the employees of Parent or any of its Subsidiaries belongs to any union or collective bargaining unit. Parent and its Subsidiaries have complied in all material respects with all applicable state and federal equal employment opportunity and other laws and regulations related to employment or working conditions, including all civil rights and anti-discrimination laws, rules and regulations. Parent is not nor is any of its Subsidiaries the subject of any material proceeding asserting that Parent or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of Parent, threatened, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving Parent or any of its Subsidiaries. No officer or key employee or group of employees of the Company has expressed any intention of terminating his or her employment in any capacity and the Company and its Subsidiaries have no present intention to terminate the employment of any officer or key employee.

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Section 5.20 Property. The Parent and its Subsidiaries, as the case may be, have sufficient title or leaseholds to real property to conduct their respective businesses as currently conducted with only such exceptions as individually or in the aggregate would not have a Material Adverse Effect on the Parent and the Subsidiaries taken as a whole. All leases for real property to which the Parent or any of its Subsidiaries is a party (the “Parent Leases”) are in full force and effect and there has been no event of default or action or circumstances that, with notice or the lapse of time or both, would constitute an event of default by the Parent or any of its Subsidiaries under any of the Parent Leases.

Section 5.21 Proprietary Rights. Section 5.21 of the Parent’s Disclosure Schedule sets forth a list of all registered and material unregistered Parent Intellectual Property (as defined below) owned by the Parent and used in the conduct of its business and all agreements granting any right to use or practice any right relating to the Parent Intellectual Property (as defined below) currently used in the conduct of the Parent’s or any Subsidiary’s business (the “Parent Licenses”). Except as set forth in Section 5.21 of the Parent Disclosure Schedule, (i) the Parent or its Subsidiaries is the sole owner of all of its rights under the Parent Licenses free and clear of any liens, claims, encumbrances or interests; (ii) the Parent or its Subsidiaries is the sole owner of, or has a valid right to use pursuant to a Parent License, all patents and patent applications; registered and unregistered trademarks, service marks, trade names, trade dress, logos, company names and other source or business identifiers, including all goodwill associated therewith; the names, likenesses and other attributes of individuals; registered and unregistered copyrights, computer programs and databases; trade secrets, proprietary technology, know-how, industrial designs and other confidential information (“Parent Trade Secrets”); any pending applications for any of the foregoing (collectively, the “Parent Intellectual Property”) currently used in the conduct of the Parent’s business, free and clear of any liens, claims, encumbrances or interests, (iii) to the Parent’s Knowledge the present or past operations of the Parent or the Subsidiaries does not infringe upon, violate, interfere or conflict with the rights of others with respect to any Parent Intellectual Property and no claim is pending or, to the Parent’s Knowledge, threatened, to this effect; (iv) to the Parent’s Knowledge, none of the Parent Intellectual Property is invalid or unenforceable, or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Parent Intellectual Property and no claim is pending or, to the Parent’s Knowledge, threatened, to this effect; (v) no Parent License provision or any other contract, agreement or understanding with any party exists which would prevent the continued use by the Parent or the Subsidiaries (as currently used by the Parent or its Subsidiaries) of any Parent Intellectual Property following the consummation of the transactions contemplated hereby; (vi) to the Parent’s Knowledge, no person is infringing upon or otherwise violating any Parent Intellectual Property or Parent License; (vii) there are no claims pending or, to the Parent’s Knowledge, threatened in connection with any Parent License; and (viii) to the Parent’s Knowledge, no Parent Trade Secret has been disclosed by the Parent or its Subsidiaries to any third party except subject to an appropriate confidentiality agreement or as required by a Governmental Authority.

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Section 5.22 Insurance. The Parent has provided the Company with copies of all insurance policies to which the Parent or a Subsidiary is a party or is a beneficiary or named insured. All of the insurable properties of the Parent and its Subsidiaries are insured pursuant to insurance policies insurance policies as is customary as to the risks insured, amounts of coverage and other material terms and all such insurance policies are in full force and effect in the industry in which the Company and its Subsidiaries are engaged. There have been no claims in excess of $50,000 asserted under any of the insurance policies of the Parent or its Subsidiaries in respect of all general liability, professional liability, errors and omissions, property liability and worker’s compensation and medical claims since the Parent’s Balance Sheet Date. Neither the Parent nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any such insurance policy. To Parent’s Knowledge, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 5.23 Opinion of Financial Advisor. The Parent has been advised by its financial advisor, Eureka Capital Markets, LLC, that in its opinion, as of the date of this Agreement, the Exchange Ratio and the payment of the Merger Consideration is fair from a financial point of view to the Parent and, as of the date hereof, such opinion has not been withdrawn (such opinion, the “Parent Fairness Opinion”).

Section 5.24 Takeover Statutes. The Board of Directors of Parent has taken the necessary action to make inapplicable any applicable Takeover Laws or similar statute or regulation to this Agreement and the transactions contemplated hereby.

Section 5.25 Transactions with Affiliates. Except as set forth in the Parent SEC Documents, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Parent, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 5.26 Full Disclosure. No statement contained in any representation or warranty contained herein or any statement contained in any certificate or schedule furnished or to be furnished by the Parent or the Merger Sub to the Company in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, the Company, on the one hand, and the Parent, on the other hand, each agrees as to itself and its Subsidiaries (in each such case, the “Agreeing Party”) that (except as expressly contemplated or permitted by this Agreement or Section 6.1 of the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be):

(a) Ordinary Course.

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(i) the Agreeing Party and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use their reasonable commercial efforts to keep available the services of their respective present officers and key employees, preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

(ii) The Agreeing Party shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith which do not exceed $50,000 in the aggregate.

(b) Dividends; Changes in Share Capital. The Agreeing Party shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except the declaration and payment of regular dividends from a Subsidiary of the Agreeing Party to the Agreeing Party or to another Subsidiary of the Agreeing Party in accordance with past dividend practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Agreeing Party which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Issuance of Securities. The Agreeing Party shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or dispose of, or authorize or propose the issuance, delivery, sale, pledge or disposition of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than or in connection with (i) the issuance of the Company Common Stock upon the exercise in accordance with their present terms of the Company Warrants and the Company Stock Options outstanding as of the date of this Agreement, (ii) the issuance of the Parent Common Stock upon the exercise in accordance with their present terms of the Parent stock options and Parent warrants outstanding as of the date of this Agreement, (iii) the issuance of stock options to newly-hired employees in the ordinary course of business consistent with past practice; (iv) issuances, sales or deliveries by a wholly owned Subsidiary of the Agreeing Party of capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of the Agreeing Party or (v) the issuance of a stock grant bonus to Goldwasser on terms to be mutually agreed to by the Agreeing Parties.

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(d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, the Agreeing Party shall not, and shall not permit its Subsidiaries to, amend or propose to so amend its Certificate of Incorporation or its By Laws or other governing documents.

(e) No Mergers or Acquisitions. Neither Agreeing Party shall, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of the Agreeing Party and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor). Neither Agreeing Party shall, nor shall it permit its Subsidiaries to, enter into any material joint venture, partnership or other similar arrangement.

(f) No Dispositions. Neither Agreeing Party shall, nor shall it permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any substantial part of its assets (including capital stock of Subsidiaries of the Agreeing Party) other than in the ordinary course of business consistent with past practice.

(g) Insurance. Neither Agreeing Party shall, nor shall it permit any of its Subsidiaries to, fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice or in connection with the transactions contemplated hereby.

(h) Investments; Indebtedness. Neither Agreeing Party shall, nor shall it permit any of its Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by the Agreeing Party or a Subsidiary of the Agreeing Party to or in the Agreeing Party or any Subsidiary of the Agreeing Party, (B) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Agreeing Party and its Subsidiaries taken together as a whole (provided that none of such transactions referred to in this clause (B) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law) or (ii) except in the ordinary course consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Agreeing Party or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (other than any wholly owned Subsidiary), cancel or forebear or defer any material indebtedness owed to the Agreeing Party or any Subsidiary thererof, or enter into any arrangement having the economic effect of any of the foregoing.

(i) Compensation.

(i) Neither Agreeing Party shall increase the amount of compensation of, or pay any severance to any director, officer or employee (other than in the ordinary course of business consistent with past practice) of the Agreeing Party or any Subsidiary of the Agreeing Party, or make any increase in, or commitment to increase, or accelerate the payment of any employee benefits, grant any additional stock options (except as permitted by Section 6.1(c)), adopt or amend or make any commitment to adopt or amend any Employee Plan (except as otherwise expressly provided by this Agreement) or fund or make any contribution to any Employee Plan or any related trust or other funding vehicles, other than regularly scheduled contributions to trusts funding qualified plans.

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(ii) Neither Agreeing Party shall accelerate the vesting of, or the lapsing of restrictions with respect to, any Company Stock Option or Parent Stock Option, as the case may be, and any option granted or committed to be granted after the date of this Agreement shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement. Each Agreeing Party shall, prior to the Effective Date, eliminate by modifying the affected agreement any provision providing for such acceleration of vesting or the lapsing of restrictions with respect to any Company Stock Option or Parent Stock Option, as the case may be.

(j) Tax Free Qualification. The Company and Parent shall use their best efforts not to, and shall use their best efforts not to permit any of their Subsidiaries to, take any action (including any action otherwise permitted by this Section 6.1) that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Parent (i) has no plan or intention to reacquire any of its stock issued in the Merger, or to liquidate Company, merge Company with or into another corporation (other than the Merger Sub), sell or otherwise dispose of the stock of Company (except for transfers to corporations controlled by Parent), or to cause Company to sell or otherwise dispose of any of its assets (other than transfers to corporations controlled by Company) except for dispositions made in the ordinary course of business, and (ii) will cause the Company to continue its historic business or use a significant portion of its historic business assets in a business.

(k) Accounting Methods; Tax Matters. Except as disclosed in the Company SEC Documents and the Parent SEC Documents, as the case may be, filed prior to the date of this Agreement, or as required by a Governmental Authority, neither Agreeing Party shall change in any material respect its methods of accounting in effect at September 30, 2006 in the case of the Parent and December 31, 2006 in the case of the Company, except as required by changes in GAAP as concurred in by the Agreeing Party’s independent public accountants. Neither Agreeing Party shall (i) change its fiscal year; (ii) make any Tax election that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (iii) settle any material Tax claim or assessment or (iv) surrender any right to claim a material Tax refund or to any extension or waiver of the limitations period applicable to any material Tax claim or assessment.

(l) Litigation. Neither Agreeing Party shall, nor shall it permit any of its subsidiaries to, settle or compromise any material suit, action, proceeding or regulatory investigation pending for an amount in excess of $50,000 or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any suit, action, proceeding or regulatory investigation pending, except for such consent decrees, injunctions or restraints which would not individually or in the aggregate have a Material Adverse Effect.

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(m) Intellectual Property. Neither Agreeing Party shall sell, transfer or license to any Person or otherwise extend, amend or modify any rights to any Intellectual Property owned by either Agreeing Party, other than in the ordinary course of business or pursuant to any contracts, agreements, arrangements or understandings currently in place.

(n) Certain Actions. Other than as expressly permitted by Sections 9.1, 9.2 or 9.3, hereof, neither Agreeing Party shall take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement.

(o) Affiliate Agreements. Enter into any contract (i) with an Affiliate, (ii) other than in the ordinary course of business, (iii) that would have been set forth on Section 4.5 of the Company Disclosure Schedule or Section 5.5 of the Parent Disclosure Schedule if in effect on the date of this Agreement or (iv) that amends, extends or terminates any of the contracts set forth on Section 4.5 of the Company Disclosure Letter or Section 5.5 of the Parent Disclosure Letter.

(p) Takeover Laws. Take any action to subject the Merger or any party to this Agreement to, or to render inapplicable any exemption from, any Takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares.

(q) No Related Actions. Neither Agreeing Party shall, nor shall it permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Section 6.2 Governmental Filings. The Company and Parent shall (a) confer on a reasonable basis with each other and (b) report to each other (to the extent permitted by applicable law or regulation or any applicable confidentiality agreement) on operational matters. The Company and Parent shall file all reports and correspondence required to be filed by each of them with the SEC (and all other Governmental Authorities) and the FINRA between the date of this Agreement and the Effective Time and shall, if requested by the other party and (to the extent permitted by applicable law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, correspondence, announcements and publications promptly upon request.

Section 6.3 Other Company Acquisition Proposals.

(a) Except as otherwise provided in this Section 6.3, the Company shall not, and shall not permit or authorize the Company’s Subsidiaries, its and their officers, directors, employees, affiliates, agents or other representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by it or any of its Subsidiaries), directly or indirectly, to (i) initiate, solicit or knowingly encourage (including by way of furnishing information) any inquiries or the making of any proposal relating to, any Company Acquisition Proposals (as defined below), or enter into discussions (except as to the existence of these provisions) or negotiate with any person or entity in furtherance of such inquiries or to obtain an Company Acquisition Proposal, or agree to, approve, recommend, approve or endorse, any Company Acquisition Proposal or (ii) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, share exchange agreement, asset purchase agreement, option agreement or similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principal requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. The Company shall within twenty-four (24) hours notify Parent of all relevant terms of any such inquiries or proposals received by the Company or by any subsidiary or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Company shall within twenty-four (24) hours deliver or cause to be delivered to Parent a copy of such inquiry or proposal and within twenty-four (24) hours update Parent as to any material changes (and provide Parent with copies of same if in writing) with respect to such inquiry or proposal. Nothing contained in this Agreement shall prevent the Company or its Board of Directors from (a) making any disclosure to its stockholders if, in the good faith judgment of its Board of Directors, failure so to disclose would be inconsistent with its obligations under applicable law; (b) negotiating with or furnishing information to any Person who has made an unsolicited bona fide written Company Acquisition Proposal; or (c) recommending such Company Acquisition Proposal to its stockholders, if and only to the extent that, in the case of actions referred to in clause (b) or clause (c), such Company Acquisition Proposal is a Superior Proposal (as defined below) and Parent is given at least two (2) Business Days’ written notice of the identity of the third party and all material terms and conditions of the Superior Proposal to respond to such Superior Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Company Acquisition Proposal; provided that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their shares in connection with a tender offer except to the extent the Board of Directors of the Company determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to stockholders under applicable law, after receiving the advice of its outside financial and legal advisors. Neither the Company nor any of its Subsidiaries shall provide any material non-public information to any third party in connection with a Company Acquisition Proposal unless such third party has entered into a confidentiality agreement containing terms the Company determines to be substantially the same as the Confidentiality Agreement (but permitting the disclosures to Parent and its Affiliates described in this Section 6.3 to be made to the Parent and its Affiliates).

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(b) For purposes of this Agreement, a “Company Acquisition Proposal” means, in respect of the Company, an unsolicited bona fide proposal for or in respect of (i) a merger, consolidation, business combination, recapitalization, or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company, from a Person that in the reasonable judgment of Company’s Board of Directors (based on advice from a recognized investment bank, it being recognized for the purposes of this Section 6.3 that Value Research Corporation is a recognized investment bank) is financially capable of consummating such proposal.

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(c) For purposes of this Agreement, a “Superior Proposal” means, an unsolicited, bona fide written Company Acquisition Proposal (in respect of the Company) or Parent Acquisition Proposal (in respect of the Parent) for or in respect of at least a majority of the outstanding Company Shares or Shares of the Parent on terms that the Board of Directors of the relevant entity determines, in its good faith judgment (after consultation with its financial advisors and legal counsel) to be more favorable to the relevant entity’s stockholders than the terms of the Merger; is from a Person that in the reasonable judgment of the relevant entity’s Board of Directors (after consultation with a recognized investment bank, it being recognized that for the purposes of this Agreement either Value Research Corporation or Eureka Capital Markets, LLC is a recognized investment bank) is financially capable of consummating such proposal, and that in the reasonable judgment of the relevant entity’s Board of Directors (after consultation with a recognized investment bank), if accepted, is reasonably likely to be consummated taking into account all legal, financial and regulatory aspects of the offer and the Person making the offer.

(d) Neither the board of directors of the Company nor any committee thereof shall directly or indirectly (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, its recommendation in favor of the Merger or (ii) take any other action or make any other public statement in connection with the Company Stockholder Meeting inconsistent with such recommendation; provided, that at any time prior to obtaining the Requisite Stockholder Vote, if the Company receives an Acquisition Proposal which the board of directors of the Company concludes in good faith constitutes a Superior Proposal, the board of directors of the Company may (i) cause the Company to terminate this Agreement pursuant to Section 9.1 and to concurrently enter into a definitive agreement with respect to such Superior Proposal or (ii) withdraw or modify its approval of this Agreement or its recommendation that the Company’s stockholders adopt this Agreement and approve the Transactions if, in each case, the Board determines in good faith, after consultation with its outside financial and legal advisors, that failure to take such action would violate its fiduciary duties under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (i) and any purported termination pursuant to the foregoing clause (i) shall be void and of no force and effect, unless prior to such termination the Company pays the amounts payable pursuant to Section 9.5, the Company has complied with this Section 6.3 and such Acquisition Proposal continues to constitute a Superior Proposal; and provided, further, that the Company may not terminate this Agreement pursuant to the foregoing clause (i) and the Board may not effect a withdrawal or modification of its approval of this Agreement pursuant to the foregoing clause (ii) unless the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Notice Period”), of its intention to withdraw or modify its approval of this Agreement or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall include a written summary of the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and any other material documents relating thereto. During the Notice Period, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement, and the Board shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise, so that the Acquisition Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial terms or other term of such Superior Proposal shall require a new written notice by the Company and a new four-Business Day period).

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(e) Nothing contained in this Section 6.3 or elsewhere in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; provided, that any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a withdrawal of the Board’s recommendation in favor of this Agreement pursuant to Section 6.3(d) unless the Board expressly publicly reaffirms in such disclosure its recommendation in favor of the adoption of this Agreement.

(f) The Company acknowledges and agrees that any violations of the restrictions set forth in this Section 6.3 by any Representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.3 by the Company.

(g) The Company shall not, directly or indirectly, pay, reimburse or otherwise assume liability for, or agree or commit to pay, reimburse or otherwise assume liability for, any fees or expenses of any person with whom the Company holds discussions or to whom the Company provides information pursuant to this Section 6.3 in excess of $100,000 in the aggregate.

Section 6.4 Other Parent Acquisition Proposals.

(a) Except as otherwise provided in this Section 6.4, Parent shall not, and shall not permit or authorize the Parent’s Subsidiaries, its and their officers, directors, employees, affiliates, agents or other representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by it or any of its Subsidiaries), directly or indirectly, to (i) initiate, solicit or knowingly encourage (including by way of furnishing information) any inquiries or the making of any proposal relating to, any Parent Acquisition Proposals (as defined below), or enter into discussions (except as to the existence of these provisions) or negotiate with any person or entity in furtherance of such inquiries or to obtain an Parent Acquisition Proposal, or agree to, approve, recommend, approve or endorse, any Parent Acquisition Proposal or (ii) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, share exchange agreement, asset purchase agreement, option agreement or similar agreement providing for or relating to a Parent Acquisition Proposal or enter into any agreement or agreement in principal requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Parent shall within twenty-four (24) hours notify the Company of all relevant terms of any such inquiries or proposals received by Parent or by any Subsidiary or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Parent shall within twenty-four (24) hours deliver or cause to be delivered to the Company a copy of such inquiry or proposal and within twenty-four (24) hours update the Company as to any material changes (and provide the Company with copies of same if in writing) with respect to such inquiry or proposal. Nothing contained in this Agreement shall prevent Parent or its board of directors from (a) making any disclosure to its stockholders if, in the good faith judgment of its board of directors, failure so to disclose would be inconsistent with its obligations under applicable law; (b) negotiating with or furnishing information to any Person who has made an unsolicited bona fide written Parent Acquisition Proposal; or (c) recommending such Parent Acquisition Proposal to its stockholders, if and only to the extent that, in the case of actions referred to in clause (b) or clause (c), such Parent Acquisition Proposal is a Superior Proposal (as defined below) and the Company is given at least two (2) Business Days’ written notice of the identity of the third party and all material terms and conditions of the Superior Proposal to respond to such Superior Proposal. Nothing contained in this Agreement shall prevent the board of directors of Parent from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Parent Acquisition Proposal; provided that the board of directors of Parent shall not recommend that the stockholders of Parent tender their shares in connection with a tender offer except to the extent the board of directors of Parent determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the board of directors of Parent to stockholders under applicable law, after receiving the advice of outside legal counsel. Neither Parent nor any of its Subsidiaries shall provide any material non-public information to any third party in connection with a Parent Acquisition Proposal unless such third party has entered into an Acceptable Confidentiality Agreement with Parent and a copy of such Acceptable Confidentiality Agreement has been provided to the Company.

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(b)  For purposes of this Agreement, a “Parent Acquisition Proposal” means, in respect of the Company, an unsolicited bona fide proposal for or in respect of (i) a merger, consolidation, business combination, recapitalization, or similar transaction involving the Parent pursuant to which the stockholders of Parent immediately preceding such transaction would hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Parent of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Parent’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of Parent, from a Person that in the reasonable judgment of Parent’s Board of Directors (based on advice from a recognized investment bank, it being recognized for the purposes of this Section 6.4 that Eureka Capital Markets, LLC is a recognized investment bank) is financially capable of consummating such proposal.

(c) Neither the board of directors of Parent nor any committee thereof shall directly or indirectly (i) withdraw or modify in a manner adverse to the Company, or publicly propose to withdraw or modify in a manner adverse to the Company, its approval of the Merge; provided, that at any time prior to the Closing Date, if Parent receives an Acquisition Proposal which the board of directors of Parent concludes in good faith constitutes a Superior Proposal, the board of directors of Parent may (i) cause Parent to terminate this Agreement pursuant to Section 9.2 to concurrently enter into a definitive agreement with respect to such Superior Proposal or (ii) withdraw or modify its approval of this Agreement if, the Board determines in good faith, after consultation with outside counsel, that failure to take such action would violate its fiduciary duties under applicable Law; provided, however, that Parent shall not terminate this Agreement pursuant to the foregoing clause (i) and any purported termination pursuant to the foregoing clause (i) shall be void and of no force and effect, unless prior to such termination Parent pays the amounts payable pursuant to Section 9.5, Parent has complied with this Section 6.4 and such Acquisition Proposal continues to constitute a Superior Proposal; and provided, further, that Parent may not terminate this Agreement pursuant to the foregoing clause (i) and the board of directors of Parent may not effect a withdrawal or modification of its approval of this Agreement pursuant to the foregoing clause (ii) unless Parent shall have provided prior written notice to the Company, at least four Business Days in advance (the “Notice Period”), of its intention to withdraw or modify its approval of this Agreement or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall include a written summary of the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and any other material documents relating thereto. During the Notice Period, Parent shall, and shall cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, and the board of directors of Parent shall take into account any changes to the financial and other terms of this Agreement proposed by the Company in response to any such written notice by Parent or otherwise, so that the Acquisition Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial terms or other term of such Superior Proposal shall require a new written notice by Parent and a new four-Business Day period).

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(d) Nothing contained in this Section 6.4 or elsewhere in this Agreement shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; provided, that any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a withdrawal of the recommendation of the board of directors of Parent in favor of this Agreement pursuant to Section 6.4(c) unless the board of directors of Parent expressly publicly reaffirms in such disclosure its recommendation in favor of the adoption of this Agreement.

(e) Parent acknowledges and agrees that any violations of the restrictions set forth in this Section 6.4 by any Representative of Parent or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.3 by Parent.

(f) Parent shall not, directly or indirectly, pay, reimburse or otherwise assume liability for, or agree or commit to pay, reimburse or otherwise assume liability for, any fees or expenses of any person with whom Parent holds discussions or to whom Parent provides information pursuant to this Section 6.4.

Section 6.5 Consents of Parent’s and the Company’s Accountants. Each of Parent and the Company shall use commercially reasonable efforts to cause its independent accountants to deliver to Parent a consent, dated the date on which the Form S-4 shall become effective, in form reasonably satisfactory to Parent and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

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Section 6.6 Notification of Certain Matters.

(a) Each Agreeing Party shall give prompt notice to the other party of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of an Agreeing Party to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that any of the conditions set forth in Sections 8.1, 8.2 or 8.3 could reasonably be expected to not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, remedies or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it set forth in Article 8 hereof or the failure of which would result in either Material Adverse Effect, as the case may be, or (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transaction contemplated by this Agreement.

Section 6.7 SEC Filings.

(a) The Company will deliver promptly to Parent true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the date of this Agreement and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by Parent or Merger Sub, as to which the Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports, (i) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) shall fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

(b) Parent will deliver promptly to the Company true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the date of this Agreement and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by the Company, as to which Parent makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports (i) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) shall fairly present the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

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Section 6.8 Clearing Arrangements. Each of the Agreeing Parties shall use commercially reasonable efforts to obtain prior to the Closing the approval of their respective clearing firms so that the transactions contemplated by this Agreement do not trigger acceleration of indebtedness thereunder or shall otherwise seek to modify their existing clearing arrangements to consolidate same or such other arrangements reasonably acceptable to Parent and the Company (collectively “Clearing Arrangements Approvals”).

ARTICLE 7

ADDITIONAL COVENANTS OF PARENT AND THE COMPANY

Section 7.1 Preparation of Proxy Statement; Stockholders Meetings.

(a) As promptly as reasonably practicable following the date hereof, Parent and the Company shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the Proxy Statement/Prospectus and Parent shall prepare and file with the SEC the Form S-4. The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Parent’s prospectus. Each of Parent and the Company shall use reasonable commercial efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise each other of any oral comments with respect to the Proxy Statement/Prospectus or Form S-4 received from the SEC. The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party hereto that are incorporated by reference in the Form S-4 or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that Parent, in connection with a Change in the Parent Recommendation, and the Company, in connection with a Change in the Company Recommendation, may amend or supplement the Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its board of directors’ deliberations and conclusions to be accurately described. The Company will use reasonable commercial efforts to cause the Proxy Statement/Prospectus to be mailed to the Company stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party hereto will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/ Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.

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(b) The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Parent and the Company for the purpose of obtaining the Company Stockholder Approval and, subject to Section 6.3, shall take all lawful action to solicit the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to the Company Stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting. The board of directors of the Company shall recommend the approval of the plan of merger contained in this Agreement by the Company Stockholders to the effect as set forth in Section 4.3 (the “Company Recommendation”), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent or Merger Sub such recommendation or (ii) take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in the Company Recommendation”); provided, however, that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to Section 6.3 hereof. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the Company Stockholders at the Company Stockholders Meeting for the purpose of approving and adopting this Agreement and the Merger and nothing contained herein shall be deemed to relieve the Company of such obligation unless this Agreement shall have first been terminated as set forth in Section 9.2 or Section 9.3.

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Section 7.2 Parent Board Of Directors.

(a) At the Effective Time, the Parent Board of Directors shall consist of between seven and nine members and shall consist of Mark Goldwasser (Chairman of the Board), Leonard Sokolow (Vice Chairman of the Board), Christopher Dewey (Vice Chairman of the Board), Charles Modica, Jorge Ortega, up to three other designees of the Parent and up to one additional designee of the Company. Messrs. Modica and Ortega and the other designees of the Parent and the Company shall be independent directors. Such Company Designees shall be qualified under current law and reasonably acceptable to the board of directors of Parent. Parent’s additional independent directors will be reasonably acceptable to the Company and shall be identified by Parent as soon as practicable and no later than two (2) Business Days prior to the date that the Company mails the Proxy Statement/Prospectus to the Company Stockholders. Such independent directors must be reasonably acceptable to the board of directors of the Company. Messrs. Goldwasser, Sokolow and Dewey will agree to enter into a voting agreement among such parties to vote in favor of such nominees and each other.

(b) [Intentionally Deleted.]

(c) On or prior to the Closing Date, to be effective at the Effective Time, Parent shall take all requisite action to establish an executive committee of its Board of Directors consisting of Goldwasser, Dewey and Sokolow, which subject to applicable law will be responsible for reviewing and approving proposals considered material to the Parent, prior to their review and resolution of the entire board of directors.

Section 7.3 Access to Information; Confidentiality Agreement.

(a) Upon reasonable notice, each of Parent and the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives (“Representatives”) of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, each of Parent and the Company shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of U.S. federal or state securities laws or any other Regulatory Law, as applicable (other than documents that such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, finances, properties and personnel as such other party may reasonably request; provided, however, that either Parent or the Company may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Authority applicable to it or any contract requires it or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. Each of Parent and the Company will hold any information obtained pursuant to this Section 7.3 in confidence in accordance with the Confidentiality and Exclusivity Agreement dated September 5, 2007 between the Company and Parent. Any investigation by either Parent or the Company shall not affect the representations and warranties of the other.

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(b) The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of the Merger and the transactions contemplated by this Agreement. At the Effective Time, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto. If this Agreement is terminated, each party shall return to the other party or destroy any documents furnished by the other party and all copies thereof any of them may have made and will hold in confidence any information obtained from the other party except to the extent (a) such party is required to retain or disclose such information by applicable Law or such retention or disclosure is necessary in connection with the pursuit or defense of a claim, (b) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or (c) such information becomes generally available to the public other than by breach of this Section 7.3(b). Prior to any disclosure of information pursuant to the exception in clause (a) of the preceding sentence, the party intending to disclose such information shall so notify the party that provided such information in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

Section 7.4 Reasonable Commercial Efforts.

(a) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all necessary consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”) and (ii) taking all reasonable steps as may be necessary to obtain all such Required Approvals. In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees, to the extent not already accomplished (i) to make, as promptly as practicable, all necessary filings with Governmental Authorities relating to the Merger and the other transactions contemplated by this Agreement, and, to supply as promptly as practicable any additional information or documentation that may be requested pursuant to such laws or by such governmental entities or any other applicable regulatory law and the receipt of Required Approvals under such other laws or from such Governmental Authorities as soon as practicable and (ii) not to extend any waiting period under any applicable regulatory law, except with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company nor any of their respective Subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest or agree to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Parent (assuming the Merger has been consummated) or to substantially impair the benefits to Parent and the Company expected, as of the date hereof, to be realized from consummation of the Merger, and neither Parent or the Company shall be required to agree to or effect any divestiture, hold separate any business or take any other action that is not conditional on the consummation of the Merger.

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(b) Each of the Company and Parent shall, in connection with the efforts referenced in Section 7.4(a) to obtain all Required Approvals, use its reasonable commercial efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable law, permit the other party to review in advance any proposed written communication between it and any Governmental Authority, (iii) promptly inform each other of (and, at the other party’s reasonable request, supply to such other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iv) consult with each other in advance to the extent practicable of any meeting or conference with any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the parties hereto contained in Section 7.4(a) and 7.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable Regulatory Law of the United States, or if any Law is enacted, entered, promulgated or enforced by a Governmental Authority that would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, each of the Company and Parent shall cooperate in all respects with each other and use its respective reasonable commercial efforts, including, subject to Section 7.4(a), selling, holding separate or otherwise disposing of or conducting their business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conducting of their business in a specified manner, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.4 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(c) so long as such party hereto has up to then complied with its obligations under this Section 7.4.

(d) Each of Parent and the Company and their respective Boards of Directors shall, if any Takeover Law or similar Law becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated hereby.

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Section 7.5 Public Announcements. Parent and the Company agree that no public release or announcement concerning the Transactions or the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange or stock quotation service, in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or the Company in compliance with this Section 7.5 and do not reveal non-public information regarding the other party.

Section 7.6 Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other party of (a) any notice of, or other communication relating to, a breach of this Agreement or event which, with notice or lapse of time or both, would become a breach, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract to which it or any of its Subsidiaries is a party or it, any of its Subsidiaries or any of its or their respective properties is subject, which breach would be reasonably likely to have a Material Adverse Effect on it, or (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 7.7 Expenses. Except as set forth in Section 9.5, Parent and the Company shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all Third Party Expenses, except that expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees and stock exchange or stock quotation service listing application fees) the Form S-4 and the Proxy Statement/Prospectus shall be shared equally by the Company and the Parent.

Section 7.8 Affiliates. Section 7.8 of the Disclosure Schedule contains a complete and accurate list of those persons who may be deemed to be, in the Company’s reasonable judgment, “affiliates” of the Company within the meaning of Rule 145 promulgated under the Securities Act (each, a “Company Affiliate” and collectively, the “Company Affiliates”). The Company shall provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. The Company shall use commercially reasonable efforts to cause each person who is identified as an “affiliate” in the Disclosure Schedule to deliver to Parent, prior to the Effective Time, a written agreement in a form mutually agreeable to the Company and Parent.

Section 7.9 [Intentionally Deleted.]

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Section 7.10 Indemnification.

(a) From and after the Effective Time, Parent will cause the Surviving Corporation to, and, should the Surviving Corporation fail or be unable to do so, Parent shall, indemnify, defend and hold harmless each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time,  including, but not limited to, actions or omissions relating to any of the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the DGCL and its certificate of incorporation, bylaws and other agreements in effect on the date hereof to indemnify such Person. Parent will cause the Surviving Corporation to pay expenses in advance of final adjudication of any such claim, action, suit, proceeding or investigation to each of the Indemnified Parties to the fullest extent permitted under the DGCL and the Surviving Corporation's certificate of incorporation and bylaws upon receipt of any undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification or as otherwise required by the DGCL and the Surviving Corporation's certificate of incorporation and bylaws. Without limiting the foregoing, in any case in which approval of or a determination by the Surviving Corporation is required to effectuate any indemnification, (i) each of the Indemnified Parties will conclusively be deemed to have met the applicable standards for indemnification with respect to any actions or omissions of the Indemnified Parties as an officer or director of the Company on or prior to the Effective Time relating to any of the transactions contemplated by this Agreement and (ii) the Parent will cause the Surviving Corporation to direct, at the election of any Indemnified Party, that the determination of any such approval shall be made by independent counsel selected by the Indemnified Parties and reasonably acceptable to the Surviving Corporation. If any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) each Indemnified Party may retain counsel satisfactory to him or her that is reasonably acceptable to the Surviving Corporation, and (ii) the Parent shall cause the Surviving Corporation to pay all reasonable fees and expenses of such counsel for each Indemnified Party, as such fees and expenses are incurred, upon receipt of a written undertaking by the Indemnified Party that the Indemnified Party will repay the amount so paid if it ultimately is determined that he or she is not entitled to be indemnified by the Surviving Corporation as authorized by the DGCL. Neither the Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, after exhaustion of all avenues of appeal, that such Indemnified Party is not entitled to indemnification hereunder.

(b) The Parent shall procure, fund and maintain continuing directors and officers liability insurance coverage for a period not to exceed six years after the Effective Time (the “Tail Coverage”) in an amount and upon terms substantially equivalent, but not superior, to such insurance of the Company in effect as of the date hereof, provided, in no event shall the Parent be required to pay aggregate premiums for insurance under this section in excess of 125% of the aggregate premiums paid by the Company in the nine-month period ended September 30, 2006.

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(c) The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

(d) If the Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then in each such case, proper provisions will be made so that the successors and assigns of the Parent or the Surviving Corporation assume the obligations set forth in this Section 7.10.

Section 7.11 Form S-8. Parent shall file with the SEC, no later than fifteen (15) days after the Effective Time, any amendments that may be necessary or advisable to Parent’s registration statement on Form S-8 (or any successor form) relating to Parent Common Stock issuable pursuant to assumed awards under the Company Stock Plans.

ARTICLE 8

CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) at or prior to the Closing of the following conditions:

(a) The Company shall have obtained Company Stockholder Approval in accordance with the DGCL and the governing documents of the Company;

(b) no provision of any applicable Law shall prohibit or enjoin the consummation of the Merger;

(c) all required approvals, applications or notices with Governmental Authorities shall have been obtained, including, without limitation, FINRA (the “Approvals”), except those Approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or the Company;

(d) the Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(e) Parent shall have entered into written employment agreements with Mark Goldwasser “(Goldwasser”), Leonard Sokolow (“Sokolow”) and Alan Levin (“Levin”), substantially in the forms attached as Exhibits A, B and C, respectively, annexed hereto;

(f) Parent shall have entered into a written voting agreement with Sokolow, substantially in form attached as Exhibit F annexed hereto (the “Voting Agreement”);

(g) as of the Closing Date, to be effective as of the Effective Time, the Board of Directors of Parent shall consist of those persons as provided for in Section 7.2 hereto;

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(h) the Clearing Arrangements Approvals shall have been obtained to the mutual reasonable satisfaction of Parent and the Company;

(i) there shall be in full force and effect a voting agreement among Goldwasser, Sokolow and Dewey, substantially in the form attached as Exhibit G, to vote in favor of the nominees set forth in Section 7.2 hereof and each other for the position of director of the Parent;

(j) the Company shall have entered into a written employment termination agreement with Sokolow, substantially in form attached as Exhibit H annexed hereto; and

(k) Parent shall have completed a private placement of equity and/or equity-related securities of Parent resulting in gross proceeds (prior to commissions, if any, fees and expenses) of at least $3 million.

Section 8.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

(a) the Company shall have performed in all material respects all of its obligations and covenants hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and the Closing Date with the same force and effect as if made on the Closing Date except (y) those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date and (z) (other than those in Section 4.2 of this Agreement) to the extent that failure of the representations and warranties to be so true and correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (iii) Parent shall have received a certificate signed by the chief executive officer of the Company to the foregoing effect;

(b) the Company shall have received all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth in Section 4.5 of the Company Disclosure Schedule, except those consents, waivers or approvals the failure to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company;

(c) there shall not be pending any suit, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Parent, the Company or any of their respective Subsidiaries any damages that may be material to Parent or the Company, as applicable; (iii) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) which, if adversely determined could have a Material Adverse Effect on the Company or Parent;

(d) there shall have not occurred any event or change since the date of the Agreement that has had or could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; and

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(e) Dissenting Shares shall comprise no more than fifteen percent (15%) of the issued and outstanding Company Shares.

Section 8.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

(a) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and the Closing Date with the same force and effect as if made on the Closing Date except (y) those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date and (z) (except for those in Section 5.2) to the extent that failure of the representations and warranties to be so true and correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (iii) the Company shall have received a certificate signed by the chief executive officer of Parent to the foregoing effect;

(b) the Parent shall have received all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth in Section 5.5 of the Parent Disclosure Schedule, except those consents, waivers or approvals the failure to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent;

(c) there shall not be pending any suit, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) seeking to prohibit or limit in any material respect ability of the Company Stockholders to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Parent; or (iii) which, if adversely determined could have a Material Adverse Effect on the Company or Parent;

(d) the Company shall have received an opinion from Edwards Angell Palmer & Dodge LLP, dated as of the Closing, in form and substance reasonably satisfactory to the Company, substantially to the effect that the Merger will constitute a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code; and

(e) there shall have not occurred any event or change since the date of the Agreement that has had or could reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

ARTICLE 9

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

(a) by mutual written consent of Parent and the Company;

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(b) by either Parent or the Company if the Merger shall not have been consummated on or before June 30, 2008 (the “End Date”), which date may be extended by mutual written consent of the parties hereto; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement.

(c) by either Parent or the Company, if any Governmental Authority shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have used commercially reasonable efforts to avoid, remove or lift such order, decree or ruling; or

(d) by Parent, if the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Company Stockholder Meeting.

Section 9.2 Termination by Parent. This Agreement may be terminated by action of the Board of Directors of Parent, at any time prior to the Effective Time, before or after Company Stockholder Approval, if (a) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in Article 2, Article 6 and Article 7 of this Agreement to be complied with or performed by the Company at or prior to such date of termination; provided, however, that if such failure to comply is capable of being cured prior to the End Date, such failure shall not have been cured within thirty (30) days of delivery to the Company of written notice of such failure, (b) there exists a breach or breaches of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the End Date, such breaches shall not have been cured within thirty (30) days of delivery to the Company of written notice of such breach or breaches, (c) (i) the Board of Directors of the Parent authorizes the Parent, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal with respect to the Parent and the Parent notifies Company in writing in accordance with Section 6.4 that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice and (ii) the Parent upon such termination pursuant to this clause (c) pays to Company in immediately available funds the fees required to be paid pursuant to Section 9.5 or (d) a Company Triggering Event (as defined below) shall have occurred.

For the purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (a) there shall have occurred a Change in Company Recommendation; (b) the Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (c) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Superior Proposal with respect to the Company; or (d) a tender or exchange offer relating to more than 5% of the issued and outstanding securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

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Section 9.3 Termination by the Company. This Agreement may be terminated at any time prior to the Effective Time, before or after the Company Stockholder Approval, by action of the Board of Directors of the Company, if (a) Parent shall have failed to comply in any material respect with any of the covenants or agreements contained in Article 2, Article 6 and Article 7 of this Agreement to be complied with or performed by Parent at or prior to such date of termination; provided, however, that if such failure to comply is capable of being cured prior to the End Date, such failure shall not have been cured within thirty (30) days of delivery to Parent of written notice of such failure, (b) there exists a breach or breaches of any representation or warranty of Parent contained in this Agreement such that the closing condition set forth in Section 8.3(a) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the End Date, such breaches shall not have been cured within thirty (30) days of delivery to Parent of written notice of such breach or breaches, (c) (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal with respect to the Company and the Company notifies Parent in writing in accordance with Section 6.3 that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice and (ii) the Company upon such termination pursuant to this clause (c) pays to Parent in immediately available funds the fees required to be paid pursuant to Section 9.5, or (d) a Parent Triggering Event shall have occurred.

For the purposes of this Agreement, a “Parent Triggering Event” shall be deemed to have occurred if: (a) the Board of Directors of Parent shall have withdrawn its approval of this Agreement and the Merger; (b) the Board of Directors of the Parent or any committee thereof shall have caused Parent to enter into, or recommended that Parent stockholders approve and adopt, any Parent Acquisition Proposal; or (c) a tender or exchange offer relating to more than 5% of the issued and outstanding securities of the Parent shall have been commenced by a Person unaffiliated with the Parent and Parent shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Parent recommends rejection of such tender or exchange offer.

Section 9.4 Procedure for Termination. In the event of termination by Parent or the Company pursuant to this Article 9, written notice thereof shall forthwith be given to the other.

Section 9.5 Effect of Termination. In the event of termination of this Agreement pursuant to this Article 9, this Agreement shall forthwith become null and void, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 9.5, Sections 7.3, 7.5 and 7.7 and Article 10 hereof, and except to the extent that such termination results from willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in Agreement in which case such party shall be liable for all resulting liabilities or damages. In the event of a termination by Parent under Section 9.2(d) hereof or a termination by the Company pursuant to Section 9.3(c) hereof, the Company shall pay to Parent an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000), plus the actual out of pocket expenses that Parent has incurred and is expected to incur after such termination in connection with the transactions contemplated by this Agreement (“Parent Expenses”) and which amount shall represent the entire amount that Parent is entitled to receive with respect to such expenses, including, but not limited to, fees and expenses of Parent’s counsel, accountants and financial advisors. In the event of a termination by the Company under Section 9.3(d) hereof or a termination by the Parent pursuant to Section 9.2(c) hereof, the Parent shall pay to the Company an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000), plus the actual out of pocket expenses that the Company has incurred and is expected to incur after such termination in connection with the transactions contemplated by this Agreement (“Company Expenses”) and which amount shall represent the entire amount that the Company is entitled to receive with respect to such expenses, including, but not limited to, fees and expenses of Company’s counsel, accountants and financial advisors. In addition, prior to October 31, 2008, neither the Parent nor the Company will, without written permission from the other, either for itself or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any officer, employee or independent contractor of the other, with whom such party has had contact as part of its evaluation of the transactions contemplated by this Agreement, or any client or customer of the other (other than client and customers who as of the date hereof may have established brokerage accounts or are otherwise doing business with both parties) to terminate his or her employment or business relationship with the other party; provided that nothing contained in this paragraph shall restrict any general advertisement or solicitation by any party hereto which is not directed at any particular officer or employee; and provided further, that the foregoing restrictions shall not apply in the event that either Parent or the Company, as the case may be, is no longer actively engaged in the broker-dealer business.

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ARTICLE 10

MISCELLANEOUS

Section 10.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by facsimile (with receipt confirmed and promptly confirmed by personal delivery, U.S. first class mail, or courier), or by courier service, as follows:

If to Parent or Merger Sub to:           National Holdings Corporation
120 Broadway, 27th Floor
New York, NY 10271
Facsimile: (212) 417-8010
Attention: Mark Goldwasser

with a copy to:         Littman Krooks LLP
655 Third Avenue, 20th Floor
New York, NY 10017
Facsimile: (212) 490-2990
Attention: Mitchell C. Littman

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If to the Company to:                 vFinance, Inc.
3010 North Military Trail, Suite 300
Boca Raton, FL 33431
Facsimile: (561) 283-3366
Attention: Leonard J. Sokolow

with a copy to:            Edwards Angell Palmer & Dodge LLP
350 East Las Olas Blvd.
Suite 1150
Ft. Lauderdale, Florida 33301-4215
Attention: Leslie J. Croland

Section 10.2 Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

Section 10.3 Amendments; No Waivers.

(a) Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the Company Stockholder Approval, no such amendment or waiver shall, without the further approval of such Company Stockholders, alter or change (i) the amount or kind of Merger Consideration or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Sub may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Sub of its obligations hereunder.

Section 10.5 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

Section 10.6 Jurisdiction and Venue. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the state or federal court of the State of New York located in the City of New York, and each of the parties hereby consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 10.6 shall be deemed effective service of process on such party.

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Section 10.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

Section 10.8 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 10.9 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Except as expressly provided in Section 7.10(d), no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

Section 10.10 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 10.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, all as of the date first above written.

VFINANCE, INC.

By:	/s/ Leonard Sokolow
Leonard Sokolow
Chairman and CEO

NATIONAL HOLDINGS CORPORATION

By:	/s/ Mark Goldwasser
Mark Goldwasser
Chairman and CEO

VFIN ACQUISITION CORPORATION

By:	/s/ Mark Goldwasser
Mark Goldwasser
President

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Exhibit A

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of ___, 2008, by and between National Holdings Corporation, a Delaware corporation (the “Company”) and Mark Goldwasser (the “Executive”).

Recitals

WHEREAS, the Company wishes to employ the Executive, and Executive wishes to be so employed by the Company, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

Agreement

1. Definitions. When used in this Agreement, the following terms shall have the following meanings:

(a) “Accrued Obligations” shall mean:

(i) any accrued but unpaid salary through the Termination Date;

(ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment;

(iii) any benefits provided under the Company’s Executive benefit plans upon a termination of employment, in accordance with the terms therein, including rights to equity in the Company pursuant to any plan or grant, and settlement of any Equity Awards in accordance with the terms of such Equity Awards;

(iv) any unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the end of the Term of Employment; and

(v) rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Bonus” shall mean any bonus payable to the Executive pursuant to Section 4(b) hereof.

(d) “Bonus Period” shall mean each period for which a Bonus is payable. Unless otherwise specified by the Board, the Bonus Period shall be the Company’s fiscal year.

(e) “Cause” shall mean, with respect to the Executive, the following:

(i) the commission of a felony or other crime involving moral turpitude, or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any Related Entity or any of its or their respective customers or suppliers; or

(ii) breach of fiduciary duty, willful misconduct or gross negligence with respect to the Company or any Related Entity; or

(iii) substantial and repeated failure to perform duties as reasonably directed by the Board; provided, however, that if any such breach is subject to cure, Executive shall be entitled to written notice of and an opportunity to cure such breach to the Board’s reasonable satisfaction within 30 calendar days of notice of such breach; or

(iv) material breach of this Agreement; provided, however, that if any such breach is subject to cure, Executive shall be entitled to written notice of and an opportunity to cure such breach to the Board’s reasonable satisfaction within 30 calendar days of notice of such breach; or

(v) any action taken against Executive by a regulatory body or self-regulatory organization that materially impairs the Executive from performing his duty for a period of more than 180 days; or

(vi) alcoholism or drug addition which materially impairs the Executive’s ability to perform his duties.

An act or failure to act shall not be “willful” if (A) done by the Executive in good faith and (B) the Executive reasonably believed that such action or inaction was in the best interests of the Company and the Related Entities.

(f) “Change in Control of the Company” shall mean:

(i) consummation of a reorganization, merger or consolidation, sale, disposition of all or substantially all of the assets or stock of the Company or any other similar corporate event (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or (ii) approval by the Board of Directors of the Company of a complete dissolution or liquidation of the Company; or (iii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes, after the Commencement Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors of the Company.

(g) “CEO” shall mean the Chief Executive Officer of the Company.

(h) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) “Commencement Date” shall mean ______ ___, 2008.

(k) “Confidential Information” shall mean all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company or any Related Entity (including information conceived, originated, discovered or developed by the Executive and information acquired by the Company or any Related Entity from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Executive), about the Company or any Related Entity or its business.

(l) “Disability” shall have the meaning set forth in a policy or policies of long-term disability insurance, if any, the Company obtains for the benefit of itself and/or its employees. If there is no definition of “disability” applicable under any such policy or policies, if any, then the Executive shall be considered disabled due to mental or physical impairment or disability, despite reasonable accommodations by the Company and any Related Entity, to perform his customary or other comparable duties with the Company and any Related Entity immediately prior to such disability for a period of at least 120 consecutive days or for at least 180 non-consecutive days in any 12-month period.

(m) “Draw” shall mean a loan or advance versus a Base Salary or other forms of compensation provided for in Section 4(a) hereof.

(n) “Equity Awards” shall mean any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted by the Company to the Executive.

(o) “Excise Tax” shall mean any excise tax imposed by Section 4999 of the Code, together with any interest and penalties imposed with respect thereto, or any interest or penalties incurred by the Executive with respect to any such excise tax.

(p) “Expiration Date” shall mean the date on which the Term of Employment, including any renewals thereof under Section 3(b) hereof, shall expire.

(q) “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(b) hereof, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

(ii) any material failure by the Company to comply with any of the provisions of Section 4 hereof, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

(iii) the Company’s requiring the Executive to be based at any office or location located more than fifty (50) miles outside of New York, New York, except for travel reasonably required in the performance of the Executive’s responsibilities; or

(iv) any decrease in salary or bonuses payable pursuant to the terms of this Agreement without the Executive’s written consent.

(r) “Related Entity” shall mean the Company and any direct or indirect subsidiary of the Company or the subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, in which the Company or a subsidiary holds a substantial ownership interest, directly or indirectly.

(s) “Restricted Period” shall be the Term of Employment and the twelve (12) month period immediately following termination of the Term of Employment; provided, however, that if the Company terminates the Executive’s employment for Cause, or Executive terminates his employment without Good Reason, the twelve (12) month period shall be extended to eighteen (18) months.

(t) “Severance Amount” shall mean (i) one hundred fifty percent (150%) of the Executive’s annual Base Salary in the event of termination of employment without Cause or with Good Reason and (ii) one hundred (100%) percent of the Executive’s annual Base Salary for any other termination of employment.

(u) “Severance Term” shall mean the eighteen (18) month period following the Termination Date.

(v) “Term of Employment” shall mean the period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement.

(w) “Termination Date” shall mean the date on which the Term of Employment ends.

(x) “Termination Year Bonus” shall mean the Bonus payable under Section 4(b) hereof for the Bonus Period in which the Executive’s employment with the Company terminates for any reason.

2. Employment.

(a) Employment and Term. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, during the Term of Employment on the terms and conditions set forth herein.

(b) Duties of Executive. During the Term of Employment, the Executive shall be employed and serve as the Chairman and CEO, and shall have such duties typically associated with such title and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. The Executive shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (i) conflicts with the interests of the Company or its Related Entities, (ii) interferes with the proper and efficient performance of his duties for the Company, or (iii) interferes with the exercise of his judgment in the Company’s best interests. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (x) serve on corporate (subject to prior approval of the Board), civic or charitable boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (z) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement. The Executive represents he holds all licenses and regulatory approvals necessary to perform these responsibilities, including holding a Series 7 and a Series 24. As of the date hereof, the Executive is approved to be a member of the boards listed on Exhibit A attached hereto.

(c) Management Committee. At all times during the Term of Employment, the Executive shall serve as a member of the Executive Committee of the Company, and the Board shall take all necessary and appropriate actions to appoint and retain the Executive on such committee.

3. Term.

(a) Initial Term. The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on the Commencement Date and shall expire on the fifth anniversary of such Commencement Date, unless sooner terminated in accordance with Section 6 hereof.

(b) Renewal Terms. At the end of the Initial Term, the Term of Employment automatically shall renew for successive one (1) year terms (subject to earlier termination as provided in Section 6 hereof), unless the Company or the Executive delivers written notice to the other at least ninety (90) days prior to the Expiration Date of its or his election not to renew the Term of Employment.

(c) Release. Upon termination of this Agreement in accordance with the terms contained herein, as a condition to receiving any payments or benefits to which he is entitled under the terms of this Agreement, the Executive shall execute and deliver to the Company a release in the form attached hereto as Exhibit B within thirty (30) days following his termination of employment. Such release shall remain in full force and effect so long as the Company is in compliance with its obligations to pay severance and provide the other post-termination benefits hereunder, subject to the Executive continuing to abide by the post-termination obligations and covenants contained herein.

4. Compensation.

(a) Base Salary. The Executive shall receive an initial base salary of $450,000 per annum which shall increase five percent (5%) per annum beginning on the first anniversary of the Commencement Date and each anniversary date thereafter (the "Base Salary"). Such Base Salary shall be payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary and Executive’s other forms of compensation shall be reviewed, at least annually, and may, by action and in the discretion of the Board, be increased (but may not be decreased) at any time or from time to time. In no event shall the Base Salary be deemed a Draw.

(b) Bonuses. During the Term of Employment, the Executive shall be entitled to receive on a fiscal year basis a cash bonus from the Company determined in the discretion by the Compensation Committee; provided, however, that such Bonus on a fiscal year basis shall not be less than:

(i) Two Hundred Twenty Five Thousand ($225,000) Dollars, paid in quarterly installments as follows: with respect to the first three quarters of the Company’s fiscal year, the cash bonus shall be paid by the Company to the Executive within forty five (45) days after the end of the Company’s fiscal quarter and with respect to the last fiscal quarter, ninety (90) days after the end of the Company’s fiscal year (the “Guaranteed Bonus”); and

(ii) An amount equal to five percent (5%) of the Company’s fiscal year’s consolidated Net Income in excess of $4.5 million, but in no event to exceed an amount equal to the difference between (i) 100% of the then current Base Salary for such fiscal year and (ii) the Guaranteed Bonus, payable within ninety (90) days after the end of the Company’s fiscal year. Notwithstanding anything to the contrary in this sub-section (b)(ii), in the event that the Company’s Net Income is a negative number for any fiscal year, then the Bonus payment paid to the Executive for such fiscal year under this sub-section (ii) shall be $0 and the Executive shall not be required to reimburse the Company for any Bonus previously paid by the Company; and

(iii) Such additional Bonuses, if any, as the Board may in its sole and absolute discretion determine based upon its assessment of the performance of the CEO in the following areas: (A) revenue growth of the Company, (B) new business development, (C) investor relations, (D) communication with the Board of Directors, (E) communication and collaboration with the other members of the Executive Committee of the Board of Directors, and (F) special projects as assigned by the Board of Directors.

(iv) With respect to the first fiscal year in which the Commencement Date falls, the Bonus described in (i) and (ii) above shall be prorated accordingly with respect to such applicable Bonus Period.

5. Expense Reimbursement and Other Benefits.

(a) Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company, including, without limitation, expenses relating to his cell phone and his Blackberry or other similar devices. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

(b) Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. The benefits currently provided by the Company to its Executives are as stated in the Company’s Executive handbook, which is subject to change. In addition, during the Term of Employment, the Company shall pay (at the “Buy-Up Premium” level) all health insurance premiums required to be made on behalf of the Executive and his dependents with respect to their participation in such health plans. Should Executive not want to participate in the Company's health plan, the Company will reimburse Executive for the expense incurred in participating in another plan in an amount not to exceed the cost of participation of Executive and his dependents in the Company’s health plan. Additionally, Executive shall be added as an insured to any director and officer and errors and omissions insurance policy that the Company or any of the Company’s subsidiaries or affiliates hereafter procures.

(c) Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, a personal assistant, other secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder. The Company and the Executive acknowledge and agree that the personal assistant or other secretarial help assigned to the Executive shall also be responsible for handling certain personal matters that may be assigned to them from time to time by the Executive.

(d) Automobile. During the Term of Employment, the Company shall provide the Executive with a non-accountable automobile allowance (inclusive of parking) of $1,000 per month.

(e) Equity Awards. The Company and Executive shall enter into the Stock Option Agreement attached hereto as Exhibit C pursuant to which the Company shall grant to Executive certain options (“Options”) to purchase common stock of the Company upon such terms and conditions set forth therein. To the extent that any stock options granted hereunder are not made pursuant to the Company’s 2006 Stock Option Plan or other plan covered by a registration statement declared effective by the Securities and Exchange Commission (the “SEC”), the Company agrees to file with the SEC, within a reasonable period following the grant of such options, a Form S-8 registration statement covering the shares of common stock issuable upon exercise of the stock options. In addition, the Executive shall be eligible to be granted Equity Awards under (and therefore subject to all terms and conditions of) the Company’s 2006 Stock Option Plan or such other plans or programs as the Company may from time to time adopt, and subject to all rules of regulation of the Securities and Exchange Commission applicable thereto. The number and type of Equity Awards, and the terms and conditions thereof, shall be determined by the Compensation Committee of the Board of the Company, in its discretion and pursuant to the plan or arrangement pursuant to which they are granted. Notwithstanding any other provision in this Agreement, in the event of a Change in Control during the Term of Employment, all Options granted to Executive as described in Exhibit C hereto shall immediately vest and be exercisable.

(f) Other Benefits. The Executive shall be entitled to five (5) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may be carried forward into any succeeding calendar year. The Executive shall receive such additional benefits, if any, as the Board shall from time to time determine.

(g) Minimum Compensation. In no event will the Executive’s total compensation be less than the total compensation (including without limitation, Base Salaries, Bonuses, other incentive compensation, options or other securities, or benefits) paid to the CEO.

(h) Gym or Club Membership Fees.  During the Term, the Company agrees to pay up to $150 per month for Executive to belong to a health club of his choosing.

6. Termination.

(a) General. The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company by reason of the Executive’s Disability, (iii) a termination by the Company with or without Cause or (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions the Executive holds with the Company or any of its Related Entities. Upon termination of Executive’s employment with the Company pursuant to this Section, all compensation and benefits shall cease to accrue upon discharge of Executive and the Company shall have no further obligations to the Executive or his heirs, administrators, or executors with respect to compensation and benefits thereafter, except to pay the Executive or his heirs, administrators or executors as set forth in this Section.

(b) Termination by Company for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment for Cause. For purposes of this Section 6(b), any good faith determination by the Board of Cause shall be binding and conclusive on all interested parties. In the event that the Term of Employment is terminated by the Company for Cause, the Executive shall be entitled only to the Accrued Obligations, payable within a reasonable period following the Termination Date.

(c) Disability. The Company shall have the option to terminate the Term of Employment upon written notice to the Executive, at any time during which the Executive is suffering from a Disability. In the event that the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled to:

(i) the Accrued Obligations, payable as soon as reasonably practicable following the Termination Date;

(ii) the Termination Year Bonus, payable within four (4) months after the last day of the Bonus Period in which the Termination Date occurs;

(iii) the Severance Amount, payable in equal monthly installments during the Severance Term commencing with the first calendar month immediately following the month in which the employment of Executive has been terminated;

(iv) continuation of the health benefits provided to the Executive and his covered dependents under the Company health plans as in effect from time to time after the date of such termination with the Company paying all premiums relating thereto until the earlier of: (A) eighteen (18) months following the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA; and

(v) all Options granted to Executive as described in Exhibit C hereto and any other options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(d) Death. In the event that the Term of Employment is terminated due to the Executive’s death, the estate of the Executive shall be entitled to:

(i) the Accrued Obligations, payable as soon as reasonably practicable following the Termination Date;

(ii) the Termination Year Bonus, payable within four (4) months after the last day of the Bonus Period in which the Termination Date occurs;

(iii) the Severance Amount, payable in equal monthly installments during the Severance Term commencing with the first calendar month immediately following the month in which the employment of Executive has been terminated;

(iv) continuation of the health benefits provided to the Executive’s covered dependents under the Company health plans as in effect from time to time after the Executive’s death with the Company paying all premiums relating thereto until eighteen (18) months following the Termination Date; provided, however, that as a condition of continuation of such benefits, the Company may require the covered dependents to elect to continue such health insurance pursuant to COBRA; and

(v) all Options granted to Executive as described in Exhibit C hereto and any other options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(e) Termination Without Cause. The Company may terminate the Term of Employment at any time without Cause, by written notice to the Executive. In the event that the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability), the Executive shall be entitled to:

(i) Accrued Obligations, payable as soon as reasonably practicable following the Termination Date;

(ii) the Termination Year Bonus, payable within four (4) months after the last day of the Bonus Period in which the Termination Date occurs;

(iii) the Severance Amount, payable in equal installments during the Severance Period commencing with the first business day in the first calendar month immediately following the month in which the employment of Executive has been terminated;

(iv) continuation of the health benefits provided to the Executive and his covered dependents under the Company health plans as in effect from time to time after the date of such termination with the Company paying all premiums until the earlier of: (A) eighteen (18) months following the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA; and

(v) all Options granted to Executive as described in Exhibit C hereto and any other options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(f) Termination by Executive for Good Reason. The Executive may terminate the Term of Employment for Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Executive’s termination shall be effective upon the date immediately following the expiration of the thirty (30) day notice period, and the Executive shall be entitled to the same payments and benefits as provided in Section 6(e) above for a termination without Cause.

(g) Termination by Executive Without Good Reason. The Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by the Executive under this Section 6(g), the Executive shall be entitled only to the Accrued Obligations. In the event of termination of the Executive’s employment under this Section 6(g), the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination and still have it treated as a termination without Good Reason.

(h) Termination Upon Expiration Date. In the event that Executive’s employment with the Company terminates upon the expiration of the Term of Employment, the Executive shall be entitled to only the Accrued Obligations, payable within a reasonable period following the Termination Date. In addition, if the Term of Employment terminates either because the Company refused to extend the Term of Employment without Cause (and other than by reason of the Executive’s Disability), or the Executive refused to extend the Term for Good Reason, the Company shall pay the Executive:

(i) the Accrued Obligations, payable as soon as practicable following the Termination Date;

(ii) the Termination Year Bonus, payable within 2 1/2 months after the last day of the Bonus Period in which the Termination Date occurs;

(iii) the Severance Amount, payable in equal monthly installments during the Severance Term;

(iv) continuation of the health benefits provided to the Executive and his covered dependants under the Company health plans as in effect from time to time after the date of such termination until the earlier of: (A) eighteen (18) months following the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA; and

(v) all Options granted to Executive as described in Exhibit B hereto and any other options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(i) Change in Control of the Company. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the six (6) month period immediately following the Change in Control of the Company, then in lieu of any amounts otherwise payable under Sections 6(e) or 6(f) hereof, the Executive shall be entitled to:

(i) the Accrued Obligations, payable as soon as reasonably practicable following the Termination Date;

(ii) the Termination Year Bonus, payable within four (4) months after the last day of the Bonus Period in which the Termination Date occurs;

(iii) the Severance Amount, payable in equal monthly installments during the Severance Period commencing with the first calendar month immediately following the month in which the employment of Executive has been terminated;

(iv) continuation of the health benefits provided to Executive and his covered dependants under the Company health plans as in effect from time to time after the date of such termination with the Company paying all premiums until the earlier of: (A) eighteen (18) months following the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA; and

(v) all Options granted to Executive as described in Exhibit B hereto and any other options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(j) Section 280G Additional Payments by the Company.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of any plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively, the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), the Company shall pay to the Executive at the time specified in clause (iv) hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment provided for by this clause (i), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payment.

(ii) For purposes of determining whether any of the Company Payments and Gross-Up Payment (collectively, the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (A) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part): (1) do not constitute “parachute payments,” (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. In the event that the Accountants are serving as accountants or auditors for the individual, entity or group effecting the change in control (within the meaning of Section 280G of the Code), the Executive may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. The determination of the Accountants shall be final and binding upon the Company and the Executive.

(iii) For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence for the calendar year in which the Company Payments are to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event that any portion of the Gross-Up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive’s claim for refund or credit is denied. In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service (or other taxing authority) to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) promptly after the amount of such excess is finally determined.

(iv) The Gross-Up Payment or portion thereof provided for in clause (iii) shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to clause (iii), as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting the Executive to the Excise Tax. Subject to clauses (iii) and (viii) hereof, in the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(v) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at the Company’s expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event that the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its Representatives.

(vi) The Company shall be responsible for all charges of the Accountants.

(vii) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 6(i).

(viii) Nothing in this Section 6(i) is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void. The provisions of this Section 6(i) shall survive the termination of the Executive’s employment with the Company for any reason.

(k) Cooperation. Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company or any Related Entity may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company or any Related Entity, with respect to any investigation or the Company’s or any Related Entity’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 6(k) upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 6(k).

(l) Section 409A.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii) Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of the Executive’s separation from service, such payment or benefit shall not be made or provided (subject to the last sentence of this Section 6(k)(ii)) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined under Code Section 409A), and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6(k)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(m) Contact Management Database Rights. The Company and the Executive each acknowledge and agree that the Executive has developed and currently maintains a contact management database (the “Database”), and the Company acknowledges and agrees that the Executive shall have non-exclusive access to such Database at all times during the Term of Employment and after the Termination Date of this Agreement for any reason not in violation of Section 12 hereof.

7. Intentionally Deleted.

8. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

9. Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.

11. Arbitration.

(a) Exclusive Remedy. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. Except as otherwise provided in Section 12 hereof, the parties agree that any dispute between the parties arising out of or relating to the Executive’s employment, or to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment shall be resolved by arbitration in the New York, New York area, in accordance with the National Employment Arbitration Rules of the American Arbitration Association, as modified by the provisions of this Section 11. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. The parties acknowledge and agree that their obligations under this arbitration agreement survive the expiration or termination of this Agreement and continue after the termination of the employment relationship between the Executive and the Company. Except as otherwise provided in Section 12 hereof, by election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

(b) Arbitration Procedure and Arbitrator’s Authority. In the arbitration proceeding, each party shall be entitled to engage in any type of discovery permitted by the Federal Rules of Civil Procedure, to retain its own counsel, to present evidence and cross-examine witnesses, to purchase a stenographic record of the proceedings, and to submit post-hearing briefs. In reaching his/her decision, the arbitrator shall have no authority to add to, detract from, or otherwise modify any provision of this Agreement. The arbitrator shall submit with the award a written opinion which shall include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(c) Effect of Arbitrator’s Decision; Arbitrator’s Fees. The decision of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute, to the full extent permitted by law. In all cases in which applicable federal law precludes a waiver of judicial remedies, the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Executive in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute. If the arbitrator finds that the Executive was terminated in violation of law or this Agreement, the parties agree that the arbitrator acting hereunder shall be empowered to provide the Executive with any remedy available should the matter have been tried in a court, including equitable and/or legal remedies, compensatory damages and back pay. The arbitrator’s fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the non-prevailing party.

12. Restrictive Covenants.

(a) Executive recognizes and acknowledges that the Company, Related Entities and their subsidiaries, through the expenditure of considerable time and money, have developed and will continue to develop in the Confidential Information. In consideration of his continued employment by the Company hereunder, Executive agrees that he will not, during the Restricted Period, directly or indirectly, make any disclosure of Confidential Information now or hereafter possessed by the Company, Related Entities, and/or any of their current or future, direct or indirect subsidiaries (collectively, the "Group"), to any person, partnership, corporation or entity either during or after the term hereunder, except to employees of the Group and to others within or without the Group, as Executive may deem necessary in order to conduct the Group's business and except as may be required pursuant to any court order, judgment or decision from any court of competent jurisdiction. The foregoing shall not apply to information which is in the public domain on the date hereof; which, after it is disclosed to Executive by the Group, is published or becomes part of the public domain through no fault of Executive; which is known to Executive prior to disclosure thereof to him by the Group as evidenced by his written records; or, after Executive is no longer employed by the Group, which is thereafter disclosed to Executive in good faith by a third party which is not under any obligation of confidence or secrecy to the Group with respect to such information at the time of disclosure to him. The provisions of this Section 6 shall continue in full force and effect notwithstanding termination of Executive's employment under this Agreement or otherwise.

(b) Executive agrees that if the Company has made and is continuing to make all required payments to him upon and after termination of his employment, then during the Restricted Period, Executive shall neither directly and/or indirectly (a) solicit, hire and/or contact any prior (within twelve (12) months) or then current employee of the Company and/or Related Entities nor any of their respective direct and/or indirect subsidiaries (collectively, the "Applicable Entities"), nor (b) solicit any business with any prior (within twelve (12) months of termination) or then current customer and/or client of the Applicable Entities. In addition, Executive shall not attempt (directly and/or indirectly) to do anything either by himself or through others that he is prohibited from doing pursuant to this Section 12. Given that this Agreement is providing significant benefits to Executive, Executive hereby agrees that during the Restricted Period, without the prior written consent of the Board, he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with any business of the Applicable Entities. For purposes of this section, a business shall be deemed to be in competition with any business of the Applicable Entities if it is materially involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by any member of the Applicable Entities within the same geographic area in which such member of the Applicable Entities effects such purchases, sales or dealings or renders such services; provided, however, that for the period commencing with the termination of Executive's employment, a business shall be deemed to be in competition with any business of the Applicable Entities only if it is materially involved in the retail brokerage business. Notwithstanding the foregoing, Executive shall be allowed to make passive investments in publicly held competitive businesses as long as his ownership is less than 5% of such business.

(c) Executive acknowledges that the restrictive covenants (the "Restrictive Covenants") contained in this Section 12 are a condition of his continued employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable. If Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Company, in addition to and not in lieu of any other rights and remedies it may have at law or in equity, shall have the right to injunctive relief; it being acknowledged and agreed to by Executive that any such breach or threatened breach would cause irreparable and continuing injury to the Company and that money damages would not provide an adequate remedy to the Company.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

14. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment hereunder, including without limitation, the Company’s obligations under Section 6, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.

15. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier or sent by registered or certified mail, return receipt requested addressed as set forth herein. Notices personally delivered or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to National Holdings Corporation, 120 Broadway, 27th Floor, New York, NY 10271, Attention: Chairman of the Compensation Committee, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

16. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

17. Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

18. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

19. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

20. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

21. Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

24. Indemnification.

(a) Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, Executive or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including reasonable attorney’s fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

(b) The Company shall pay any expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 24 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than 10 days following the Executive’s delivery to the Company of a written request for an advance pursuant to this Section 24, together with a reasonable accounting of such expenses.

(c) The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 24 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

(d) The Company shall make the advances contemplated by this Section 24 regardless of the Executive’s financial ability to make repayment, and regardless whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 24 shall be unsecured and interest-free.

(e) The provisions of this Section 24 shall survive the termination of the Term of Employment or expiration of the term of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY: NATIONAL HOLDINGS CORPORATION
By: Name: Title:

EXECUTIVE: MARK GOLDWASSER

EXHIBIT A
CURRENT BOARDS

EXHIBIT B

FORM OF RELEASE

I, MARK GOLDWASSER, on behalf of myself and my heirs, successors and assigns, in consideration of the performance by National Holdings Corporation., a Delaware corporation (together with its Subsidiaries, the “Company”), of its material obligations under the Employment Agreement, dated as of ________ 2008 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company, its Affiliates, each such Person’s respective successors and assigns and each of the foregoing Persons’ respective present and former directors, officers, partners, stockholders, members, managers, agents, representatives, employees (and each such Person’s respective successors and assigns) (collectively, the “Released Parties”) to the extent provided below.

1. I understand that any payments or benefits paid or granted to me under Section 6 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 6 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2. I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release), whether under the laws of the United States or another jurisdiction and whether known or unknown, suspected or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, have or may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided, however, that nothing contained in this General Release shall apply to, or release the Company from, (i) any obligation of the Company contained in the Agreement to be performed after the date hereof or (ii) any vested or accrued benefits pursuant to any employee benefit plan, program or policy of the Company.

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I covenant that I shall not directly or indirectly, commence, maintain or prosecute or sue any of the Released Persons either affirmatively or by way of cross-complaint, indemnity claim, defense or counterclaim or in any other manner or at all on any Claim covered by this General Release. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7. I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

8. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, FINRA or any other self-regulatory organization or governmental entity.

9. Without limitation of any provision of the Agreement, I hereby expressly re-affirm my obligations under Section 12 under the Agreement.

10. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a) I HAVE READ IT CAREFULLY;

(b) I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY (VIA THE AGREEMENT AND THIS RELEASE) BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e) I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _______________ __, _____ TO CONSIDER IT AND THE CHANGES MADE SINCE THE _______________ __, _____ VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f) THE CHANGES TO THE AGREEMENT SINCE _______________ ___, _____ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g) I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EIGHTH DAY FOLLOWING EXECUTION OF THE AGREEMENT;

(h) I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i) I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

(j) THIS RELEASE SHALL REMAIN IN FULL FORCE AND EFFECT SO LONG AS THE COMPANY IS IN COMPLIANCE WITH ITS OBLIGATIONS TO PAY SEVERANCE AND PROVIDE THE OTHER POST-TERMINATION BENEFITS UNDER THE AGREEMENT, SUBJECT TO THE EXECUTIVE CONTINUING TO ABIDE BY THE POST-TERMINATION OBLIGATIONS AND COVENANTS CONTAINED IN THE AGREEMENT.

DATE: ___________ __, ______

EXHBIIT C
OPTION GRANT

Exhibit B

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of ___, 2008, by and between National Holdings Corporation, a Delaware corporation (the “Company”) and Leonard J. Sokolow (the “Executive”).

Recitals

WHEREAS, the Company wishes to employ the Executive, and Executive wishes to be so employed by the Company, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

Agreement

1. Definitions. When used in this Agreement, the following terms shall have the following meanings:

(a) “Accrued Obligations” shall mean:

(i) any accrued but unpaid salary through the Termination Date;

(ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment;

(iii) any benefits provided under the Company’s Executive benefit plans upon a termination of employment, in accordance with the terms therein, including rights to equity in the Company pursuant to any plan or grant, and settlement of any Equity Awards in accordance with the terms of such Equity Awards;

(iv) any unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the end of the Term of Employment; and

(v) rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Bonus” shall mean any bonus payable to the Executive pursuant to Section 4(b) hereof.

(d) “Bonus Period” shall mean each period for which a Bonus is payable. Unless otherwise specified by the Board, the Bonus Period shall be the Company’s fiscal year.

(e) “Cause” shall mean, with respect to the Executive, the following:

(i) the commission of a felony or other crime involving moral turpitude, or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any Related Entity or any of its or their respective customers or suppliers; or

(ii) breach of fiduciary duty, willful misconduct or gross negligence with respect to the Company or any Related Entity; or

(iii) substantial and repeated failure to perform duties as reasonably directed by the Board; provided, however, that if any such breach is subject to cure, Executive shall be entitled to written notice of and an opportunity to cure such breach to the Board’s reasonable satisfaction within 30 calendar days of notice of such breach; or

(iv) material breach of this Agreement; provided, however, that if any such breach is subject to cure, Executive shall be entitled to written notice of and an opportunity to cure such breach to the Board’s reasonable satisfaction within 30 calendar days of notice of such breach; or

(v) any action taken against Executive by a regulatory body or self-regulatory organization that materially impairs the Executive from performing his duty for a period of more than 180 days; or

(vi) alcoholism or drug addition which materially impairs the Executive’s ability to perform his duties.

An act or failure to act shall not be “willful” if (A) done by the Executive in good faith and (B) the Executive reasonably believed that such action or inaction was in the best interests of the Company and the Related Entities.

(f) “Change in Control of the Company” shall mean:

(i) consummation of a reorganization, merger or consolidation, sale, disposition of all or substantially all of the assets or stock of the Company or any other similar corporate event (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or (ii) approval by the Board of Directors of the Company of a complete dissolution or liquidation of the Company; or (iii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes, after the Commencement Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors of the Company.

(g)  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i) “Commencement Date” shall mean ______ ___, 2008.

(j) “Confidential Information” shall mean all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company or any Related Entity (including information conceived, originated, discovered or developed by the Executive and information acquired by the Company or any Related Entity from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Executive), about the Company or any Related Entity or its business.

(k) “Disability” shall have the meaning set forth in a policy or policies of long-term disability insurance, if any, the Company obtains for the benefit of itself and/or its employees. If there is no definition of “disability” applicable under any such policy or policies, if any, then the Executive shall be considered disabled due to mental or physical impairment or disability, despite reasonable accommodations by the Company and any Related Entity, to perform his customary or other comparable duties with the Company and any Related Entity immediately prior to such disability for a period of at least 120 consecutive days or for at least 180 non-consecutive days in any 12-month period.

(l) “Draw” shall mean a loan or advance versus a Base Salary or other forms of compensation provided for in Section 4(a) hereof.

(m) “Equity Awards” shall mean any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted by the Company to the Executive.

(n) “Excise Tax” shall mean any excise tax imposed by Section 4999 of the Code, together with any interest and penalties imposed with respect thereto, or any interest or penalties incurred by the Executive with respect to any such excise tax.

(o) “Expiration Date” shall mean the date on which the Term of Employment, including any renewals thereof under Section 3(b) hereof, shall expire.

(p) “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(b) hereof, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

(ii) any material failure by the Company to comply with any of the provisions of Section 4 hereof, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

(iii) the Company’s requiring the Executive to be based at any office or location located more than fifty (50) miles outside of Palm Beach County, Florida, except for travel reasonably required in the performance of the Executive’s responsibilities; or

(iv) any decrease in salary or bonuses payable pursuant to the terms of this Agreement without the Executive’s written consent.

(q) “President” shall be President of the Company.

(r) “Related Entity” shall mean the Company and any direct or indirect subsidiary of the Company or the subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, in which the Company or a subsidiary holds a substantial ownership interest, directly or indirectly.

(s) “Restricted Period” shall be the Term of Employment and the twelve (12) month period immediately following termination of the Term of Employment; provided, however, that if the Company terminates the Executive’s employment for Cause, or Executive terminates his employment without Good Reason, the twelve (12) month period shall be extended to eighteen (18) months.

(t) “Severance Amount” shall mean (i) one hundred fifty percent (150%) of the Executive’s annual Base Salary in the event of termination of employment without Cause or with Good Reason and (ii) one hundred (100%) percent of the Executive’s annual Base Salary for any other termination of employment.

(u) “Severance Term” shall mean the eighteen (18) month period following the Termination Date.

(v) “Term of Employment” shall mean the period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement.

(w) “Termination Date” shall mean the date on which the Term of Employment ends.

(x) “Termination Year Bonus” shall mean the Bonus payable under Section 4(b) hereof for the Bonus Period in which the Executive’s employment with the Company terminates for any reason.

2. Employment.

(a) Employment and Term. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, during the Term of Employment on the terms and conditions set forth herein.

(b) Duties of Executive. During the Term of Employment, the Executive shall be employed and serve as the Vice Chairman and President, and shall have such duties typically associated with such title and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. The Executive shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (i) conflicts with the interests of the Company or its Related Entities, (ii) interferes with the proper and efficient performance of his duties for the Company, or (iii) interferes with the exercise of his judgment in the Company’s best interests. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (x) serve on corporate (subject to prior approval of the Board), civic or charitable boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (z) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement. The Executive represents he holds all licenses and regulatory approvals necessary to perform these responsibilities, including holding a Series 7 and a Series 24. As of the date hereof, the Executive is approved to be a member of the boards listed on Exhibit A attached hereto.

(c) Management Committee. At all times during the Term of Employment, the Executive shall serve as a member of the Executive Committee of the Company, and the Board shall take all necessary and appropriate actions to appoint and retain the Executive on such committee.

3. Term.

(a) Initial Term. The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on the Commencement Date and shall expire on the fifth anniversary of such Commencement Date, unless sooner terminated in accordance with Section 6 hereof.

(b) Renewal Terms. At the end of the Initial Term, the Term of Employment automatically shall renew for successive one (1) year terms (subject to earlier termination as provided in Section 6 hereof), unless the Company or the Executive delivers written notice to the other at least ninety (90) days prior to the Expiration Date of its or his election not to renew the Term of Employment.

(c) Release. Upon termination of this Agreement in accordance with the terms contained herein, as a condition to receiving any payments or benefits to which he is entitled under the terms of this Agreement, the Executive shall execute and deliver to the Company a release in the form attached hereto as Exhibit B within thirty (30) days following his termination of employment. Such release shall remain in full force and effect so long as the Company is in compliance with its obligations to pay severance and provide the other post-termination benefits hereunder, subject to the Executive continuing to abide by the post-termination obligations and covenants contained herein.

4. Compensation.

(a) Base Salary. The Executive shall receive an initial base salary of $450,000 per annum which shall increase five percent (5%) per annum beginning on the first anniversary of the Commencement Date and each anniversary date thereafter (the "Base Salary"). Such Base Salary shall be payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary and Executive’s other forms of compensation shall be reviewed, at least annually, and may, by action and in the discretion of the Board, be increased (but may not be decreased) at any time or from time to time. In no event shall the Base Salary be deemed a Draw.

(b) Bonuses. During the Term of Employment, the Executive shall be entitled to receive on a fiscal year basis a cash bonus from the Company determined in the discretion by the Compensation Committee; provided, however, that such Bonus on a fiscal year basis shall not be less than:

(i) Two Hundred Twenty Five Thousand ($225,000) Dollars, paid in quarterly installments as follows: with respect to the first three quarters of the Company’s fiscal year, the cash bonus shall be paid by the Company to the Executive within forty five (45) days after the end of the Company’s fiscal quarter and with respect to the last fiscal quarter, ninety (90) days after the end of the Company’s fiscal year (the “Guaranteed Bonus”); and

(ii) An amount equal to five percent (5%) of the Company’s fiscal year’s consolidated Net Income in excess of $4.5 million, but in no event to exceed an amount equal to the difference between (i) 100% of the then current Base Salary for such fiscal year and (ii) the Guaranteed Bonus, payable within ninety (90) days after the end of the Company’s fiscal year. Notwithstanding anything to the contrary in this sub-section (b)(ii), in the event that the Company’s Net Income is a negative number for any fiscal year, then the Bonus payment paid to the Executive for such fiscal year under this sub-section (ii) shall be $0 and the Executive shall not be required to reimburse the Company for any Bonus previously paid by the Company; and

(iii) Such additional Bonuses, if any, as the Board may in its sole and absolute discretion determine based upon its assessment of the performance of the President in the following areas: (A) revenue growth of the Company, (B) new business development, (C) investor relations, (D) communication with the Board of Directors, (E) communication and collaboration with the other members of the Executive Committee of the Board of Directors, and (F) special projects as assigned by the Board of Directors.

(iv) With respect to the first fiscal year in which the Commencement Date falls, the Bonus described in (i) and (ii) above shall be prorated accordingly with respect to such applicable Bonus Period.

5. Expense Reimbursement and Other Benefits.

(a) Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company, including, without limitation, expenses relating to his cell phone and his Blackberry or other similar devices. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

(b) Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. The benefits currently provided by the Company to its Executives are as stated in the Company’s Executive handbook, which is subject to change. In addition, during the Term of Employment, the Company shall pay (at the “Buy-Up Premium” level) all health insurance premiums required to be made on behalf of the Executive and his dependents with respect to their participation in such health plans. Should Executive not want to participate in the Company's health plan, the Company will reimburse Executive for the expense incurred in participating in another plan in an amount not to exceed the cost of participation of Executive and his dependents in the Company’s health plan. Additionally, Executive shall be added as an insured to any director and officer and errors and omissions insurance policy that the Company or any of the Company’s subsidiaries or affiliates hereafter procures.

(c) Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, a personal assistant, other secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder. The Company and the Executive acknowledge and agree that the personal assistant or other secretarial help assigned to the Executive shall also be responsible for handling certain personal matters that may be assigned to them from time to time by the Executive.

(d) Automobile. During the Term of Employment, the Company shall provide the Executive with a non-accountable automobile allowance (inclusive of parking) of $1,000 per month.

(e) Equity Awards. The Company and Executive shall enter into the Stock Option Agreement attached hereto as Exhibit C pursuant to which the Company shall grant to Executive certain options (“Options”) to purchase common stock of the Company upon such terms and conditions set forth therein. To the extent that any stock options granted hereunder are not made pursuant to the Company’s 2006 Stock Option Plan or other plan covered by a registration statement declared effective by the Securities and Exchange Commission (the “SEC”), the Company agrees to file with the SEC, within a reasonable period following the grant of such options, a Form S-8 registration statement covering the shares of common stock issuable upon exercise of the stock options. In addition, the Executive shall be eligible to be granted Equity Awards under (and therefore subject to all terms and conditions of) the Company’s 2006 Stock Option Plan or such other plans or programs as the Company may from time to time adopt, and subject to all rules of regulation of the Securities and Exchange Commission applicable thereto. The number and type of Equity Awards, and the terms and conditions thereof, shall be determined by the Compensation Committee of the Board of the Company, in its discretion and pursuant to the plan or arrangement pursuant to which they are granted. Notwithstanding any other provision in this Agreement, in the event of a Change in Control during the Term of Employment, all Options granted to Executive as described in Exhibit C hereto shall immediately vest and be exercisable.

(f) Other Benefits. The Executive shall be entitled to five (5) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may be carried forward into any succeeding calendar year. The Executive shall receive such additional benefits, if any, as the Board shall from time to time determine.

(g) Minimum Compensation. In no event will the Executive’s total compensation be less than the total compensation (including without limitation, Base Salaries, Bonuses, other incentive compensation, options or other securities, or benefits) paid to the President.

(h) Gym or Club Membership Fees.  During the Term, the Company agrees to pay up to $150 per month for Executive to belong to a health club of his choosing.

6. Termination.

(a) General. The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company by reason of the Executive’s Disability, (iii) a termination by the Company with or without Cause or (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions the Executive holds with the Company or any of its Related Entities. Upon termination of Executive’s employment with the Company pursuant to this Section, all compensation and benefits shall cease to accrue upon discharge of Executive and the Company shall have no further obligations to the Executive or his heirs, administrators, or executors with respect to compensation and benefits thereafter, except to pay the Executive or his heirs, administrators or executors as set forth in this Section.

(b) Termination by Company for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment for Cause. For purposes of this Section 6(b), any good faith determination by the Board of Cause shall be binding and conclusive on all interested parties. In the event that the Term of Employment is terminated by the Company for Cause, the Executive shall be entitled only to the Accrued Obligations, payable within a reasonable period following the Termination Date.

(c) Disability. The Company shall have the option to terminate the Term of Employment upon written notice to the Executive, at any time during which the Executive is suffering from a Disability. In the event that the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled to:

(i) the Accrued Obligations, payable as soon as reasonably practicable following the Termination Date;

(ii) the Termination Year Bonus, payable within four (4) months after the last day of the Bonus Period in which the Termination Date occurs;

(iii) the Severance Amount, payable in equal monthly installments during the Severance Term commencing with the first calendar month immediately following the month in which the employment of Executive has been terminated;

(iv) continuation of the health benefits provided to the Executive and his covered dependents under the Company health plans as in effect from time to time after the date of such termination with the Company paying all premiums relating thereto until the earlier of: (A) eighteen (18) months following the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA; and

(v) all Options granted to Executive as described in Exhibit C hereto and any other options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(d) Death. In the event that the Term of Employment is terminated due to the Executive’s death, the estate of the Executive shall be entitled to:

(i) the Accrued Obligations, payable as soon as reasonably practicable following the Termination Date;

(ii) the Termination Year Bonus, payable within four (4) months after the last day of the Bonus Period in which the Termination Date occurs;

(iii) the Severance Amount, payable in equal monthly installments during the Severance Term commencing with the first calendar month immediately following the month in which the employment of Executive has been terminated;

(iv) continuation of the health benefits provided to the Executive’s covered dependents under the Company health plans as in effect from time to time after the Executive’s death with the Company paying all premiums relating thereto until eighteen (18) months following the Termination Date; provided, however, that as a condition of continuation of such benefits, the Company may require the covered dependents to elect to continue such health insurance pursuant to COBRA; and

(v) all Options granted to Executive as described in Exhibit C hereto and any other options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(e) Termination Without Cause. The Company may terminate the Term of Employment at any time without Cause, by written notice to the Executive. In the event that the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability), the Executive shall be entitled to:

(i) Accrued Obligations, payable as soon as reasonably practicable following the Termination Date;

(ii) the Termination Year Bonus, payable within four (4) months after the last day of the Bonus Period in which the Termination Date occurs;

(iii) the Severance Amount, payable in equal installments during the Severance Period commencing with the first business day in the first calendar month immediately following the month in which the employment of Executive has been terminated;

(iv) continuation of the health benefits provided to the Executive and his covered dependents under the Company health plans as in effect from time to time after the date of such termination with the Company paying all premiums until the earlier of: (A) eighteen (18) months following the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA; and

(v) all Options granted to Executive as described in Exhibit C hereto and any other options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(f) Termination by Executive for Good Reason. The Executive may terminate the Term of Employment for Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Executive’s termination shall be effective upon the date immediately following the expiration of the thirty (30) day notice period, and the Executive shall be entitled to the same payments and benefits as provided in Section 6(e) above for a termination without Cause.

(g) Termination by Executive Without Good Reason. The Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by the Executive under this Section 6(g), the Executive shall be entitled only to the Accrued Obligations. In the event of termination of the Executive’s employment under this Section 6(g), the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination and still have it treated as a termination without Good Reason.

(h) Termination Upon Expiration Date. In the event that Executive’s employment with the Company terminates upon the expiration of the Term of Employment, the Executive shall be entitled to only the Accrued Obligations, payable within a reasonable period following the Termination Date. In addition, if the Term of Employment terminates either because the Company refused to extend the Term of Employment without Cause (and other than by reason of the Executive’s Disability), or the Executive refused to extend the Term for Good Reason, the Company shall pay the Executive:

(i) the Accrued Obligations, payable as soon as practicable following the Termination Date;

(ii) the Termination Year Bonus, payable within 2 1/2 months after the last day of the Bonus Period in which the Termination Date occurs;

(iii) the Severance Amount, payable in equal monthly installments during the Severance Term;

(iv) continuation of the health benefits provided to the Executive and his covered dependants under the Company health plans as in effect from time to time after the date of such termination until the earlier of: (A) eighteen (18) months following the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA; and

(v) all Options granted to Executive as described in Exhibit B hereto and any other options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(i) Change in Control of the Company. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the six (6) month period immediately following the Change in Control of the Company, then in lieu of any amounts otherwise payable under Sections 6(e) or 6(f) hereof, the Executive shall be entitled to:

(i) the Accrued Obligations, payable as soon as reasonably practicable following the Termination Date;

(ii) the Termination Year Bonus, payable within four (4) months after the last day of the Bonus Period in which the Termination Date occurs;

(iii) the Severance Amount, payable in equal monthly installments during the Severance Period commencing with the first calendar month immediately following the month in which the employment of Executive has been terminated;

(iv) continuation of the health benefits provided to Executive and his covered dependants under the Company health plans as in effect from time to time after the date of such termination with the Company paying all premiums until the earlier of: (A) eighteen (18) months following the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA; and

(v) all Options granted to Executive as described in Exhibit B hereto and any other options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(j) Section 280G Additional Payments by the Company.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of any plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively, the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), the Company shall pay to the Executive at the time specified in clause (iv) hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment provided for by this clause (i), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payment.

(ii) For purposes of determining whether any of the Company Payments and Gross-Up Payment (collectively, the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (A) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part): (1) do not constitute “parachute payments,” (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. In the event that the Accountants are serving as accountants or auditors for the individual, entity or group effecting the change in control (within the meaning of Section 280G of the Code), the Executive may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. The determination of the Accountants shall be final and binding upon the Company and the Executive.

(iii) For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence for the calendar year in which the Company Payments are to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event that any portion of the Gross-Up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive’s claim for refund or credit is denied. In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service (or other taxing authority) to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) promptly after the amount of such excess is finally determined.

(iv) The Gross-Up Payment or portion thereof provided for in clause (iii) shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to clause (iii), as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting the Executive to the Excise Tax. Subject to clauses (iii) and (viii) hereof, in the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(v) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at the Company’s expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event that the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its Representatives.

(vi) The Company shall be responsible for all charges of the Accountants.

(vii) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 6(i).

(viii) Nothing in this Section 6(i) is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void. The provisions of this Section 6(i) shall survive the termination of the Executive’s employment with the Company for any reason.

(k) Cooperation. Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company or any Related Entity may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company or any Related Entity, with respect to any investigation or the Company’s or any Related Entity’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 6(k) upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 6(k).

(l) Section 409A.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii) Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of the Executive’s separation from service, such payment or benefit shall not be made or provided (subject to the last sentence of this Section 6(k)(ii)) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined under Code Section 409A), and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6(k)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(m) Contact Management Database Rights. The Company and the Executive each acknowledge and agree that the Executive has developed and currently maintains a contact management database (the “Database”), and the Company acknowledges and agrees that the Executive shall have non-exclusive access to such Database at all times during the Term of Employment and after the Termination Date of this Agreement for any reason not in violation of Section 12 hereof.

7. Intentionally Deleted.

8. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

9. Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.

11. Arbitration.

(a) Exclusive Remedy. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. Except as otherwise provided in Section 12 hereof, the parties agree that any dispute between the parties arising out of or relating to the Executive’s employment, or to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment shall be resolved by arbitration in the New York, New York area, in accordance with the National Employment Arbitration Rules of the American Arbitration Association, as modified by the provisions of this Section 11. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. The parties acknowledge and agree that their obligations under this arbitration agreement survive the expiration or termination of this Agreement and continue after the termination of the employment relationship between the Executive and the Company. Except as otherwise provided in Section 12 hereof, by election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

(b) Arbitration Procedure and Arbitrator’s Authority. In the arbitration proceeding, each party shall be entitled to engage in any type of discovery permitted by the Federal Rules of Civil Procedure, to retain its own counsel, to present evidence and cross-examine witnesses, to purchase a stenographic record of the proceedings, and to submit post-hearing briefs. In reaching his/her decision, the arbitrator shall have no authority to add to, detract from, or otherwise modify any provision of this Agreement. The arbitrator shall submit with the award a written opinion which shall include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(c) Effect of Arbitrator’s Decision; Arbitrator’s Fees. The decision of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute, to the full extent permitted by law. In all cases in which applicable federal law precludes a waiver of judicial remedies, the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Executive in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute. If the arbitrator finds that the Executive was terminated in violation of law or this Agreement, the parties agree that the arbitrator acting hereunder shall be empowered to provide the Executive with any remedy available should the matter have been tried in a court, including equitable and/or legal remedies, compensatory damages and back pay. The arbitrator’s fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the non-prevailing party.

12. Restrictive Covenants.

(a) Executive recognizes and acknowledges that the Company, Related Entities and their subsidiaries, through the expenditure of considerable time and money, have developed and will continue to develop in the Confidential Information. In consideration of his continued employment by the Company hereunder, Executive agrees that he will not, during the Restricted Period, directly or indirectly, make any disclosure of Confidential Information now or hereafter possessed by the Company, Related Entities, and/or any of their current or future, direct or indirect subsidiaries (collectively, the "Group"), to any person, partnership, corporation or entity either during or after the term hereunder, except to employees of the Group and to others within or without the Group, as Executive may deem necessary in order to conduct the Group's business and except as may be required pursuant to any court order, judgment or decision from any court of competent jurisdiction. The foregoing shall not apply to information which is in the public domain on the date hereof; which, after it is disclosed to Executive by the Group, is published or becomes part of the public domain through no fault of Executive; which is known to Executive prior to disclosure thereof to him by the Group as evidenced by his written records; or, after Executive is no longer employed by the Group, which is thereafter disclosed to Executive in good faith by a third party which is not under any obligation of confidence or secrecy to the Group with respect to such information at the time of disclosure to him. The provisions of this Section 6 shall continue in full force and effect notwithstanding termination of Executive's employment under this Agreement or otherwise.

(b) Executive agrees that if the Company has made and is continuing to make all required payments to him upon and after termination of his employment, then during the Restricted Period, Executive shall neither directly and/or indirectly (a) solicit, hire and/or contact any prior (within twelve (12) months) or then current employee of the Company and/or Related Entities nor any of their respective direct and/or indirect subsidiaries (collectively, the "Applicable Entities"), nor (b) solicit any business with any prior (within twelve (12) months of termination) or then current customer and/or client of the Applicable Entities. In addition, Executive shall not attempt (directly and/or indirectly) to do anything either by himself or through others that he is prohibited from doing pursuant to this Section 12. Given that this Agreement is providing significant benefits to Executive, Executive hereby agrees that during the Restricted Period, without the prior written consent of the Board, he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with any business of the Applicable Entities. For purposes of this section, a business shall be deemed to be in competition with any business of the Applicable Entities if it is materially involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by any member of the Applicable Entities within the same geographic area in which such member of the Applicable Entities effects such purchases, sales or dealings or renders such services; provided, however, that for the period commencing with the termination of Executive's employment, a business shall be deemed to be in competition with any business of the Applicable Entities only if it is materially involved in the retail brokerage business. Notwithstanding the foregoing, Executive shall be allowed to make passive investments in publicly held competitive businesses as long as his ownership is less than 5% of such business.

(c) Executive acknowledges that the restrictive covenants (the "Restrictive Covenants") contained in this Section 12 are a condition of his continued employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable. If Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Company, in addition to and not in lieu of any other rights and remedies it may have at law or in equity, shall have the right to injunctive relief; it being acknowledged and agreed to by Executive that any such breach or threatened breach would cause irreparable and continuing injury to the Company and that money damages would not provide an adequate remedy to the Company.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

14. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment hereunder, including without limitation, the Company’s obligations under Section 6, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.

15. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier or sent by registered or certified mail, return receipt requested addressed as set forth herein. Notices personally delivered or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to National Holdings Corporation, 120 Broadway, 27th Floor, New York, NY 10271, Attention: Chairman, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

16. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

17. Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

18. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

19. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

20. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

21. Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

24. Indemnification.

(a) Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, Executive or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including reasonable attorney’s fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

(b) The Company shall pay any expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 24 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than 10 days following the Executive’s delivery to the Company of a written request for an advance pursuant to this Section 24, together with a reasonable accounting of such expenses.

(c) The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 24 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

(d) The Company shall make the advances contemplated by this Section 24 regardless of the Executive’s financial ability to make repayment, and regardless whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 24 shall be unsecured and interest-free.

(e) The provisions of this Section 24 shall survive the termination of the Term of Employment or expiration of the term of this Agreement.

25. Vesting of Exchange Options. The Company hereby acknowledges and agrees to the terms of Section 3 of that certain Employment Termination Agreement of even date hereof, by and between Executive and vFinance, Inc., as it relates to the Exchange Options, as defined therein.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

NATIONAL HOLDINGS CORPORATION

By:

Name:

Title:

EXECUTIVE:
LEONARD J. SOKOLOW

EXHIBIT A
CURRENT BOARDS

EXHIBIT B

FORM OF RELEASE

I, LEONARD J. SOKOLOW, on behalf of myself and my heirs, successors and assigns, in consideration of the performance by National Holdings Corporation., a Delaware corporation (together with its Subsidiaries, the “Company”), of its material obligations under the Employment Agreement, dated as of ________ 2008 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company, its Affiliates, each such Person’s respective successors and assigns and each of the foregoing Persons’ respective present and former directors, officers, partners, stockholders, members, managers, agents, representatives, employees (and each such Person’s respective successors and assigns) (collectively, the “Released Parties”) to the extent provided below.

1. I understand that any payments or benefits paid or granted to me under Section 6 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 6 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2. I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release), whether under the laws of the United States or another jurisdiction and whether known or unknown, suspected or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, have or may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided, however, that nothing contained in this General Release shall apply to, or release the Company from, (i) any obligation of the Company contained in the Agreement to be performed after the date hereof or (ii) any vested or accrued benefits pursuant to any employee benefit plan, program or policy of the Company.

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I covenant that I shall not directly or indirectly, commence, maintain or prosecute or sue any of the Released Persons either affirmatively or by way of cross-complaint, indemnity claim, defense or counterclaim or in any other manner or at all on any Claim covered by this General Release. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7. I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

8. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, FINRA or any other self-regulatory organization or governmental entity.

9. Without limitation of any provision of the Agreement, I hereby expressly re-affirm my obligations under Section 12 under the Agreement.

10. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a) I HAVE READ IT CAREFULLY;

(b) I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY (VIA THE AGREEMENT AND THIS RELEASE) BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e) I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _______________ __, _____ TO CONSIDER IT AND THE CHANGES MADE SINCE THE _______________ __, _____ VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f) THE CHANGES TO THE AGREEMENT SINCE _______________ ___, _____ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g) I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EIGHTH DAY FOLLOWING EXECUTION OF THE AGREEMENT;

(h) I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i) I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

(j) THIS RELEASE SHALL REMAIN IN FULL FORCE AND EFFECT SO LONG AS THE COMPANY IS IN COMPLIANCE WITH ITS OBLIGATIONS TO PAY SEVERANCE AND PROVIDE THE OTHER POST-TERMINATION BENEFITS UNDER THE AGREEMENT, SUBJECT TO THE EXECUTIVE CONTINUING TO ABIDE BY THE POST-TERMINATION OBLIGATIONS AND COVENANTS CONTAINED IN THE AGREEMENT.

DATE: ___________ __, ______	_________________________________________

EXHBIIT C

OPTION GRANT

Exhibit C

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of ___, 2008, by and between National Holdings Corporation, a Delaware corporation (the “Company”) and Alan B. Levin (the “Executive”).

Recitals

WHEREAS, the Company wishes to employ the Executive, and Executive wishes to be so employed by the Company, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

Agreement

1.  Definitions. When used in this Agreement, the following terms shall have the following meanings:

(a)  “Accrued Obligations” shall mean:

(i)  any accrued but unpaid salary through the Termination Date;

(ii)  any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment;

(iii)  any benefits provided under the Company’s Executive benefit plans upon a termination of employment, in accordance with the terms therein, including rights to equity in the Company pursuant to any plan or grant, and settlement of any Equity Awards in accordance with the terms of such Equity Awards;

(iv)  any unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the end of the Term of Employment; and

(v)  rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

(b)  “Board” shall mean the Board of Directors of the Company.

(c)  “Bonus” shall mean any bonus payable to the Executive pursuant to Section 4(b) hereof.

(d)  “Bonus Period” shall mean each period for which a Bonus is payable. Unless otherwise specified by the Board, the Bonus Period shall be the Company’s fiscal year.

(e)  “Cause” shall mean, with respect to the Executive, the following:

(i)  the commission of a felony or other crime involving moral turpitude, or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any Related Entity or any of its or their respective customers or suppliers; or

(ii)  breach of fiduciary duty, willful misconduct or gross negligence with respect to the Company or any Related Entity; or

(iii)  substantial and repeated failure to perform duties as reasonably directed in writing by the Chief Executive Officer; provided, however, that if any such breach is subject to cure, Executive shall be entitled to written notice of and an opportunity to cure such breach to the Board’s reasonable satisfaction within 30 calendar days of notice of such breach; or

(iv)  material breach of this Agreement; provided, however, that if any such breach is subject to cure, Executive shall be entitled to written notice of and an opportunity to cure such breach to the Board’s reasonable satisfaction within 30 calendar days of notice of such breach; or

(v)  any action taken against Executive by a regulatory body or self-regulatory organization that materially impairs the Executive from performing his duty for a period of more than 180 days; or

(vi)  alcoholism or drug addition which materially impairs the Executive’s ability to perform his duties.

An act or failure to act shall not be “willful” if (A) done by the Executive in good faith and (B) the Executive reasonably believed that such action or inaction was in the best interests of the Company and the Related Entities.

(f)  “Change in Control of the Company” shall mean:

(i)  consummation of a reorganization, merger or consolidation, sale, disposition of all or substantially all of the assets or stock of the Company or any other similar corporate event (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or (ii) approval by the Board of Directors of the Company of a complete dissolution or liquidation of the Company; or (iii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes, after the Commencement Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors of the Company.

(g)  “CFO” shall mean the Chief Financial Officer of the Company.

(h)  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(i)  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)  “Commencement Date” shall mean ______ ___, 2008.

(k)  “Confidential Information” shall mean all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company or any Related Entity (including information conceived, originated, discovered or developed by the Executive and information acquired by the Company or any Related Entity from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Executive), about the Company or any Related Entity or its business.

(l)  “Disability” shall have the meaning set forth in a policy or policies of long-term disability insurance, if any, the Company obtains for the benefit of itself and/or its employees. If there is no definition of “disability” applicable under any such policy or policies, if any, then the Executive shall be considered disabled due to mental or physical impairment or disability, despite reasonable accommodations by the Company and any Related Entity, to perform his customary or other comparable duties with the Company and any Related Entity immediately prior to such disability for a period of at least 120 consecutive days or for at least 180 non-consecutive days in any 12-month period.

(m)  “Draw” shall mean a loan or advance versus a Base Salary or other forms of compensation provided for in Section 4(a) hereof.

(n)  “Equity Awards” shall mean any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted by the Company to the Executive.

(o)  “Excise Tax” shall mean any excise tax imposed by Section 4999 of the Code, together with any interest and penalties imposed with respect thereto, or any interest or penalties incurred by the Executive with respect to any such excise tax.

(p)  “Expiration Date” shall mean the date on which the Term of Employment, including any renewals thereof under Section 3(b) hereof, shall expire.

(q)  “Good Reason” shall mean:

(i)  the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(b) hereof, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

(ii)  any material failure by the Company to comply with any of the provisions of Section 4 hereof, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

(iii)  the Company’s requiring the Executive to be based at any office or location outside of Broward County or Southern Palm Beach County, Florida, except for travel reasonably required in the performance of the Executive’s responsibilities; or

(iv)  the cessation of the Executive’s position for any reason other than with the Executive’s written consent; or

(v)  any decrease in salary or bonuses payable pursuant to the terms of this Agreement without the Executive’s written consent.

(r)  “Related Entity” shall mean the Company and any direct or indirect subsidiary of the Company or the subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, in which the Company or a subsidiary holds a substantial ownership interest, directly or indirectly.

(s)  “Restricted Period” shall be the Term of Employment and the twelve (12) month period immediately following termination of the Term of Employment; provided, however, that if the Company terminates the Executive’s employment for Cause, or Executive terminates his employment without Good Reason, the twelve (12) month period shall be extended to eighteen (18) months.

(t)  “Severance Amount” shall mean 50% of the Executive’s annual Base Salary.

(u)  “Severance Term” shall mean the six (6) month period following the Termination Date.

(v)  “Term of Employment” shall mean the period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement.

(w)  “Termination Date” shall mean the date on which the Term of Employment ends.

2.  Employment.

(a)  Employment and Term. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, during the Term of Employment on the terms and conditions set forth herein.

(b)  Duties of Executive. During the Term of Employment, the Executive shall be employed and serve as the Chief Financial Officer and Chief Accounting Officer, and shall have such duties typically associated with such title and shall exercise such power and authority as may from time to time be delegated to him by the Chief Executive Officer. The Executive shall devote his full business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. The Executive shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (i) conflicts with the interests of the Company or its Related Entities, (ii) interferes with the proper and efficient performance of his duties for the Company, or (iii) interferes with the exercise of his judgment in the Company’s best interests. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (x) serve on civic or charitable boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (z) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement. The Executive represents that he holds all licenses and regulatory approvals necessary to perform these responsibilities, including holding a Series 27 (“FINOP”) license and if requested by the Chief Executive Officer, shall also serve as the FINOP of the one or more of the Company’s affiliated broker dealers.

3.  Term.

(a)  Initial Term. The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on the Commencement Date and shall expire on the first anniversary of such Commencement Date, unless sooner terminated in accordance with Section 6 hereof.

(b)  Renewal Terms. At the end of the Initial Term, the Term of Employment automatically shall renew for successive one (1) year terms (subject to earlier termination as provided in Section 6 hereof), unless the Company or the Executive delivers written notice to the other at least three (3) months prior to the Expiration Date of its or his election not to renew the Term of Employment.

(c) Release. Upon termination of this Agreement in accordance with the terms contained herein, as a condition to receiving any payments or benefits to which he is entitled under the terms of this Agreement, the Executive shall execute and deliver to the Company a release in the form attached hereto as Exhibit A within thirty (30) days following his termination of employment. Such release shall remain in full force and effect so long as the Company is in compliance with its obligations to pay severance and provide the other post-termination benefits hereunder, subject to the Executive continuing to abide by the post-termination obligations and covenants contained herein.

4.  Compensation.

(a)  Base Salary. The Executive shall receive an initial base salary of $180,000 per annum (the "Base Salary"). Such Base Salary shall be payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary and Executive’s other forms of compensation shall be reviewed, at least annually, and may, by action and in the discretion of the Board, be increased (but may not be decreased) at any time or from time to time. In no event shall the Base Salary be deemed a Draw.

(b) Bonuses. During the Term of Employment, the Executive shall be entitled to receive on a fiscal year basis a cash bonus from the Company determined in the discretion by the Compensation Committee based upon its assessment of the performance of the Executive in the following areas: (A) revenue, net income and revenue growth of the Company, (B) new business development, (C) investor relations, (D) communication with the Board of Directors, (E) communication and collaboration with the other members of the Executive Committee of the Board of Directors, and (F) and other factors including without limitation special projects as assigned by the Chief Executive Officer, Executive Committee or Board of Directors.

5.  Expense Reimbursement and Other Benefits.

(a)  Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company, including, without limitation, expenses relating to his cell phone and his Blackberry or other similar devices. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

(b)  Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. The benefits currently provided by the Company to its Executives are as stated in the Company’s Executive handbook, which is subject to change. In addition, during the Term of Employment, the Company shall pay (at the “Buy-Up Premium” level) all health insurance premiums required to be made on behalf of the Executive and his dependents with respect to their participation in such health plans. Should Executive not want to participate in the Company's health plan, the Company will reimburse Executive for the expense incurred in participating in another plan in an amount not to exceed the cost of participation of Executive and his dependents in the Company’s health plan. Additionally, Executive shall be added as an insured to any director and officer and errors and omissions insurance policy that the Company or any of the Company’s subsidiaries or affiliates hereafter procures.

(c)  Other Benefits. The Executive shall be entitled to three (3) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. The Executive shall receive such additional benefits, if any, as the Board shall from time to time determine.

6.  Termination.

(a)  General. The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company by reason of the Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, the Executive shall resign from any and all positions the Executive holds with the Company or any of its Related Entities. Upon termination of Executive’s employment with the Company pursuant to this Section, all compensation and benefits shall cease to accrue upon discharge of Executive and the Company shall have no further obligations to the Executive or his heirs, administrators, or executors with respect to compensation and benefits thereafter, except to pay the Executive or his heirs, administrators or executors as set forth in this Section.

(b)  Termination by Company for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment for Cause. For purposes of this Section 6(b), any good faith determination by the Board of Cause shall be binding and conclusive on all interested parties. In the event that the Term of Employment is terminated by the Company for Cause, the Executive shall be entitled only to the Accrued Obligations, payable as soon as practicable following the Termination Date.

(c)  Disability. The Company shall have the option to terminate the Term of Employment upon written notice to the Executive, at any time during which the Executive is suffering from a Disability. In the event that the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled to:

(i)  the Accrued Obligations, payable as soon as reasonably practicable following the Termination Date;

(ii)  the Severance Amount, payable in equal monthly installments during the Severance Term commencing with the first calendar month immediately following the month in which the employment of Executive has been terminated;

(iii)  continuation of the health benefits provided to the Executive and his covered dependents under the Company health plans as in effect from time to time after the date of such termination with the Company paying all premiums relating thereto until the earlier of: (A) eighteen (18) months following the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA; and

(iv)  all Options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(d)  Death. In the event that the Term of Employment is terminated due to the Executive’s death, the estate of the Executive shall be entitled to:

(i)  the Accrued Obligations, payable as soon as reasonably practicable following the Termination Date;

(ii)  the Severance Amount, payable in equal monthly installments during the Severance Term commencing with the first calendar month immediately following the month in which the employment of Executive has been terminated;

(iii)  continuation of the health benefits provided to the Executive’s covered dependents under the Company health plans as in effect from time to time after the Executive’s death with the Company paying all premiums relating thereto until eighteen (18) months following the Termination Date; provided, however, that as a condition of continuation of such benefits, the Company may require the covered dependents to elect to continue such health insurance pursuant to COBRA; and

(iv)  all Options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(e)  Termination Without Cause. The Company may terminate the Term of Employment at any time without Cause, by written notice to the Executive. In the event that the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability), the Executive shall be entitled to:

(i)  the Accrued Obligations, payable as soon as practicable following the Termination Date;

(ii)  the Severance Amount, payable in equal monthly installments during the Severance Term;

(iii)  continuation of the health benefits provided to the Executive and his covered dependents under the Company health plans as in effect from time to time after the date of such termination with the Company paying all premiums relating thereto until the earlier of: (A) twelve (12) months following the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA; and

(iv)  any options granted to Executive to purchase the Company’s common stock prior to or after the date of this Agreement shall immediately vest and be exercisable for a period of six (6) months from the date of the termination; provided, however, such period of six (6) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances.

(f)  Termination by Executive for Good Reason. The Executive may terminate the Term of Employment for Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Executive’s termination shall be effective upon the date immediately following the expiration of the thirty (30) day notice period, and the Executive shall be entitled to the same payments and benefits as provided in Section 6(e) above for a termination due to the Executive’s Termination Without Cause.

(g)  Termination by Executive Without Good Reason. The Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by the Executive under this Section 6(g), the Executive shall be entitled only to the Accrued Obligations. In the event of termination of the Executive’s employment under this Section 6(g), the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination and still have it treated as a termination without Good Reason.

(h)  Termination Upon Expiration Date. In the event that Executive’s employment with the Company terminates upon the expiration of the Term of Employment, the Executive shall be entitled to only the Accrued Obligations.

(i)  Change in Control of the Company. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the six (6) month period immediately following the Change in Control of the Company, then the Executive shall be entitled to the same payments and benefits as provided in Section 6(e) above for a termination due to the Executive’s Termination Without Cause.

(j)  Cooperation. Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company or any Related Entity may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company or any Related Entity, with respect to any investigation or the Company’s or any Related Entity’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 6(j) upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 6(j).

7.  Intentionally Omitted.

8.  Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

9.  Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10.  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.

11.  Arbitration.

(a)  Exclusive Remedy. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. Except as otherwise provided in Section 11 hereof, the parties agree that any dispute between the parties arising out of or relating to the Executive’s employment, or to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment shall be resolved by arbitration in New York County, New York area, in accordance with the National Employment Arbitration Rules of the American Arbitration Association, as modified by the provisions of this Section 11. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. The parties acknowledge and agree that their obligations under this arbitration agreement survive the expiration or termination of this Agreement and continue after the termination of the employment relationship between the Executive and the Company. Except as otherwise provided in Section 11 hereof, by election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

(b)  Arbitration Procedure and Arbitrator’s Authority. In the arbitration proceeding, each party shall be entitled to engage in any type of discovery permitted by the Federal Rules of Civil Procedure, to retain its own counsel, to present evidence and cross-examine witnesses, to purchase a stenographic record of the proceedings, and to submit post-hearing briefs. In reaching his/her decision, the arbitrator shall have no authority to add to, detract from, or otherwise modify any provision of this Agreement. The arbitrator shall submit with the award a written opinion which shall include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(c)  Effect of Arbitrator’s Decision; Arbitrator’s Fees. The decision of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute, to the full extent permitted by law. In all cases in which applicable federal law precludes a waiver of judicial remedies, the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Executive in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute. If the arbitrator finds that the Executive was terminated in violation of law or this Agreement, the parties agree that the arbitrator acting hereunder shall be empowered to provide the Executive with any remedy available should the matter have been tried in a court, including equitable and/or legal remedies, compensatory damages and back pay. The arbitrator’s fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the non-prevailing party.

12.  Restrictive Covenants.

(a)  Executive recognizes and acknowledges that the Company, Related Entities and their subsidiaries, through the expenditure of considerable time and money, have developed and will continue to develop in the Confidential Information. In consideration of his continued employment by the Company hereunder, Executive agrees that he will not, during the Restricted Period, directly or indirectly, make any disclosure of Confidential Information now or hereafter possessed by the Company, Related Entities, and/or any of their current or future, direct or indirect subsidiaries (collectively, the "Group"), to any person, partnership, corporation or entity either during or after the term hereunder, except to employees of the Group and to others within or without the Group, as Executive may deem necessary in order to conduct the Group's business and except as may be required pursuant to any court order, judgment or decision from any court of competent jurisdiction. The foregoing shall not apply to information which is in the public domain on the date hereof; which, after it is disclosed to Executive by the Group, is published or becomes part of the public domain through no fault of Executive; which is known to Executive prior to disclosure thereof to him by the Group as evidenced by his written records; or, after Executive is no longer employed by the Group, which is thereafter disclosed to Executive in good faith by a third party which is not under any obligation of confidence or secrecy to the Group with respect to such information at the time of disclosure to him. The provisions of this Section 6 shall continue in full force and effect notwithstanding termination of Executive's employment under this Agreement or otherwise.

(b) Executive agrees that if the Company has made and is continuing to make all required payments to him upon and after termination of his employment, then during the Restricted Period, Executive shall neither directly and/or indirectly (a) solicit, hire and/or contact any prior (within twelve (12) months) or then current employee of the Company and/or Related Entities nor any of their respective direct and/or indirect subsidiaries (collectively, the "Applicable Entities"), nor (b) solicit any business with any prior (within twelve (12) months of termination) or then current customer and/or client of the Applicable Entities. In addition, Executive shall not attempt (directly and/or indirectly) to do anything either by himself or through others that he is prohibited from doing pursuant to this Section 12. Given that this Agreement is providing significant benefits to Executive, Executive hereby agrees that during the Restricted Period, without the prior written consent of the Board, he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with any business of the Applicable Entities. For purposes of this section, a business shall be deemed to be in competition with any business of the Applicable Entities if it is materially involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by any member of the Applicable Entities within the same geographic area in which such member of the Applicable Entities effects such purchases, sales or dealings or renders such services; provided, however, that for the period commencing with the termination of Executive's employment, a business shall be deemed to be in competition with any business of the Applicable Entities only if it is materially involved in the retail brokerage business. Notwithstanding the foregoing, Executive shall be allowed to make passive investments in publicly held competitive businesses as long as his ownership is less than 5% of such business.

(c) Executive acknowledges that the restrictive covenants (the "Restrictive Covenants") contained in this Section 12 are a condition of his continued employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable. If Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Company, in addition to and not in lieu of any other rights and remedies it may have at law or in equity, shall have the right to injunctive relief; it being acknowledged and agreed to by Executive that any such breach or threatened breach would cause irreparable and continuing injury to the Company and that money damages would not provide an adequate remedy to the Company.

13.  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

14.  Survival. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment hereunder, including without limitation, the Company’s obligations under Section 6, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.

15.  Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier or sent by registered or certified mail, return receipt requested addressed as set forth herein. Notices personally delivered or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to National Holdings Corporation, 120 Broadway, 27th Floor, New York, NY 10271, Attention: Chief Executive Officer, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

16.  Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

17.  Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

18.  Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

19.  Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

20.  No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

21.  Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22.  No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

23.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

24.  Indemnification.

(a)  Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, Executive or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including reasonable attorney’s fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

(b)  The Company shall pay any expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 24 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than 10 days following the Executive’s delivery to the Company of a written request for an advance pursuant to this Section 24, together with a reasonable accounting of such expenses.

(c)  The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 24 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

(d)  The Company shall make the advances contemplated by this Section 24 regardless of the Executive’s financial ability to make repayment, and regardless whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 24 shall be unsecured and interest-free.

(e)  The provisions of this Section 24 shall survive the termination of the Term of Employment or expiration of the term of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

NATIONAL HOLDINGS CORPORATION

By: ______________________________
Name: ____________________________
Title: _____________________________

EXECUTIVE:

___________________________________
ALAN B. LEVIN

EXHIBIT A

FORM OF RELEASE

I, ALAN B. LEVIN, on behalf of myself and my heirs, successors and assigns, in consideration of the performance by National Holdings Corporation., a Delaware corporation (together with its Subsidiaries, the “Company”), of its material obligations under the Employment Agreement, dated as of ________ 2008 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company, its Affiliates, each such Person’s respective successors and assigns and each of the foregoing Persons’ respective present and former directors, officers, partners, stockholders, members, managers, agents, representatives, employees (and each such Person’s respective successors and assigns) (collectively, the “Released Parties”) to the extent provided below.

1. I understand that any payments or benefits paid or granted to me under Section 6 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 6 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2. I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release), whether under the laws of the United States or another jurisdiction and whether known or unknown, suspected or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, have or may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided, however, that nothing contained in this General Release shall apply to, or release the Company from, (i) any obligation of the Company contained in the Agreement to be performed after the date hereof or (ii) any vested or accrued benefits pursuant to any employee benefit plan, program or policy of the Company.

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I covenant that I shall not directly or indirectly, commence, maintain or prosecute or sue any of the Released Persons either affirmatively or by way of cross-complaint, indemnity claim, defense or counterclaim or in any other manner or at all on any Claim covered by this General Release. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7. I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

8. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, FINRA or any other self-regulatory organization or governmental entity.

9. Without limitation of any provision of the Agreement, I hereby expressly re-affirm my obligations under Section 12 under the Agreement.

10. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a) I HAVE READ IT CAREFULLY;

(b) I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY (VIA THE AGREEMENT AND THIS RELEASE) BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e) I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _______________ __, _____ TO CONSIDER IT AND THE CHANGES MADE SINCE THE _______________ __, _____ VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f) THE CHANGES TO THE AGREEMENT SINCE _______________ ___, _____ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g) I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EIGHTH DAY FOLLOWING EXECUTION OF THE AGREEMENT;

(h) I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i) I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

(j) THIS RELEASE SHALL REMAIN IN FULL FORCE AND EFFECT SO LONG AS THE COMPANY IS IN COMPLIANCE WITH ITS OBLIGATIONS TO PAY SEVERANCE AND PROVIDE THE OTHER POST-TERMINATION BENEFITS UNDER THE AGREEMENT, SUBJECT TO THE EXECUTIVE CONTINUING TO ABIDE BY THE POST-TERMINATION OBLIGATIONS AND COVENANTS CONTAINED IN THE AGREEMENT.

DATE: ___________ __, ______    ______________________________
Alan B. Levin

Exhibit D

NATIONAL HOLDING CORPORATION
120 Broadway, 27th Floor
New York, NY 10271

_________________, 200_

Mark Goldwasser
120 Broadway, 27th Floor
New York, New York 10271

Dear Mark:

  We are pleased to inform you that National Holdings Corporation (the “Company”), has granted you a nonqualified option (the “Option”) to purchase the greater of (i) 1,000,000 shares of the Company’s common stock, par value $.02 per share (the “Common Stock”) or (ii) 5% of all the Company’s actually issued and outstanding shares of Common Stock immediately after consummation of the Merger, but giving effect to the shares of Common Stock issuable upon conversion of the Company’s existing shares of Series A Preferred Stock, at a purchase price of $__________[to be calculated on a 10-day trailing closing price of National’s stock prior to Effective Date of Merger] per share (any of the underlying shares of Common Stock to be issued upon exercise of the Option are referred to hereinafter as the “Shares”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the employment agreement of even date herewith between you and the Company (“Employment Agreement”).

1. Subject to the terms hereof, the Option may be exercised on or prior to ____________, 2015 (after which date the Option will, to the extent not previously exercised, expire). The Option shall vest and become exercisable as to 25% of the Shares on and after each of ___________, 2008, 2009, 2010 and 2011, provided you are then still employed by of the Company.

     2. The Option, from and after the date it vests and becomes exercisable pursuant to Section 1 hereof, may be exercised in whole or in part by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit 1 (or such other form approved by the Company), specifying the number of the Shares to be purchased and the purchase price therefor, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash or by delivering shares of Common Stock already owned by you for at least six months and having a Fair Market Value on the date of exercise equal to the purchase price of the Option being exercised, or a combination of such shares and cash. Fair Market Value, unless otherwise required by any applicable provision of the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto and the regulations promulgated thereunder, means, as of any given date: (i) if the Common Stock is listed on a national securities exchange or quoted on the Nasdaq Global Select, Global or Capital Markets (collectively, the “Nasdaq Markets”), the last sale price of the Common Stock in the principal trading market for the Common Stock on the last trading day on or before such date, as reported by the exchange or Nasdaq, as the case may be; (ii) if the Common Stock is not listed on a national securities exchange or quoted on any of the Nasdaq Markets, but is traded in the over-the-counter market, the last sale price for the Common Stock on the last trading day on or before such date for which such quotations are reported by the OTC Bulletin Board or the National Quotation Bureau, Incorporated or similar publisher of such quotations; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Compensation Committee of the Company shall determine, in good faith.

          In addition, payment of the purchase price of the Shares to be purchased may also be made by delivering a properly executed notice to the Company, together with a copy of the irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if required, the amount of any federal, state or local withholding taxes.

          No Shares shall be issued until full payment therefor has been made. You shall have all of the rights of a shareholder of the Company holding the Common Stock that is subject to the Option (including, if applicable, the right to vote the Shares and the right to receive dividends thereon), when you have given written notice of exercise, have paid in full for such Shares and, if requested, have given the certificate described in Section 9 hereof.

3. The Option shall immediately vest and become exercisable as to all of the Shares pursuant to the terms and conditions of the Employment Agreement.

    4. In the event your employment with the Company is terminated, the Option shall forthwith terminate, provided that you may exercise any then unexercised portion of the Option then vested and exercisable pursuant to Section 1 hereof at any time prior to the earlier of nine months after such date, or the expiration of the Option.

    5. The Option is not transferable except (i) by will or the applicable laws of descent and distribution or (ii) for transfers to your family members or trusts or other entities whose beneficiaries are your family members, provided that such transfer is being made for estate, tax and/or personal planning purposes and will not have adverse tax consequences to the Company. In such event, the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer.

    6. In the event of your death or Disability, the Option may be exercised by your personal representative or representatives, or by the person or persons to whom your rights under the Option shall pass by will or by the applicable laws of descent and distribution, within the nine-month period following termination due to death or Disability.

    7. In the event of any change in the shares of Common Stock of the Company as a whole occurring as the result of a stock split, reverse stock split, stock dividend payable on shares of Common Stock, combination or exchange of shares, or other extraordinary or unusual event occurring after the date hereof, the Board of Directors of the Company (“Board”), or a committee thereof shall make appropriate adjustments in the terms of the Option to preserve the economic interest of the grant. Any such adjustments will be made by the Board, or a committee thereof, whose determination will be final, binding and conclusive.

8.  The grant of the Option does not confer on you any right to continue in the employ of the Company or any of its subsidiaries or affiliates or interfere in any way with the right of the Company or its subsidiaries or affiliates to terminate the term of your employment.

9. The Company shall require as a condition to the exercise of any portion of the Option that you pay to the Company, or make other arrangements regarding the payment of, any federal state or local taxes required by law to be withheld as a result of such exercise.

10. Unless at the time of the exercise of any portion of the Option a registration statement under the Securities Act of 1933, as amended (the “Act”), is in effect as to the Shares, the Shares shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the Option, in whole or in part, you agree to execute and deliver to the Company a reasonable certificate to such effect.

    11. You understand and acknowledge that: (i) any Shares purchased by you upon exercise of the Option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold); (iii) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; (iv) the Company shall place an appropriate “stop transfer” order with its transfer agent with respect to such Shares; and (v) you shall abide by all of the Company’s policies in effect at the time you acquire any Shares and thereafter, including the Company’s Insider Trading Policy, with respect to the ownership and trading of the Company’s securities.

12. The Company shall use commercially reasonable to file and keep in effect a Registration Statement on Form S-8 registering under the Act the Shares issuable to you upon exercise of the Option.

13. The Company represents and warrants to you as follows: (i) this agreement and the grant of the Option hereunder have been authorized by all necessary corporate action by the Company and this agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms; (ii) the grant of the Option to you on the terms set forth herein will be exempt from the provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3(d) thereunder; (iii) the Company will obtain, at its expense, any regulatory approvals necessary or advisable in connection with the grant of the Option or the issuance of the Shares; and (iv) the Company currently has reserved and available, and will continue to have reserved and available during the term of the Option, sufficient authorized and issued shares of its Common Stock for issuance upon exercise of the Option.

14. This agreement and the Employment Agreement contain all the understandings between the Company and you pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and you with respect hereto. No provision of this agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by you and a duly authorized officer of the Company. No waiver by the Company or you of any breach by the other party hereto of any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time. If any provision of this agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law. This agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Would you kindly evidence your acceptance of the Option and your agreement to comply with the provisions hereof by executing this agreement in the space provided below.

Very truly yours, NATIONAL HOLDINGS CORPORATION

By:
Authorized Representative

AGREED TO AND ACCEPTED:

Mark Goldwasser

EXHIBIT 1

NATIONAL HOLDING CORPORATION
120 Broadway, 27th Floor
New York, NY 10271

Gentlemen:

     Notice is hereby given of my election to purchase ____________ shares of Common Stock, $.02 par value (the “Shares”), of National Holdings Corporation, at a price of $_________ per Share, pursuant to the provisions of the stock option granted to me on ____________, 200_. Enclosed in payment for the Shares is:

          ☐     my check in the amount of $______.

          ☐     ______ Shares having a total value of $________, such value being based on the Fair Market Value of the Shares on the date of exercise.

     The following information is supplied for use in issuing and registering the Shares purchased hereby:

Number of Certificates and Denominations	_______________________________

Name	_______________________________

Address	_______________________________

_______________________________

_______________________________

Social Security No.	_______________________________

Dated:

Very truly yours,

Mark Goldwasser

Exhibit E

NATIONAL HOLDING CORPORATION
120 Broadway, 27th Floor
New York, NY 10271
_________________, 200_

Leonard J. Sokolow
3010 North Military Trail, Suite 300
Boca Raton, FL 33431

Dear Lenny:

We are pleased to inform you that National Holdings Corporation (the “Company”), has granted you a nonqualified option (the “Option”) to purchase the greater of (i) 1,000,000 shares of the Company’s common stock, par value $.02 per share (the “Common Stock”) or (ii) 5% of all the Company’s actually issued and outstanding shares of Common Stock immediately after consummation of the Merger, but giving effect to the shares of Common Stock issuable upon conversion of the Company’s existing shares of Series A Preferred Stock, at a purchase price of $__________[to be calculated on a 10-day trailing closing price of National’s stock prior to Effective Date of Merger] per share (any of the underlying shares of Common Stock to be issued upon exercise of the Option are referred to hereinafter as the “Shares”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the employment agreement of even date herewith between you and the Company (“Employment Agreement”).

1. Subject to the terms hereof, the Option may be exercised on or prior to ____________, 2015 (after which date the Option will, to the extent not previously exercised, expire). The Option shall vest and become exercisable as to 25% of the Shares on and after each of ___________, 2008, 2009, 2010 and 2011, provided you are then still employed by of the Company.

2. The Option, from and after the date it vests and becomes exercisable pursuant to Section 1 hereof, may be exercised in whole or in part by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit 1 (or such other form approved by the Company), specifying the number of the Shares to be purchased and the purchase price therefor, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash or by delivering shares of Common Stock already owned by you for at least six months and having a Fair Market Value on the date of exercise equal to the purchase price of the Option being exercised, or a combination of such shares and cash. Fair Market Value, unless otherwise required by any applicable provision of the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto and the regulations promulgated thereunder, means, as of any given date: (i) if the Common Stock is listed on a national securities exchange or quoted on the Nasdaq Global Select, Global or Capital Markets (collectively, the “Nasdaq Markets”), the last sale price of the Common Stock in the principal trading market for the Common Stock on the last trading day on or before such date, as reported by the exchange or Nasdaq, as the case may be; (ii) if the Common Stock is not listed on a national securities exchange or quoted on any of the Nasdaq Markets, but is traded in the over-the-counter market, the last sale price for the Common Stock on the last trading day on or before such date for which such quotations are reported by the OTC Bulletin Board or the National Quotation Bureau, Incorporated or similar publisher of such quotations; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Compensation Committee of the Company shall determine, in good faith.

          In addition, payment of the purchase price of the Shares to be purchased may also be made by delivering a properly executed notice to the Company, together with a copy of the irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if required, the amount of any federal, state or local withholding taxes.

          No Shares shall be issued until full payment therefor has been made. You shall have all of the rights of a shareholder of the Company holding the Common Stock that is subject to the Option (including, if applicable, the right to vote the Shares and the right to receive dividends thereon), when you have given written notice of exercise, have paid in full for such Shares and, if requested, have given the certificate described in Section 9 hereof.

3. The Option shall immediately vest and become exercisable as to all of the Shares pursuant to the terms and conditions of the Employment Agreement.

    4. In the event your employment with the Company is terminated, the Option shall forthwith terminate, provided that you may exercise any then unexercised portion of the Option then vested and exercisable pursuant to Section 1 hereof at any time prior to the earlier of nine months after such date, or the expiration of the Option.

    5. The Option is not transferable except (i) by will or the applicable laws of descent and distribution or (ii) for transfers to your family members or trusts or other entities whose beneficiaries are your family members, provided that such transfer is being made for estate, tax and/or personal planning purposes and will not have adverse tax consequences to the Company. In such event, the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer.

    6. In the event of your death or Disability, the Option may be exercised by your personal representative or representatives, or by the person or persons to whom your rights under the Option shall pass by will or by the applicable laws of descent and distribution, within the nine-month period following termination due to death or Disability.

    7. In the event of any change in the shares of Common Stock of the Company as a whole occurring as the result of a stock split, reverse stock split, stock dividend payable on shares of Common Stock, combination or exchange of shares, or other extraordinary or unusual event occurring after the date hereof, the Board of Directors of the Company (“Board”), or a committee thereof shall make appropriate adjustments in the terms of the Option to preserve the economic interest of the grant. Any such adjustments will be made by the Board, or a committee thereof, whose determination will be final, binding and conclusive.

8.  The grant of the Option does not confer on you any right to continue in the employ of the Company or any of its subsidiaries or affiliates or interfere in any way with the right of the Company or its subsidiaries or affiliates to terminate the term of your employment.

9. The Company shall require as a condition to the exercise of any portion of the Option that you pay to the Company, or make other arrangements regarding the payment of, any federal state or local taxes required by law to be withheld as a result of such exercise.

10. Unless at the time of the exercise of any portion of the Option a registration statement under the Securities Act of 1933, as amended (the “Act”), is in effect as to the Shares, the Shares shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the Option, in whole or in part, you agree to execute and deliver to the Company a reasonable certificate to such effect.

11. You understand and acknowledge that: (i) any Shares purchased by you upon exercise of the Option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold); (iii) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; (iv) the Company shall place an appropriate “stop transfer” order with its transfer agent with respect to such Shares; and (v) you shall abide by all of the Company’s policies in effect at the time you acquire any Shares and thereafter, including the Company’s Insider Trading Policy, with respect to the ownership and trading of the Company’s securities.

12. The Company shall use commercially reasonable to file and keep in effect a Registration Statement on Form S-8 registering under the Act the Shares issuable to you upon exercise of the Option.

13. The Company represents and warrants to you as follows: (i) this agreement and the grant of the Option hereunder have been authorized by all necessary corporate action by the Company and this agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms; (ii) the grant of the Option to you on the terms set forth herein will be exempt from the provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3(d) thereunder; (iii) the Company will obtain, at its expense, any regulatory approvals necessary or advisable in connection with the grant of the Option or the issuance of the Shares; and (iv) the Company currently has reserved and available, and will continue to have reserved and available during the term of the Option, sufficient authorized and issued shares of its Common Stock for issuance upon exercise of the Option.

14. This agreement and the Employment Agreement contain all the understandings between the Company and you pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and you with respect hereto. No provision of this agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by you and a duly authorized officer of the Company. No waiver by the Company or you of any breach by the other party hereto of any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time. If any provision of this agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law. This agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Would you kindly evidence your acceptance of the Option and your agreement to comply with the provisions hereof by executing this agreement in the space provided below.

Very truly yours,

NATIONAL HOLDINGS CORPORATION

By:
Authorized Representative

AGREED TO AND ACCEPTED:

Leonard J. Sokolow

EXHIBIT 1

NATIONAL HOLDING CORPORATION
120 Broadway, 27th Floor
New York, NY 10271

Gentlemen:

     Notice is hereby given of my election to purchase ____________ shares of Common Stock, $.02 par value (the “Shares”), of National Holdings Corporation, at a price of $_________ per Share, pursuant to the provisions of the stock option granted to me on ____________, 200_. Enclosed in payment for the Shares is:

☐	my check in the amount of $______.

☐	______ Shares having a total value of $________, such value being based on the Fair Market Value of the Shares on the date of exercise.

     The following information is supplied for use in issuing and registering the Shares purchased hereby:

Number of Certificates and Denominations	_______________________________

Name	_______________________________

Address	_______________________________

_______________________________

_______________________________

Social Security No.	_______________________________
Dated:

Very truly yours,

Leonard J. Sokolow

Exhibit G

NATIONAL HOLDINGS CORPORAION

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is made and entered into as of this _____day of ___________, 2008 by and among National Holdings Corporation, a Delaware corporation (the "Company"), and the persons listed on Schedule I hereto (individually, a "Director" and collectively the "Directors").

RECITALS:

A. The Directors are the beneficial owners of an aggregate of [2,117,968] shares of the common stock of the Company, par value $.02 per share, including shares underlying the Company’s Series A Preferred Stock (the "Common Stock").

B. The Company has entered into that certain Agreement and Plan of Merger dated as of November 7, 2007 (as the same may be amended, supplemented or otherwise modified in accordance with its terms, the “Merger Agreement”) by and among the Company, vFinance, Inc. (“vFinance”) and VFIN Acquisition Corporation, a wholly-owned subsidiary of the Company (“Merger Sub”) whereby the Merger Sub shall merge with and into vFinance (the "Merger").

C. Pursuant to Section 8.1(i) of the Merger Agreement, it is a condition to the completion of the Merger that the Directors enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Voting.

1.1 Director Shares. Each of the Directors agrees to hold all shares of Common Stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company beneficially owned by each of the Directors after the date hereof (hereinafter collectively referred to as the "Director Shares") subject to, and to vote the Director Shares in accordance with, the provisions of this Agreement.

1.2 Nomination of Directors.

(a) Each of the Directors shall vote and shall take all other necessary or desirable actions within his control, (including, without limitation, execution of written consents or resolutions in lieu of meetings), from time to time and at all times in whatever manner shall be necessary, to ensure that each of the following persons is nominated to serve as a director of the Company: Mark Goldwasser ("Goldwasser"), Leonard Sokolow ("Sokolow"), Christopher C. Dewey (“Dewey”), Charles Modica (“Modica”), Jorge Ortega (“Ortega”), and up to three directors nominated by Goldwasser, which shall be reasonably satisfactory to vFinance (the "Goldwasser Nominated Director") and up to one additional director nominated by Sokolow, which shall be reasonably satisfactory to the Company (together with Modica and Ortega, the “Sokolow Nominated Directors”). In the event that: (i) Goldwasser beneficially owns less than 150,000 shares of the Common Stock, then the other Directors will not be obligated to nominate Goldwasser to serve as a member of the Company's board of directors and the Goldwasser Nominated Directors to serve as members of the Company's board of directors, and, as long as Goldwasser owns more than 150,000 shares of the Common Stock, Goldwasser shall have the right to designate a person (the "Replacement Director") to replace any Goldwasser Nominated Director and, assuming the Replacement Director is reasonably satisfactory to the other Directors, all of the other Directors shall vote to nominate the Replacement Director to the Company's board of directors; (ii) Dewey beneficially owns less than 150,000 shares of the Common Stock, then the other Directors will not be obligated to nominate such person; and (iii) Sokolow beneficially owns less than 150,000 shares of the Common Stock, then the other Directors will not be obligated to nominate such person, or the Sokolow Nominated Directors to serve as members of the Company's board of directors, and, as long as Sokolow owns more than 150,000 shares of the Common Stock, Sokolow shall have the right to designate a Replacement Director to replace a Sokolow Nominated Director and, assuming the Replacement Director is reasonably satisfactory to the other Directors, all of the other Directors shall vote to nominate the Replacement Director to the Company's board of directors.

(b) In the event of changes in all of the outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, or exchanges of shares or other similar transactions, the number of shares set forth in Section 1.2(a) hereof, shall automatically be proportionately adjusted.

1.3 Election of Directors.

(a) Each of the Directors shall vote all of his Director Shares and take all other necessary or desirable actions within his control (including, without limitation, execution of written consents or resolutions in lieu of meetings), from time to time and at all times in whatever manner shall be necessary, to ensure that all of the persons nominated to be members of the Company's board of directors pursuant to Section 1.2 hereof are elected as directors of the Company.

(b) The Directors will be present, in person or by proxy, at all meetings of the stockholders of the Company at which directors are elected so that all Director Shares may be counted for the purpose of determining the presence of a quorum at meetings and voted as required herein.

1.4 Legend.

(a) Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing the Director Shares owned or hereinafter acquired the following restrictive legend (the "Legend"):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH VOTING AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

(b) Except as provided in Section 1.4 (c) hereof, the Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance of otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Director Shares theretofore represented by a certificate carrying the Legend.

(c) The Company shall instruct the transfer agent to remove the Legend in the case of a bona fide sale or transfer which does not represent a Negotiated Sale, as such term is defined in Section 1.5 hereof.

1.5 Successors. The provisions of this Agreement shall be binding upon the successors in interest to any of the Director Shares in a private sale or transfer or in a privately negotiated public block sale or transfer (collectively, a “Negotiated Sale”). In the case of a Negotiated Sale, the Company shall not permit the transfer of any of the Director Shares on its books or issue a new certificate representing any of the Director Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Director.

1.6 Other Rights. Except as provided by this Agreement or any other agreement entered into in connection with the Merger Agreement, each Director shall exercise the full rights of a holder of capital stock of the Company with respect to the Director Shares.

2.	Termination.

2.1 This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

(a) the date of the closing of the Company’s merger into or consolidation with any other corporation or other entity, or any other corporate reorganization, in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, provided that this Section 2.1(a) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company;

(b) the date as of which all the parties hereto terminate this Agreement by written consent;

(c) the date that all of the Directors beneficially own less than one percent (1%) of the Common Stock;

(d) upon the fifth anniversary of this Agreement; or

(e) upon listing of the Company’s common stock on AMEX, the NASDAQ Capital Market or NASDAQ Global Market.

2.2 In the event that (i) Goldwasser shall cease to be employed with the Company, then Sokolow’s obligation to vote for Goldwasser and the Goldwasser Nominated Director shall terminate but Goldwasser’s obligation to vote for Sokolow and the Sokolow Nominated Directors shall not be terminated and (ii) Sokolow shall cease to be employed with the Company then Goldwasser’s obligation to vote for Sokolow and the Sokolow Nominated Directors shall terminate but Sokolow’s obligation to vote for Goldwasser and the Goldwasser Nominated Directors shall not be terminated; provided further however, that nothing contained in this Section 2.2 shall prohibit Goldwasser or Sokolow from voting for the other or their nominated directors regardless of the employment status of Goldwasser or Sokolow, as the case may be.

3.	Miscellaneous.

3.1 Director Ownership. Each Director represents and warrants to each other that (a) such Director now owns the Director Shares set forth opposite his name on Schedule I, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such Director has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Director enforceable in accordance with its terms.

3.2 Director Further Action. If and whenever the Director Shares are sold, the Directors or the personal representative of the Directors shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of the Director Shares to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement.

3.3 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

3.4 Governing Law. This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware as such laws apply to agreements to be performed entirely within the State of Delaware.

3.5 Amendment or Waiver. This Agreement may be amended (or provisions of this Agreement waived) only by an instrument in writing signed by all of the parties hereto. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party.

3.6 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.7 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

3.8 Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Director Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Director Shares for purposes of this Agreement.

3.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

3.10 Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

3.11 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

3.12 Entire Agreement. This Agreement and the Schedule attached hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

3.13 Consent To the Exclusive Jurisdiction Of the Courts Of New York; Waiver of Jury Trial; Arbitration.

(a) SUBJECT TO THE ARBITRATION PROVISONS OF SUBSECTION (e) BELOW, EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL, STATE AND LOCAL COURTS LOCATED IN THE STATE OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD.

(b) EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE FEDERAL, STATE AND LOCAL COURTS LOCATED IN THE STATE OF NEW YORK AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS ARTICLE XIV OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(c) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 12(k).

(d) EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(e) Any controversy, dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or validity hereof or any transaction contemplated hereby (any such controversy, dispute or claim being referred to as a “Dispute”) shall be finally settled by arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules then in force (the “AAA Rules”) of the American Arbitration Association (the “AAA”). There shall be a panel of three arbitrators who shall be appointed pursuant to AAA procedure, in each case, within fifteen (15) business days of receipt of the demand for arbitration by the respondent(s) in any such proceeding. Each of the arbitrators shall be an attorney with no less than fifteen (15) years’ experience in the practice of business law (preferably with experience in the acquisition and financing of businesses such as those engaged in by the Company and the Subsidiaries at the time such dispute arises) who shall not have performed any legal services for any of the parties or person controlled by any of the parties for a period of 5 years prior to the date the demand for arbitration is received by the respondent(s). The situs for an arbitration pursuant to this Section shall be New York, New York. A final award shall be rendered as soon as reasonably possible and, in any event, within ninety (90) days of the appointment of the panel of arbitrators; provided, however, that if the arbitrators determine by majority vote that fairness so requires, such ninety (90) day period may be extended by no more than sixty (60) additional days. The parties agree that the arbitrators shall have the right and power to shorten the length of any notice periods or other time periods provided in the AAA Rules and to implement Expedited Procedures under the AAA Rules in order to ensure that the arbitration process is completed within the time frames provided herein. The arbitration decision or award shall be reasoned and in writing. Judgment on the decision or award rendered by the arbitrators may be entered and specifically enforced in any court having jurisdiction thereof. Notwithstanding the provisions of Section 12(d), any arbitration held pursuant to the provisions of this Section shall be governed by the Federal Arbitration Act. All arbitrations commenced pursuant to this Agreement while any other arbitration hereunder shall be in progress shall be consolidated and heard by the initially constituted panel of arbitrators.

3.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

3.15 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.

COMPANY:

National Holdings Corporation

By:
Mark Goldwasser, Chairman and CEO

DIRECTORS:

Mark Goldwasser

Leonard Sokolow

Christopher Dewey

SCHEDULE I

LIST OF STOCKHOLDERS

Name	No. of Shares
1. Mark Goldwasser	[930,473	]
2. Leonard Sokolow	[823,621	]
3. Christopher C. Dewey	[363,874	]

Exhibit H

EMPLOYMENT TERMINATION AGREEMENT

This Employment Termination Agreement (the “Agreement”) dated as of [●], 2007 (the “Effective Date”) is entered into between vFinance, Inc. (the “Employer”) and Leonard J. Sokolow (the “Employee”) (collectively, the “Parties”).

RECITALS:

A. The Employee is employed as Chairman and Chief Executive Officer of Employer pursuant to an Amended and Restated Employment Agreement dated November 16, 2004, as amended on May 12 and December 29, 2006 (the “Employment Agreement”);

B. Upon the merger with a wholly-owned subsidiary of National Holdings Corporation (“National”), the principal office of the Employer will be relocated to New York (the “Merger”);

C. Pursuant to the terms of the Employment Agreement, as a result of the Merger of National and the relocation of the principal office of the Employer, Employee would be entitled to a lump sum payment of One Million One Hundred and Fifty Thousand ($1,150,000) in cash as of the effective date (“Effective Date”) of such merger;

D. The Parties have agreed that the Employment Agreement shall be terminated and replaced with a new employment agreement with National of even date herewith (the “New Employment Agreement”).

NOW, THEREFORE, the Employer and Employee agree as follows:

1. Termination of Employment. The Employee shall resign from his positions as Chairman and Chief Executive Officer of the Employer and the Employment Agreement shall terminate as of the Effective Date. From and after the Effective Date, neither party has or will have any right, liability or obligation arising under the Employment Agreement.

2. Payments.

(a) Salary and Bonus. On the Effective Date, the Employer shall pay to the Employee all salary and all accrued payments due and payable to the Employee on the Effective Date pursuant to the terms of the Employment Agreement.

(b) Triggering Event Payment. The Employer shall pay to the Employee the principal sum of $1,150,000 on the Effective Date.

3. Waiver of Acceleration of Derivative Securities. Notwithstanding the fact that in accordance with the terms of the Employment Agreement, as of the Effective Date, all Employer stock options held by Employee would otherwise become immediately and fully vested, Employee hereby waives such acceleration of Employer stock options and acknowledges that in connection with the Merger such stock options shall be exchanged for stock options of National at the applicable exchange ratio of the Merger (the “Exchanged Options”). However, in the event Employee is terminated by National with cause or Employee voluntarily resigns from National for any reason all, Exchanged Options shall become 100% vested and shall remain exercisable by the Employee or his beneficiaries for a period of nine (9) months from the date of such event; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options. Notwithstanding anything contained in the New Employment Agreement to the contrary, the terms of this Section 3 shall control with respect to the acceleration of the vesting terms of the Exchanged Options in the event of Employee’s termination of employment from the National.

4. Taxes. If any of the payments under this Agreement or any other agreement, including the acceleration of derivative securities pursuant to Section 3 of this Agreement (the “Payments”), will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) on the Employee, (or any similar tax that may hereafter be imposed) the Company shall pay to the Employee an additional amount (the “Gross-Up Payment”) in a manner consistent with Section 6(i) of the New Employment Agreement.

5. Indemnification. In accordance with and subject to Employer’s corporate bylaws, Employer recognizes its continuing duty to indemnify, defend and hold Employee harmless to the fullest extent of Delaware law for any liabilities that may arise as a result of any acts taken by Employee (including, without limitation, the failure to take action) in the course of performing his duties for Employer. In addition, in accordance with Employer’s corporate bylaws, Employer shall pay any expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities incurred by Employee in investigating, defending, settling or appealing any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Employer shall promptly pay the amount of such expenses to Employee, but in no event later than ten (10) days following Employee’s delivery to Employer of a written request for an advance pursuant to this Section 5, together with a reasonable accounting of such expenses.

6. Release. Simultaneous with the execution and delivery of this Agreement, the Employee shall deliver a release in favor of the Company substantially in form and substance identical to the release attached as Exhibit B to the New Employment Agreement.

7. Severability; Entire Agreement; Governing Law. In the event any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision. If any court refuses to enforce any part of this Agreement as written, the court shall modify that part to the minimum extent necessary to make it enforceable under applicable law, and shall enforce it as so modified. This Agreement represents the entire agreement and understanding concerning Employee’s separation from Employer. This Agreement supersedes and replaces any and all prior agreements, understandings, discussions, negotiations, or proposals concerning Employee’s relationship with Employer. This Agreement may only be amended in writing signed by the Employee and an executive officer of the Employer. This Agreement shall be governed by the laws of the State of Florida, without regard to its conflict of laws rules. Each Party hereby irrevocably submits to the exclusive jurisdiction of any Federal or state court sitting in Palm Beach County, Florida for the adjudication of any dispute arising out of or relating to the Agreement and the transactions contemplated hereunder, and hereby irrevocably waives, and agrees not to assert in any proceeding relating to this Agreement, any claim that he or it, as the case may be, is not personally subject to the jurisdiction of any such court, or that any such proceeding has been commenced in an improper or inconvenient forum.

8. Attorneys' Fees. In the event any dispute or litigation arises hereunder between any of the parties hereto, the prevailing party shall be entitled to all reasonable costs and expenses incurred by it in connection therewith (including, without limitation, all reasonable attorneys' fees and costs incurred before and at any trial or other proceeding and at all tribunal levels), as well as all other relief granted in any suit or other proceeding. As used herein, a party shall be deemed "prevailing" when it recovers (i) as to a damages claim, an aggregate of more than fifty percent (50%) of the damages which it seeks among its various asserted claims exclusive of interest, attorney's fees, costs incurred and exemplary damages and (ii) as to an equity claim, substantial injunctive or other equitable relief upon its asserted claim. Either of the parties herein shall be entitled to request the trier of fact in any dispute, litigation or arbitration between them, to determine which of the parties is "prevailing."

9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

vFinance, Inc.

By:		By:
	Leonard J. Sokolow		_____________, its _____________